   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 20, 1996

                                                      REGISTRATION NO.
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                              TOKHEIM CORPORATION
            (Exact name of Registrant as specified in its charter)

                               ----------------

         INDIANA                     3586                    35-0712500
     (State or other     (Primary Standard Industrial     (I.R.S. Employer
     jurisdiction of      Classification Code Number)   Identification Number)
    incorporation or
      organization)

                               ----------------

                             10501 CORPORATE DRIVE
                                 P.O. BOX 360
                             FORT WAYNE, IN 46801
                                (219) 470-4600
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               DOUGLAS K. PINNER
         CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             10501 CORPORATE DRIVE
                                 P.O. BOX 360
                             FORT WAYNE, IN 46801
                                (219) 470-4600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                   COPY TO:
                               WILLIAM R. KUNKEL
                SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)
                             333 WEST WACKER DRIVE
                                  SUITE 2300
                               CHICAGO, IL 60606
                                (312) 407-0700

                               ----------------

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

                        CALCULATION OF REGISTRATION FEE
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
                                         PROPOSED       PROPOSED
 TITLE OF EACH CLASS OF     AMOUNT       MAXIMUM        MAXIMUM      AMOUNT OF
    SECURITIES TO BE        TO BE     OFFERING PRICE   AGGREGATE    REGISTRATION
       REGISTERED         REGISTERED     PER UNIT    OFFERING PRICE     FEE
--------------------------------------------------------------------------------
11 1/2% Series B Senior
 Subordinated Notes..... $100,000,000      100%       $100,000,000    $30,303
--------------------------------------------------------------------------------

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                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD, NOR MAY +
+OFFERS TO BUY BE ACCEPTED, PRIOR TO THE TIME THE REGISTRATION STATEMENT       +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED NOVEMBER 20, 1996

PROSPECTUS

                              TOKHEIM CORPORATION

                  OFFER TO EXCHANGE UP TO $100,000,000 OF ITS
              11 1/2% SERIES B SENIOR SUBORDINATED NOTES DUE 2006
                       FOR ANY AND ALL OF ITS OUTSTANDING
                   11 1/2% SENIOR SUBORDINATED NOTES DUE 2006

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
               , UNLESS EXTENDED.

  Tokheim Corporation, an Indiana corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 face amount of the issued and outstanding 11 1/2% Series B Senior Subordinated Notes due 2006 (the "New Notes") of the Company for each $1,000 face amount of the issued and outstanding 11 1/2% Senior Subordinated Notes due 2006 (the "Old Notes" and, together with the New Notes, the "Notes") of the Company from the holders thereof (the "Holders"). As of the date of this Prospectus (the "Prospectus"), there was $100,000,000 aggregate face amount of the Old Notes outstanding.

  The terms of the New Notes are identical in all material respects to the Old Notes, except that the New Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and, therefore, will not bear legends restricting their transfer. In addition, the Holders of Old Notes (but not New Notes) are entitled to receive certain additional interest payments if the Exchange Offer is not consummated and, upon certain other conditions, pursuant to the Registration Rights Agreement (as defined).

  The New Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Debt (as defined), including all indebtedness of the Company under the Bank Credit Agreement (as defined). As of September 6, 1996, the Company had $74.5 million of Senior Debt outstanding. In addition, the Company may incur additional Senior Debt under its revolving credit facility up to $67.2 million. The New Notes will also be structurally subordinated to all obligations, including trade payables, of the Company's subsidiaries, which as of September 6, 1996 were approximately $129.9 million (excluding guarantees of Senior Debt). Any debt permitted to be incurred under the Indenture (other than with respect to certain intercompany debt) may be Senior Debt. As of September 6, 1996, the Company had no indebtedness which is subordinated in right of payment to the Notes.

  The New Notes are being offered hereunder to satisfy certain obligations of the Company contained in the Registration Rights Agreement. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the New
                                            (cover page continued on next page)

                                  -----------

  SEE "RISK FACTORS" ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR OLD NOTES IN THE EXCHANGE OFFER.

                                  -----------

  THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
     HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
      UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is November   , 1996

(cover page continued from previous page)

Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any Holder thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to participate in the distribution of such New Notes. Notwithstanding the foregoing, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that (i) Old Notes tendered in the Exchange Offer were acquired in the ordinary course of its business as a result of market-making or other trading activities and (ii) it will deliver a prospectus in connection with any resale of New Notes received in the Exchange Offer. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is a "underwriter" within the meaning of the Securities Act. A broker-dealer may use this Prospectus, as it may be amended or supplemented from time to time, in connection with any resale of the New Notes received in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities (other than Old Notes acquired directly from the Company). The Company has agreed to make this Prospectus available for a period of 180 days after the Expiration Date (as defined) to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer (which shall not include the expenses of any Holder in connection with resales of the New Notes). Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. If the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return the Old Notes to the Holders thereof. The Company will give oral or written notice of any extension, amendment, non-acceptance or termination of the Exchange Offer to the Holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Company can, in its sole discretion, extend the Exchange Offer indefinitely, subject to the Company's obligation to pay liquidated damages as
described above if the Exchange Offer is not consummated by March   , 1997
and, under certain circumstances, file a shelf registration statement with respect to the Old Notes. See "The Exchange Offer."

  Old Notes initially purchased by qualified institutional buyers were initially represented by a global Note in registered form, registered in the name of a nominee of The Depository Trust Company ("DTC"), as depository. The New Notes exchanged for Old Notes represented by the global Note will be represented by one or more global New Notes in registered form, registered in the name of the nominee of DTC. See "Description of the Notes--Book Entry, Delivery and Form." Except as described herein, New Notes in definitive certificated form will not be issued in exchange for the global New Note or interests therein.

  Prior to the Exchange Offer, there has been no public market for the Old Notes. In addition, the Company does not currently intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a Holder's ability to sell untendered, and tendered but unaccepted, Old Notes could be adversely affected. Following consummation of the Exchange Offer, the Holders of any remaining Old Notes will continue to be subject to the existing restrictions on transfer thereof, and the Company will have no further obligation to such Holders to provide for the registration under the Securities Act of the Old Notes, except under certain limited circumstances. See "The Exchange Offer; Purpose and Effect of the Exchange Offer." Accordingly, there can be no assurance as to the development or liquidity of any public market for the New Notes.

                             AVAILABLE INFORMATION

  The Company is subject to the reporting and other information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. The reports and other information that the Company files pursuant to the Exchange Act may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, New York, New York 10048. The Commission also maintains a web site (http://www.sec.gov) containing reports, proxy materials, information statements and other items. The indenture under which the New Notes will be issued (the "Indenture") requires the Company to file with the Commission and provide to Holders the reports and other information required to be filed with the Commission by the Exchange Act, whether or not the Company is then subject to such requirements. See "Description of the Notes--Certain Covenants-- Reports to Holders."

  In this Prospectus, references to "dollars", "US$", and "$" are to United States dollars, references to "FF" and "FRF" are to French francs and references to "United States" and "U.S." mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction. The financial statements of Sofitam are denominated in French francs. Except as otherwise stated herein, conversions of foreign currencies to U.S. dollars in the financial statements and other information included herein have been calculated, for income statement purposes, on the basis of average exchange rates over the related periods and, for balance sheet purposes, on the date thereof. These translations should not be construed as representations that the foreign currency amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rates indicated or used or at any other rates.

  THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH ARE SUBJECT TO RISKS, INHERENT UNCERTAINTY AND OTHER FACTORS THAT MAY CAUSE SUCH STATEMENTS TO BE INACCURATE. THE COMPANY HAS NO OBLIGATION, AND DOES NOT INTEND, TO UPDATE ANY OF THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN. SEE "RISK FACTORS."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company's Annual Report on Form 10-K for the year ended November 30, 1995 (as amended by Form 10-K/A filed on November 20, 1996); Quarterly Reports on Form 10-Q (as amended by Form 10Q/A's filed on November 20, 1996) for the three months ended February 29, 1996, May 31, 1996 and August 31, 1996; Current Reports on Form 8-K dated April 3, 1996, June 25, 1996 and September 6, 1996 (as amended by Form 8-K/A filed on November 20, 1996) are hereby incorporated by reference.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute as part of this Prospectus.

  The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto). Written and telephone requests for such copies should be directed to the Company's principal office: Tokheim Corporation, 10501 Corporate Drive, P.O. Box 360, Fort Wayne, Indiana 46845, Attention: Chief Financial Officer (telephone: (219) 470-4600).

                                    SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the consolidated financial statements of Tokheim and the combined financial statements of Sofitam, including the notes thereto, appearing elsewhere in this Prospectus. As used in this Prospectus, unless otherwise stated, the "Company" or "Tokheim" refers to
(i) Tokheim Corporation and its subsidiaries, pro forma for the acquisition (the "Acquisition") on September 6, 1996 by Tokheim Corporation of the equity of the petroleum dispenser business of Sofitam S.A., pursuant to an Option Agreement, dated as of May 7, 1996 (the "Option Agreement"), between Tokheim Corporation and Sofitam S.A., and the predecessor entities of the Company and
(ii) with respect to the New Notes, Tokheim only and not its subsidiaries. "Sofitam" refers to the petroleum dispenser business of Sofitam S.A. prior to the Acquisition. References in this Prospectus to fiscal years are to Tokheim's fiscal years ending November 30 or Sofitam's fiscal years ending December 31, as the case may be. Certain capitalized terms used and not defined in this Summary have the meanings given to them elsewhere in this Prospectus. The market share and other industry data contained herein relating to the petroleum dispenser and related industries, both in and outside of the United States, have been derived from industry and other sources available to the Company. While management believes that its estimates derived from such data, including as to market share data contained herein, are reasonable, no assurances can be given as to the accuracy thereof.

                                  THE COMPANY

  The combination of Tokheim and Sofitam has created one of the world's largest manufacturers and servicers of electronic and mechanical petroleum dispensing systems, including petroleum dispensers, point-of-sale ("POS") systems and dispenser payment terminals, with an ability to provide its products and services globally. Management believes that the Company's global reach, expanded product offerings and customer relationships has made it one of the strongest competitors in the industry. Pro forma for the Acquisition, the Company would have had net sales of approximately $399.0 million and EBITDA (as defined herein by the Company) of approximately $26.5 million for the fiscal year ended November 30, 1995.

  Dispensing systems are designed for and sold principally to owners of retail fuel service stations, including major oil companies ("MOCs"), independent oil companies ("IOCs"), convenience stores ("C-Stores"), hypermarkets and other retailers, and to commercial customers. Management estimates that seven manufacturers of petroleum dispensing equipment account for approximately 90% of worldwide annual sales, estimated to be between $1.5 billion and $2.0 billion, with no manufacturer accounting for more than 30%. The markets for the sale and service of petroleum dispensing systems have been expanding. In mature markets, such as the United States and western Europe, retailers and consumers are demanding the efficiency, environmental protection and convenience offered by new technologies, such as credit/debit card readers, vapor recovery systems and touch screen displays. In emerging markets, such as eastern Europe, Africa and southeast Asia, economic growth is promoting vehicle use and infrastructure development, which increase the demand for fuel and fuel dispensers. In addition, the deregulation of local markets and privatization of state-owned oil companies have created other growth opportunities.

  Tokheim. Tokheim, headquartered in the United States, is a leading manufacturer of petroleum dispensing systems, with, prior to the Acquisition, a 27% market share in the United States and strong market positions in northern Europe and southern Africa. In fiscal year 1995, approximately 85% of Tokheim's net sales were to retail customers and approximately 15% were to commercial customers, such as municipalities, Federal Express Corp., United Parcel Service of America, Inc. and Penske Corporation. In 1992, a newly-hired management team at Tokheim developed a strategic plan that increased both net sales and EBITDA from $162.1 million and $(7.3) million in fiscal 1992 to $221.6 million and $11.1 million in fiscal 1995, respectively. Revenue growth was due principally to market share gains and improved customer relationships. EBITDA improvements resulted primarily from consolidating manufacturing operations, redesigning existing products, enhancing manufacturing efficiency and divesting non-core businesses.

  Sofitam. Sofitam, headquartered in France, has been the leading manufacturer and servicer of petroleum dispensers in France and northern Africa, and a leading manufacturer in southern Europe. Prior to the Acquisition, Sofitam had a 60% market share in France, including an estimated 75% share of sales to French hypermarkets. Hypermarkets have been one of Europe's fastest growing retail segments. See "Risk Factors--Government Regulation--Hypermarkets." Sofitam believes that its two distinct brand names, EIN and Satam, have helped it maintain its leading market position in France. Unlike most of its competitors, Sofitam has serviced customers directly through an in-house service provider (Sogen S.A.), which management believes afforded a valuable competitive advantage. For the fiscal year ended December 31, 1995, Sofitam had net sales of $177.5 million (approximately 40% of which was derived from providing service) and EBITDA of $15.3 million. Sofitam was an indirect subsidiary of Compagnie Generale des Eaux ("CGE"), a large French company that recently adopted a strategy to divest its non-core businesses.

  Tokheim was formed in 1901 and its principal executive offices are located at 10501 Corporate Drive, Fort Wayne, Indiana, 46845, and its telephone number is
(219) 470-4600.

                               THE EXCHANGE OFFER

Registration Rights            The Old Notes were sold by the Company on
 Agreement.................... August 23, 1996 to BT Securities
                               Corporation and First Chicago Capital
                               Markets, Inc. (the "Initial Purchasers"), who placed the Old Notes with institutional investors. In connection therewith, the
                               Company executed and delivered for the
                               benefit of the Holders of the Old Notes a registration rights agreement (the
                               "Registration Rights Agreement") providing, among other things, for the Exchange Offer.

The Exchange Offer............ New Notes are being offered in exchange for a like face amount of Old Notes. As of the date hereof, $100,000,000 aggregate face amount of Old Notes are outstanding. The Company will issue the New Notes to Holders promptly following the Expiration Date. See "Risk Factors--Consequences of Failure to Exchange."

Expiration Date............... 5:00 p.m., New York City time, on
                                           , 1996, unless the Exchange
                               Offer is extended, in which case the term
                               "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Exchange Date................. The first day of acceptance for exchanging the Old Notes will be the first business day following the Expiration Date.

Accrued Interest on the New
 Notes and the Old Notes......
                               Each New Note will bear interest from its issuance date. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the issuance date of the New Notes. Such interest will be paid with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

Conditions to the Exchange     The Exchange Offer is subject to certain
 Offer........................ customary conditions, which may be waived by the Company. See "The Exchange Offer."
                               The Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.

Procedures for Tendering Old   Each holder of Old Notes wishing to accept
 Notes........................ the Exchange Offer must complete, sign and date the Letter of Transmittal, or a
                               facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such letter or facsimile, together with the Old Notes and any other required documentation, to the exchange agent (the "Exchange Agent") at the address set forth herein. By executing the Letter of Transmittal, each Holder represents to the Company, among other things, that (i) the New Notes acquired pursuant to the Exchange Offer by the Holder and any beneficial owners of Old
                               Notes are being obtained in the ordinary course of business of the person receiving such New Notes, (ii) neither the Holder nor such beneficial owner is participating in, intends to participate in or has an arrangement or understanding with any person to participate in the distribution of such New Notes and (iii) neither the Holder nor such beneficial owner is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker or dealer as a result of market-making activities or other trading activities (other than the acquisition of Old Notes directly from the Company), may participate in the Exchange Offer but may be deemed an "underwriter" under the Securities Act and, therefore, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New
                               Notes. The Letter of Transmittal states
                               that by so acknowledging and by delivering a prospectus, a broker or dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer--
                               Procedures for Tendering" and "Plan of
                               Distribution."

Special Procedures for         Any beneficial owner whose Old Notes are
 Beneficial Owners............ registered in the name of a broker, dealer, commercial bank, trust company or other
                               nominee and who wishes to tender should
                               contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time. See "The Exchange
                               Offer--Procedures for Tendering."

Guaranteed Delivery            Holders of Old Notes who wish to tender
 Procedures................... their Old Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, must tender their Old Notes according to the guaranteed delivery procedures set forth in "The
                               Exchange Offer--Guaranteed Delivery
                               Procedures."

Withdrawal Rights............. Tenders may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer-- Withdrawal of Tenders." Any Old Notes not accepted for any reason will be returned without expense to the tendering Holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Acceptance of Old Notes and
 Delivery of New Notes........
                               The Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Exchange Agent................ Harris Trust and Savings Bank is serving as
                               Exchange Agent in connection with the
                               Exchange Offer. See "The Exchange Offer--
                               Exchange Agent."

Federal Income Tax             The exchange of Old Notes or New Notes by
 Consequences................. Holders will not be a taxable exchange for federal income tax purposes, and such
                               Holders should not recognize any taxable gain or loss or any interest income as a result of such exchange.

Use of Proceeds............... There will be no cash proceeds to the
                               Company from the exchange pursuant to the Exchange Offer.

Effect on Holders of Old       As a result of the making of this Exchange
 Notes........................ Offer, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled a covenant contained in the terms of the Old Notes and the Registration Rights Agreement, and, accordingly, the Holders of the Old Notes will have no further registration or other rights under the Registration Rights
                               Agreement, except under certain limited
                               circumstances. See "The Exchange Offer--
                               Purpose and Effect of the Exchange Offer."
                               Holders of the Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture. All untendered, and tendered but unaccepted,
                               Old Notes will continue to be subject to the restrictions on transfer provided for in the Old Notes and the Indenture. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Notes not so tendered could be adversely affected. See
                               "Risk Factors--Consequences of Failure to
                               Exchange Old Notes."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

  The Exchange Offer applies to $100,000,000 aggregate face amount of Old Notes. The terms of the New Notes are identical in all material respects to the Old Notes, except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer. In addition, the Holders of the New Notes will not be entitled to certain rights under the Registration Rights Agreement (as defined), including the right to receive an increase in the interest rate on the Old Notes under certain circumstances relating to the timing of the Exchange Offer, which right terminates when the Exchange Offer is consummated. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture, under which both the Old Notes were, and the New Notes will be, issued. See "Description of the Notes."

The New Notes................. $100,000,000 aggregate principal amount of
                               11 1/2% Senior Subordinated Notes due 2006.

Maturity Date................. August 1, 2006.

Interest Rate and Payment      The New Notes will bear interest at a rate
 Dates........................ of 11 1/2% per annum. Interest on the New
                               Notes will accrue from the date of original issuance (the "Issue Date") and will be payable semi-annually on each of February 1 and August 1, commencing February 1, 1997.

Optional Redemption........... The New Notes will be redeemable, in whole or in part, at the Company's option, on or after August 1, 2001, at the redemption prices set forth herein plus accrued interest to the date of redemption. In addition, prior to August 1, 1999, the Company may, at its option, redeem up to 35% of the aggregate principal amount of the New Notes originally issued with the net proceeds of one or more Public Equity Offerings at the redemption prices set forth herein plus accrued interest to the date of redemption. See "Description of the Notes--Redemption."

Change of Control............. Upon a Change of Control, the Company will be obligated to make an offer to repurchase all of the outstanding New Notes at a price equal to 101% of the principal amount thereof plus accrued interest to the date of repurchase. See "Description of the Notes--Change of Control."

Ranking....................... The New Notes will be general unsecured obligations of the Company and will be
                               subordinated in right of payment to all
                               existing and future Senior Debt of the
                               Company, including the Company's
                               obligations under the Bank Credit
                               Agreement. The New Notes will rank pari
                               passu with any future senior subordinated indebtedness of the Company and will rank senior to all other subordinated indebtedness of the Company. As of September 6, 1996, the Company had approximately $74.5 million of Senior Debt outstanding, substantially all of which will be secured by the assets of the Company and certain of its subsidiaries.

Certain Covenants............. The Indenture governing the New Notes will impose certain limitations on the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right of payment to any Senior Debt and senior in right of payment to the New Notes, incur liens, pay dividends or make certain payments to the Company and its subsidiaries, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. Such covenants are subject to certain limitations and exceptions.

  For additional information regarding the New Notes, see "Description of the Notes."

                                USE OF PROCEEDS

  The gross proceeds of $100 million from the offering of the Old Notes, together with borrowings under the Bank Credit Agreement, were used to pay the purchase price of Sofitam, pay off certain existing debt obligations of Tokheim and of Sofitam and pay related Transaction fees and expenses. See "The Transactions" and "Sources and Uses of Funds."

                                  RISK FACTORS

  See "Risk Factors," which begins on page 13, for a discussion of certain factors that should be considered in evaluating the investment in the New Notes.

              SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The following table sets forth summary unaudited pro forma combined financial data of the Company. The summary unaudited pro forma combined operating and other data give effect to the Transactions as if they had occurred as of December 1, 1994 and May 31, 1996. The summary unaudited pro forma balance sheet data as of May 31, 1996 give effect to the Transactions as if they had occurred at such date. Subsequent periodic financial information is unavailable because (i) Sofitam's practice has been to prepare interim financial statements only semi-annually and (ii) the Acquisition was completed on September 6, 1996, before the end of Sofitam's third quarter on September 30, 1996. The summary unaudited pro forma financial data do not purport to represent what the Company's results of operations actually would have been if the Transactions had occurred as of such date and are not necessarily indicative of future operating results or financial position. The information contained in this table should be read in conjunction with "Selected Historical Financial Data of Tokheim," "Selected Historical Financial Data of Sofitam," "Unaudited Pro Forma Condensed Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Tokheim" and the financial statements of Tokheim and Sofitam, including the notes thereto, appearing elsewhere in this Prospectus.

                                                                    SIX MONTHS
                                                    YEAR ENDED        ENDED
                                                 NOVEMBER 30, 1995 MAY 31, 1996
                                                 ----------------- ------------
                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net sales.....................................     $399,023        $196,427
  Operating income..............................       13,252           4,964
  Depreciation and amortization.................        8,741           5,273
  Interest expense, net(1)......................       18,435           9,047
  Loss before income taxes......................       (4,922)         (4,011)
  Preferred stock dividends(2)..................        1,580             774
  Net loss applicable to common stock...........       (6,788)         (4,692)
  Loss per common share:
    Primary.....................................        (0.86)          (0.59)
    Fully diluted...............................        (0.86)          (0.59)
OTHER DATA:
  Capital expenditures..........................     $  8,913        $  3,181
  Interest expense and preferred stock
   dividends....................................       21,255          10,228
  EBITDA (as defined)(3)........................       26,548          10,641
  Ratio of earnings to fixed charges(4).........          --              --

                                                           AS OF MAY 31, 1996
                                                         ----------------------
                                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital.......................................        $ 93,885
  Property, plant and equipment, net....................          39,669
  Total assets..........................................         308,823
  Total debt(5).........................................         164,319
  Redeemable convertible preferred stock held by ESOP,
   net(4)...............................................           7,134
  Common stockholders' equity, net(6)...................          18,776

--------
(1) Interest expense, net, is interest expense net of interest income of $1,240 and $407 for the year ended November 30, 1995 and the six month period ended May 31, 1996, respectively. Interest expense, net, includes that portion of interest with respect to the Employees' Stock Ownership Plan ("ESOP") obligation which is guaranteed by the Company (the "Guaranteed ESOP Obligation") which is not paid through dividends on, or redemptions of, the Company's redeemable convertible preferred stock held by the ESOP (the "ESOP Preferred Stock").
(2) Preferred stock dividends are dividends on the Company's ESOP Preferred Stock, the proceeds of which are used by the ESOP to make principal and interest payments on the Guaranteed ESOP Obligation.

(3) EBITDA (as used herein with respect to the Company) represents earnings
    (loss) before income taxes, net interest expense, depreciation and amortization, and special charges. Special charges in these periods relate to Sofitam and consist of:

                                                                      SIX MONTHS
                                                          YEAR ENDED    ENDED
                                                         NOVEMBER 30,  MAY 31,
                                                             1995        1996
                                                         ------------ ----------
   Inventory write down provision.......................    $3,753        --
   Write off of capitalized research and development....       352        --
   Other Charges........................................       189       $332
                                                            ------       ----
                                                            $4,294       $332
                                                            ======       ====

  Management uses EBITDA as a financial indicator of a company's ability to service debt, although the precise definition of EBITDA is subject to variation among companies. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of the Company's operating performance or as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Tokheim." For additional information concerning Tokheim's and Sofitam's historical cash flows, see the Statements of Cash Flows included elsewhere herein.
(4) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance cost, the portion of rental expense assumed to represent interest (calculated at approximately one-third) and dividends on the preferred stock of Tokheim held by the ESOP which services the Guaranteed ESOP Obligation. Earnings were insufficient to cover fixed charges by $4,922 for the year ended November 30, 1995 and $4,011 for the six month period ended May 31, 1996, on a pro forma basis.
(5) Total debt includes long-term debt, current maturities of long-term debt, notes payable, bank, capitalized lease obligations and the Guaranteed ESOP Obligation.
(6) See Consolidated Financial Statements of Tokheim for the components of ESOP Preferred Stock, net, and common stockholders' equity, net.

                  SUMMARY HISTORICAL FINANCIAL DATA OF TOKHEIM
  The following table sets forth summary historical financial data of Tokheim. The summary historical statement of operations and balance sheet data as of and for each of the five fiscal years in the period ended November 30, 1995 were derived from the audited consolidated financial statements of Tokheim. The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Tokheim" and the consolidated financial statements of Tokheim, including the notes thereto, appearing elsewhere in this Prospectus. The summary historical financial data as of and for the nine months ended August 31, 1995 and 1996 are derived from unaudited interim financial statements of Tokheim. In the opinion of the Company, such unaudited interim financial statements contain all adjustments (consisting of only normal recurring items) necessary to present fairly its financial position and results of operations as of and for the periods presented.

                                                                           NINE MONTHS ENDED
                                   YEAR ENDED NOVEMBER 30,                    AUGUST 31,
                         ------------------------------------------------  ------------------
                           1991      1992      1993      1994      1995      1995      1996
                         --------  --------  --------  --------  --------  --------  --------
                                    (DOLLARS IN THOUSANDS)                    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net sales............... $167,522  $162,089  $172,306  $202,134  $221,573  $152,907  $166,212
Operating income
 (loss)(1)..............  (12,375)  (12,709)   (2,324)    4,617     5,756     1,108     2,072
Interest expense, net...    2,890     4,169     3,443     2,806     3,319     2,526     2,304
Earnings (loss) from
 continuing operations
 before income taxes....  (21,954)  (33,801)   (5,745)    2,119     2,915    (1,746)     (484)
Earnings (loss) from
 continuing operations..  (23,148)  (35,184)   (5,867)    1,862     2,876    (1,778)     (244)
Preferred stock
 dividends..............    1,831     1,790     1,663     1,617     1,580     1,188     1,159
Earnings (loss) from
 continuing operations
 applicable to common
 stock(2)...............  (24,979)  (36,974)   (7,530)      245     1,296    (2,966)   (1,403)
Earnings (loss) from
 continuing operations
 per common share:
  Primary...............    (3.96)    (5.86)    (1.09)     0.03      0.16     (0.18)    (0.06)
Fully diluted...........    (3.96)    (5.86)    (1.09)     0.03      0.13     (0.18)    (0.06)
BALANCE SHEET DATA (AT
 PERIOD END):
Working capital......... $ 17,783  $ 25,554  $ 29,414  $ 44,294  $ 47,253  $ 42,384  $ 49,001
Property, plant and
 equipment..............   47,490    32,851    29,004    27,425    28,558    28,701    26,375
Total assets(3).........  178,525   121,588   117,065   113,505   121,232   114,421   217,728
Total debt(4)...........   84,722    57,895    44,501    38,825    38,612    39,777   139,466
ESOP Preferred Stock,
 net....................    2,567     3,141     3,678     5,005     6,426     5,949     7,639
Common stockholders'
 equity, net............   57,987    25,480    29,962    20,111    20,697    18,012    18,533
OTHER DATA:
Capital expenditures.... $  6,910  $  2,045  $  2,503  $  2,757  $  5,559  $  4,204  $  1,887
Depreciation and
 amortization...........    8,420     7,202     5,233     4,672     4,857     3,492     3,126
Interest expense and
 preferred stock
 dividends..............    5,912     6,812     5,475     4,675     5,168     3,896     3,807
EBITDA (as defined)(5)..   (2,744)   (7,277)    2,931     9,597    11,091     4,272     4,946
Ratio of earnings to
 fixed charges(6).......      --        --        --        1.4x      1.5x      --        --

-------
(1) Operating income equals net sales less cost of sales, selling, general and administrative expenses and depreciation and amortization.
(2) Excludes cumulative effect of change in method of accounting for post-retirement benefits other than pensions of $13.4 million in the fiscal year ended November 30, 1994.
(3) At August 31, 1996, total assets included $96,401 of net proceeds from the issuance of the Old Notes held in escrow to fund the purchase of the fuel pump business of Sofitam. These funds were classified as a long-time asset on the Balance Sheet.
(4) Total debt includes long-term debt, current maturities of long-term debt, notes payable bank, capitalized lease obligations and the Guaranteed ESOP Obligation.
(5) EBITDA (as used herein with respect to Tokheim) represents earnings (loss) from continuing operations before income taxes and cumulative effect of change in method of accounting, net interest expense, depreciation and amortization and special charges. Special charges consist of (i) plant consolidation, severance and outplacement, (ii) organizational and product rationalization, and (iii) write down of Brazilian investment, all of which were expensed in fiscal 1991 and 1992. Management utilizes EBITDA as a financial indicator of a company's ability to service debt, although the precise definition of EBITDA is subject to variation among companies. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of Tokheim's operating performance or as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Tokheim." For additional information concerning the Company's historical cash flows, see the Consolidated Statement of Cash Flows included elsewhere herein.
(6) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance cost, the portion of rental expense assumed to represent interest (calculated at approximately one-third) and dividends on the ESOP Preferred Stock which services the Guaranteed ESOP Obligation. Earnings were insufficient to cover fixed charges by $21,954, $33,801, $5,745, $1,746, and $484 for the fiscal years ended 1991, 1992, 1993, and the nine months ended August 31, 1995 and 1996, respectively.

                                 RISK FACTORS

  Prospective investors should consider carefully the following factors in addition to the other information set forth in this Prospectus before making a decision to tender their Old Notes in the Exchange Offer.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by any Holder thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to participate in the distribution of such New Notes. Notwithstanding the foregoing, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company). The Company has agreed to make this Prospectus available for a period of 180 days from the Expiration Date to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, the ability of any Holder to resell the New Notes is subject to applicable state securities laws as described in "Blue Sky Restrictions on Resale of New Notes" below.

FAILURE TO COMPLY WITH EXCHANGE OFFER PROCEDURES

  To participate in the Exchange Offer and avoid the restrictions on transfer of the Old Notes, Holders of Old Notes must transmit a properly completed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at one of the addresses set forth below under "Exchange Agent" on or before the Expiration Date. In addition, either
(i) the Exchange Agent must receive certificates for such Old Notes along with the Letter of Transmittal or (ii) a timely confirmation of a book-entry transfer of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company pursuant to the procedure for book-entry transfer described herein, must be received by the Exchange Agent prior to the Expiration Date or (iii) the Holder must comply with the guaranteed delivery procedures described herein. See "The Exchange Offer."

BLUE SKY RESTRICTIONS ON RESALE OF NEW NOTES

  To comply with the securities laws of certain jurisdictions, New Notes may not be offered or resold by any Holder unless either they have been registered or qualified for resale in such jurisdictions or an exemption from registration of qualification is available, and the requirements of such exemption have been satisfied. The Company does not currently intend to register or qualify the resale of the New Notes in any such jurisdictions. However, an exemption is generally available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state laws may also be available.

CONSEQUENCES OF THE ACQUISITION

  Achieving the full benefits from the combination of Tokheim and Sofitam and capturing the efficiencies and cost reductions that management anticipates therefrom will require the integration of plants and product lines, the coordination of each company's sales efforts, the implementation of appropriate operational, financial and managerial systems and controls and the integration of each company's manufacturing, engineering, administrative, finance, sales and marketing organizations. There can be no assurance that the Company will successfully integrate Sofitam's operations with its own. Such integration requires substantial attention from the Company's management team, which has limited or no experience integrating the operations of companies the size of Tokheim and Sofitam. Business, competitive, financial, general economic and other factors, many of which will be beyond the control of management, will affect the timing and ultimate success of the implementation of the integration of the companies and the realization of such benefits. The diversion of management attention, as well as any other difficulties which may be encountered in the transition and integration process, could adversely affect the Company's business, financial condition or results of operation.

  The Acquisition presents the Company with other business challenges generally associated with acquisitions. Although the Company expects that the business operations of Tokheim and Sofitam will not be adversely affected by the Acquisition, there can be no assurance that unexpected difficulties that may have a material adverse effect upon the Company will not arise. If the Company's management is unable to manage growth effectively, the quality of the Company's products and its business, financial condition or results of operations could be materially adversely affected.

ABILITY TO ACHIEVE ANTICIPATED COST SAVINGS OR REVENUE GROWTH

  The statements concerning potential cost savings and revenue growth contained in this Prospectus are forward looking statements that are based on estimates and assumptions made by the Company's management. Although believed to be reasonable, such statements are inherently uncertain, and results are difficult to predict. Therefore, undue reliance should not be placed thereon. The following important factors, among others, could cause the Company not to achieve the results contemplated herein or otherwise cause the Company's business, financial condition or results of operations to be adversely affected in future periods: (i) unanticipated costs related to the Acquisition and the integration strategy; (ii) retirement of key members of management; (iii) increases in interest rates or the Company's cost of borrowing or a default under any material debt agreement; (iv) inability to achieve future sales levels or other operating results that support the cost savings; (v) unavailability of funds for capital expenditures or research and development;
(vi) loss of key customers or continued or increased competitive pressures;
(vii) changes in customer spending levels; (viii) changes in governmental, environmental or other regulations, especially as they may affect the capital expenditures of the Company's customers and (ix) changes in general economic conditions internationally or in regions where the Company competes. Many such factors are beyond the control of the Company. In addition, there can be no assurance that unforeseen costs and expenses or other factors will not offset otherwise positive results in whole or in part. Customer spending on the Company's products has in the past been significantly affected by changes in environmental regulations that have required the Company's customers to increase their capital spending with respect to general environmental compliance for their non-retail operations and therefore decrease their spending on the Company's products. Similarly, once such compliance has been achieved, the Company may have experienced increased sales as a result of deferred spending by these customers in prior periods. See "Management's Discussion and Analysis of Financial Condition and Result of Operations of Tokheim."

DEPENDENCE ON KEY CUSTOMERS

  The Company derives almost all of its revenue from sales to the retail petroleum industry. The Company's customers include MOCs, IOCs, C-Stores, hypermarkets and other retailers, and commercial users. Certain of these customers contribute substantially to the Company's revenues. The loss of any such customers, or class of customers, or decreases in such customer's capital expenditure levels could have a material adverse effect on the

Company's business, financial condition or results of operation. Recently, MOCs have moved toward granting regional contracts or "tenders" (some of which are exclusive) to preferred suppliers and also toward creating alliances with suppliers. Typically, a MOC can terminate these arrangements at any time. Because of anticipated increasing reliance on such arrangements, the loss of a customer, or the award of a contract to a competitor, may have a more significant impact on the Company in the future.

PRODUCT CONCENTRATION

  To date, almost all of the Company's revenue is derived from the sale of petroleum dispensing equipment. The Company currently expects that the sale of these products will continue to account for a substantial portion of its revenues for the foreseeable future. As a result, factors adversely affecting the pricing of or demand for such products and services, such as customer spending levels, competition or technological change, could have a material adverse effect on the Company's business, financial condition or results of operations. The Company's future financial performance will depend, in significant part, on the continued market acceptance of the Company's existing products and the successful development, introduction and customer acceptance of new products and enhanced versions of its current products. There can be no assurance that the Company will continue to be successful in developing and marketing its products.

COMPETITION

  The market for petroleum dispensing equipment is competitive and sensitive to new product introductions and pricing pressure. Intense competition has caused the average price and profit margin on the Company's products to fall significantly over the past few years. The Company expects that prices may continue to fall further in the future. The Company competes with Gilbarco Inc., Wayne (a division of Dresser Industries), Schlumberger Limited, Tankanlagen Salzkotten GmbH, Scheidt & Bachmann GmbH and Tatsuno Corporation. Many of the Company's current and potential future competitors have significantly greater financial, technical and marketing resources than the Company. There can be no assurance that the Company's current or potential competitors will not develop products superior to those developed by the Company or integrate new technologies more quickly than the Company. Competitors may be able to form alliances with MOCs or successfully respond to their tender proposals faster than the Company, potentially causing the Company to lose market share. Other factors increasing competition could cause price reductions, reduced gross margins and losses of market share, which in turn could materially adversely affect the Company's business, financial condition or results of operations. There can be no assurance that the Company will be able to compete effectively against current and future competitors.

APPLICATION OF TECHNOLOGY AND SOFTWARE IN PRODUCTS

  The Company's success depends in part upon its ability to improve existing products and services, and to develop and introduce new products and services to meet changing customer requirements. Certain such product enhancements have required the incorporation of sophisticated technology and software. The application of technologies and software to the Company's products, including electronic components and POS and related products, has grown more complex. Such applications are expected to become increasingly important and expensive. There can be no assurance that the Company will successfully complete the development of new products in a timely fashion or that the Company's current or future products will satisfy the needs of the worldwide market. In addition, certain of the Company's customers require that products be customized to address unique characteristics of their businesses. The Company's commitment to customization could burden its resources or delay the delivery or installation of products. Such results could adversely affect the Company's relationship with its customers, which in turn could adversely affect its business, financial condition or results of operations.

GOVERNMENT REGULATION

  Environmental. Both the Company and its principal customers are subject to local, regional and national regulations, laws and standards, including those concerning the environment. Changes in environmental regulation applicable to petroleum exploration, manufacture, distribution and sales businesses (principally in any of the geographic areas where the Company competes) could require the Company's customers to increase their capital spending to comply with such regulations and substantially decrease their capital spending on the Company's products.

  Emerging Markets. Future growth of MOCs will depend upon the continued privatization and deregulation of energy and retail petroleum markets in eastern Europe, Latin America, Africa and Asia. In addition, the Company's operations in emerging markets will be subject to the inherent risks of doing business in markets with financial, political and legal systems that may be unstable and/or underdeveloped.

  Hypermarkets. Government regulation restricting the construction of hypermarkets could also adversely affect the business, financial condition or results of operations of the Company. Recently, France adopted zoning laws restricting the development and building of hypermarkets.

DEPENDENCE ON KEY PERSONNEL

  The Company's success will depend in large part upon its ability to attract, retain and motivate highly skilled employees. There is significant competition for employees with the skills required to perform the services provided by the Company. There can be no assurance that the Company will be able to continue to attract and retain sufficient numbers of highly skilled employees for the foreseeable future. The loss of Douglas K. Pinner, the Company's Chairman of the Board, President and Chief Executive Officer, or other key personnel could have a material adverse effect on the Company's business, financial condition or results of operations.

PRODUCT LIABILITY

  Because the Company's products are used primarily in connection with highly combustible materials, a product defect could pose a significant risk of injury. The Company also faces the possibility that defects in the design or manufacture of its products might necessitate a product recall. There can be no assurance that the Company will not experience losses due to product liability claims or recalls in the future. Such cases could result in substantial claims against the Company and could materially adversely affect the Company's business, financial condition or results of operations.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

  The Company's international sales represent a substantial portion of its total sales. The Company intends to continue to expand its international sales activity as a part of its business strategy. This expansion will require significant management attention and financial resources and could materially adversely affect the Company's business, financial condition or results of operations.

  The Company's international sales are denominated in various currencies. As a result of the globalization of the petroleum dispensing business, sales dominated in currencies other than U.S. dollars will be more significant in the future and will be an increasing percentage of the Company's net sales and EBITDA. The United States dollar value of the Company's sales varies with exchange rate fluctuations. In addition, an increase in the value of any of these currencies relative to other currencies could make the Company's products more expensive and, therefore, potentially less competitive in those markets. As a result, the Company will experience increased currency risks. Currently, the Company does not employ currency hedging strategies to reduce these risks, although the Bank Credit Agreement will permit the Company and certain of its subsidiaries to borrow funds in selected other currencies. See "Description of Bank Credit Agreement." In addition, the Company's international business may be subject to a variety of risks, including difficulty in collecting international accounts receivable or obtaining U.S. export licenses, potentially longer payment cycles, increased costs associated with maintaining international marketing efforts, the introduction of non-tariff barriers and higher duty rates and difficulties in enforcement of contractual obligations and intellectual property rights. There can be no assurance that such factors will not have a materially adverse effect on the Company's future international sales and, consequently, on the Company's business, financial condition or results of operations.

SUBSTANTIAL LEVERAGE

  As a result of the Transactions (as defined below), the Company has consolidated indebtedness that is substantial in relation to its common stockholders' equity and significantly greater than its prior indebtedness. As of September 6, 1996, the Company had approximately $174.5 million of debt (the sum of long-term debt, current maturities of long-term debt, notes payable bank, capitalized lease obligations and Guaranteed ESOP Obligations), approximately $18.4 million of common stockholders' equity and a tangible net deficit (common stockholders' equity reduced for the effect of goodwill and other intangibles) of approximately $53.9 million. See "Capitalization" and "Unaudited Pro Forma Condensed Consolidated Financial Data." Giving pro forma effect to the Transactions, as if consummated as of December 1, 1994, earnings before income taxes and fixed charges for the six months ended May 31, 1996 would have been insufficient to cover fixed charges by approximately $4.0 million. See "Unaudited Pro Forma Condensed Consolidated Financial Data."

  The significant borrowings required to finance the Acquisition may have several important consequences for both the Company and the Holders, including but not limited to the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and is unavailable for other purposes including capital expenditures and research and development expenditures; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures or acquisitions, or to refinance the New Notes, may be significantly impaired; and (iii) the Company's substantial leverage may make it more vulnerable to economic downturns and limit its ability to withstand competitive pressures or to take advantage of business opportunities.

  The Company's ability to make cash payments with respect to the New Notes and to satisfy its other debt obligations following the Acquisition depends on its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. Based upon current levels of operations and anticipated cost savings and future growth, the Company believes that its expected cash flow from operations, together with available borrowings under the Bank Credit Agreement and its other sources of liquidity (including leases), will be adequate to meet its anticipated requirements for working capital, capital expenditures, lease payments and scheduled principal and interest payments. As of November 15, 1996, the Company has an additional $33.9 million available for borrowing under the Bank Credit Agreement, subject to compliance with the conditions precedent thereunder, including as to borrowing base. There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels or that estimated cost savings or growth can be achieved. If the Company is unable to service its indebtedness, it will be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital or research and development expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies can be effected on satisfactory terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Tokheim--Company Liquidity."

SUBORDINATION

  The New Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Debt of the Company, including indebtedness under the Bank Credit Agreement and to all indebtedness and other obligations of the Company's subsidiaries. In the event of a bankruptcy, liquidation or reorganization of the Company, its assets will be available to pay obligations on the New Notes only after all Senior Debt has been paid in full. There may not be sufficient assets remaining to pay amounts due on some or all of the New Notes then outstanding. In addition, under certain circumstances, the Company may not pay principal of, premium, if any, interest on, or any other amounts owing in respect of, the New Notes, or purchase, redeem or otherwise retire the New Notes, if a payment default or a non-payment default exists with respect to certain Senior Debt and, in the case of a non-payment default, a payment blockage notice has been received by the Trustee (as defined). As of September 6, 1996, the Company had approximately $74.5 million of Senior Debt, substantially all of which would be secured by the assets of the Company and certain of its subsidiaries. Any Indebtedness permitted to be incurred under the Indenture may be Senior Debt. See "Description of the Notes" and "Description of Bank Credit Agreement."

  The Bank Credit Agreement permits the Company to pay interest on the New Notes, subject to the subordination provisions of the Indenture, so long as no event of default or potential event of default has occurred under the Bank Credit Agreement.

  The New Notes also will be effectively subordinated to all existing and future obligations, including trade payables, of the Company's subsidiaries. The obligations of the Company under the Bank Credit Agreement are guaranteed, jointly and severally, by all of the Company's United States subsidiaries. Certain of the Company's non-United States subsidiaries are direct borrowers under the Bank Credit Agreement, with such borrowings guaranteed by the Company.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

  The Indenture restricts the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments or investments, consummate certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right of payment to any Senior Debt and senior in right of payment to the New Notes, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company or any of its subsidiaries, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, the Bank Credit Agreement contains other and more restrictive covenants and prohibits the Company from prepaying the New Notes. The Bank Credit Agreement also requires the Company to maintain specified financial ratios and satisfy certain financial tests. The Company's ability to meet such financial ratios and tests will be affected by events beyond its control. There can be no assurance that the Company will meet such tests. A breach of any of these covenants could result in an event of default under the Bank Credit Agreement. If such an event of default occurs, the lenders could elect to declare all amounts borrowed under the Bank Credit Agreement, together with accrued interest, to be immediately due and payable and to terminate all commitments under the revolving credit facility. If the Company were unable to repay all amounts declared due and payable, the lenders could proceed against the collateral granted to them to satisfy the indebtedness and other obligations due and payable. Substantially all of the assets of the Company and its U.S. subsidiaries have been pledged as security under the Bank Credit Agreement. If the Bank Credit Agreement indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Notes. See "Description of the Notes--Certain Covenants" and "Description of Bank Credit Agreement."

RELIANCE ON CASH FLOWS FROM FOREIGN SUBSIDIARIES

  The Company's ability to service its indebtedness depends, in substantial part, on its ability to obtain the cash flow generated by its international operations, whether such cash flow is in the form of payments on account of intercompany obligations, dividends or advances. In connection with the Acquisition, the Company loaned certain amounts to its international subsidiaries to acquire Sofitam and to refinance certain of the existing debt of Sofitam. In addition, payments by the Company's international subsidiaries to the Company on such intercompany loans are expected to result in the repatriation of a portion of the cash flow of such subsidiaries. In addition, certain of the Company's subsidiaries will pay fees to the Company under management agreements executed concurrently with the Acquisition. There can be no assurance that the interest payments on such intercompany loans or the management fees will not be characterized as dividends or otherwise, so as to have adverse tax or other consequences to the Company and adversely affect the Company's ability to service its outstanding indebtedness, including the New Notes. Under French law, an unpaid creditor of a company or, in case of bankruptcy proceedings, the trustee in bankruptcy, the creditors' representative or the court, among others, may also be in a position to seek either the nullification or the non-enforceability, depending on the situation, of any legal acts undertaken by a company with third parties (such as the increase of intercompany obligations, including intercompany notes, and the payment of management or other fees). Such an act may materially adversely affect the Company's ability to service its obligations, including the New Notes.

ABSENCE OF PUBLIC MARKET; RESTRICTIONS ON TRANSFER

  The Old Notes are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages ("PORTAL") Market by Qualified Institutional Buyers ("QIBs"). The New Notes will be new securities for which there currently is no market. There can be no assurance as to the liquidity of any markets that may develop for the New Notes, the ability of holders of the New Notes to sell their New Notes, or the price at which Holders would be able to sell their New Notes. Future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Each of the Initial Purchasers has advised the Company that it currently intends to make a market in the New Notes. However, the Initial Purchasers are not obligated to do so, and any market making may be discontinued at any time without notice. Therefore, there can be no assurance that any active market for the New Notes will develop. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The sole purpose of the Exchange Offer is to fulfill the Company's obligations with respect to the registration of the Old Notes. The Old Notes were sold by the Company on August 23, 1996 (the "Issue Date") to the Initial Purchasers, who placed the Old Notes with institutional investors. In connection therewith, the Company and the Initial Purchasers entered into the Registration Rights Agreement, pursuant to which the Company agreed, for the benefit of the holders of the Old Notes, that it would at its sole cost, (i) within 90 days following the Issue Date, file with the Commission a registration statement (the "Exchange Offer Registration Statement") (of which this Prospectus is a part) under the Securities Act with respect to an issue of a series of new notes of the Company identical in all material respects to the series of Old Notes and (ii) use its best efforts to cause such Exchange Offer Registration Statement to become effective under the Securities Act within 150 days following the Issue Date. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will use its best efforts to offer to the Holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes within 195 days following the Issue Date to be issued without a restrictive legend. Such New Notes might be reoffered and resold by the Holder without restrictions or limitations under the Securities Act. The term "Holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

  Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any Holder of such New Notes (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and that such Holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any Holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company). The Company has agreed to make this Prospectus available, for a period of 180 days after the Expiration Date, to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  If (i) because of any change in law or in currently prevailing interpretations of the staff of the Commission, the Company is not permitted to effect the Exchange Offer, (ii) the Exchange Offer is not consummated within 195 days after the Issue Date, (iii) in certain circumstances, any Initial Purchaser so requests within two years after consummation of the Exchange Offer, (iv) Holders of a majority in aggregate principal amount of the Old Notes reasonably determine that the interests of the Holders would be materially adversely affected by the Exchange Offer, or (v) in the case of any Holder that participates in the Exchange Offer, such Holder does not receive New Notes on the date of the exchange that may be sold without restriction under federal securities laws (other than due solely to the status of such Holder as an affiliate of the Company within the meaning of the Securities
Act), then the Company will, at its cost, (a) as promptly as reasonably practicable, file a shelf registration statement covering resales of the Old Notes (a "Shelf Registration Statement"), (b) use its best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act and (c) use its best efforts to keep effective such Shelf Registration Statement until the earlier of three years after the Issue Date and the time when all of the applicable Old Notes have been sold thereunder. The Company will, if it files such a Shelf Registration Statement, provide each Holder of the Old Notes with copies of the prospectus which is a part of such Shelf Registration Statement, notify each such Holder when such Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A Holder that sells its Old Notes pursuant to a Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

  If the Company fails to comply with the above provisions, or if such registration statement fails to become effective, then, as liquidated damages, additional interest on the Old Notes (the "Additional Interest") will become payable as follows:

    (i) if the Exchange Offer Registration Statement or Shelf Registration Statement is not filed within 90 days following the Issue Date, Additional Interest shall accrue on the Old Notes over and above the stated interest at a rate of 0.50% per annum for the first 90 days commencing on the 91st day after the Issue Date, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period;

    (ii) if neither the Exchange Offer Registration Statement nor Shelf Registration Statement is declared effective within 150 days following the Issue Date, then, commencing on the 151st day after the Issue Date, Additional Interest shall accrue on the Old Notes over and above the stated interest at a rate of 0.50% per annum for the first 90 days immediately following the 151st day after the Issue Date, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; and

    (iii) if (A) the Company has not exchanged New Notes for all Old Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to 195 days after the Issue Date, or (B) the Exchange Offer Registration Statement ceases to be effective at any time prior to the time that the Exchange Offer is consummated, or (C) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the third anniversary of the Issue Date (unless all the Old Notes have been sold thereunder), then Additional Interest shall accrue on the Old Notes over and above the stated interest at a rate of 0.50% per annum for the first 90 days commencing on (x) the 196th day after the Issue Date with respect to the Old Notes validly tendered and not exchanged by the Company, in the case of (A) above, or (y) the day the Exchange Offer Registration Statement ceases to be effective or usable for its intended purpose in the case of (B) above, or (z) the day such Shelf Registration Statement ceases to be effective in the case of (C) above, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period;

provided, however, that the Additional Interest rate on the Old Notes may not exceed in the aggregate 1.0% per annum; and provided further, that (1) upon the filing of the Exchange Offer Registration Statement or Shelf Registration Statement (in the case of clause (i) above), (2) upon the effectiveness of the Exchange Offer Registration Statement or Shelf Registration Statement (in the case of clause (ii) above), or (3) upon the exchange of New Notes for all Old Notes tendered (in the case of clause (iii)(A) above), or upon the effectiveness of the Exchange Offer Registration Statement which had ceased to remain effective (in the case of clause (iii)(B) above), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (iii)(C) above), Additional Interest on the Old Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

  Any amounts of Additional Interest due pursuant to clauses (i), (ii) or (iii) above will be payable in cash, on the same original interest payment dates as the Old Notes. The amount of Additional Interest will be determined by multiplying the applicable Additional Interest rate by the principal amount of the affected Old Notes, multiplied by a fraction, the numerator of which is the number of days such Additional Interest rate was applicable during such period (determined on the basis of a 360-day year comprised of twelve 30-day months), and the denominator of which is 360.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which has been filed as a exhibit to the Exchange Offer Registration Statement of which this Prospectus forms a part.

  The Old Notes were issued to a small number of institutional investors on August 23, 1996, and there is no public market for them at present. To the extent Old Notes are tendered and accepted in the exchange, the principal amount of outstanding Old Notes will decrease with a resulting decrease in the liquidity in the market therefor. Following the consummation of the Exchange Offer, Holders of Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not have any further registration rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 face amount of New Notes in exchange for each $1,000 face amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered or accepted for exchange.

  The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that the New Notes will have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof. In addition, Holders of the New Notes will not be entitled to certain rights under the Registration Rights Agreement, including the right to receive an increase in the interest rate of the Old Notes under certain circumstances relating to the timing of the Exchange Offer, which right terminates when the Exchange Offer is consummated. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture under which the Old Notes were, and the New Notes will be, issued.

  As of the date of this Prospectus, $100,000,000 aggregate face amount of the Old Notes were outstanding. The Company has fixed the close of business on
              , 1996 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus, together with the Letter of Transmittal, will initially be sent. As of such date there were registered Holders of the Old Notes.

  Holders of Old Notes do not have any appraisal or dissenters' rights under the laws of the State of New York or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

  The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the New Notes from the Company.

  If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
            , 1996, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. To extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after each previously scheduled expiration date.

  The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or, if any of the conditions set forth below under "--Conditions" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent and (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to 10 business day period.

  Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW NOTES

  The New Notes will bear interest from their date of issuance. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the New Notes. Such interest will be paid with the first interest payment on the New Notes on February 1, 1997. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

PROCEDURES FOR TENDERING

  Only a Holder of Old Notes may tender such Old Notes in the Exchange Offer. A Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, or a facsimile thereof, including any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) the Exchange Agent must receive certificates for such Old Notes along with the Letter of Transmittal or (ii) timely confirmation of a book-entry transfer of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company pursuant to the procedure for book-entry transfer described herein, must be received by the Exchange Agent prior to the Expiration Date or (iii) the Holder must comply with the guaranteed delivery procedures described herein. To be tendered effectively, the Old Notes, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

  The tender by a Holder will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the Holder. Instead of delivery by mail, it is recommended that Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent before the Expiration Date. No Letter of Transmittal or Old Notes should be sent to the Company. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such Holders.

  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an officer or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

  The Exchange Agent will make a request to establish an account with respect to the Old Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after receipt of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address specified in this Prospectus on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

  If the Letter of Transmittal is signed by a person other than the registered Holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appear on such Old Notes.

  If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Old Notes, the Company, the Exchange Agent and any other person shall not incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  By tendering, each Holder represents to the Company, among other things, that
(i) the New Notes to be acquired by the Holder and any beneficial owners of Old Notes pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, (ii) the Holder and each such beneficial owner are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of such New Notes and (iii) neither the Holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. Each broker or dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker or dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company), must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may affect a tender if:

    (a) the tender is made through an Eligible Institution;

    (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a notice of Guaranteed Delivery will be sent to Holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If certificates of Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

  Any Old Notes which have been tendered but which are not accepted for payment due to withdrawal, rejection of tender or termination of the Exchange Offer will be returned as soon as practicable to the Holder thereof without cost to such Holder.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

    (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company, or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

    (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

    (c) any law, statute, rule or regulation is proposed, adopted or enacted, which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

    (d) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

  If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Old Notes (see "--Withdrawal of Tenders" above) or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to 10 business day period.

EXCHANGE AGENT

  Harris Trust and Savings Bank has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

  By Registered or Certified Mail:           By Overnight Courier or by Hand
    Harris Trust and Savings Bank             Harris Trust and Savings Bank
c/o Harris Trust Company of New York      c/o Harris Trust Company of New York
            P.O. Box 1010                            77 Water Street
         Wall Street Station                            4th Floor
         New York, NY 10268                        New York, NY 10005

                                 By Facsimile:
                                (212) 701-7636

                             Confirm by telephone:
                                (212) 701-7624

FEES AND EXPENSES

  The Company will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The Company will pay cash expenses incurred in connection with the Exchange Offer. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other then the registered Holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

  The New Notes will be recorded at the same carrying value as the Old Notes. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer and the expenses related to the issuance of the Old Notes will be amortized over the term of the New Notes.

                               THE TRANSACTIONS

  The Acquisition. Pursuant to the Option Agreement, Tokheim acquired the equity of the petroleum dispenser businesses from Sofitam S.A. for a price equal to $107.4 million, less (i) Sofitam's existing debt of $58.4 million, as of December 31, 1995, and (ii) certain other adjustments related to the Transactions. The Option Agreement contained other provisions customary for transactions of this type, including representations and warranties with respect to the conditions and operations of Sofitam, covenants with respect to the conduct of Sofitam's operations prior to the consummation of the Acquisition and various closing conditions. The closing of the Acquisition occurred on September 6, 1996.

  Tokheim did not acquire Sofitam S.A.'s North American fuel dispensing equipment subsidiary, Bennett Pump Company ("Bennett"). However, Bennett had supplied Sofitam S.A. with certain components used in its production. As a result, Tokheim executed two agreements with Bennett. Under a five-year, renewable supply agreement, Bennett will supply Tokheim with certain products, such as high speed pumps and replacement parts ("Bennett Products"). Under the agreement, Tokheim also has the option to purchase equipment used to make Bennett Products if Bennett ceases its supply, closes a site or liquidates. A distribution agreement provides for the exclusive distribution by Tokheim of Bennett Products in France, Italy and Switzerland and for the non-exclusive distribution of Bennett Pumps in other areas. The distribution agreement has an initial three-year term, which is automatically renewed unless terminated by either party.

  Refinancing. At the closing of the Acquisition, the Company repaid in full certain existing indebtedness of Sofitam (approximately $34.0 million principal amount) and certain existing indebtedness and related interest of Tokheim (approximately $25.9 million principal amount). These refinancings, combined with the transactions contemplated by the Bank Credit Agreement and the Acquisition, are referred to collectively as the "Transactions."

                           SOURCES AND USES OF FUNDS

  There will be no cash proceeds to the Company resulting from the Exchange Offer. The Company used the proceeds received from the offering of the Old Notes and borrowings under the Bank Credit Agreement to consummate the Acquisition, retire or refinance certain existing indebtedness of Tokheim and of Sofitam and pay related fees and expenses. The following table illustrates the source and uses of funds relate to the Transactions:

                                                                  AMOUNT
                                                           ---------------------
                                                           (DOLLARS IN MILLIONS)
      SOURCES OF FUNDS:
        Senior Subordinated Notes due 2006................        $100.0
        Borrowings under Bank Credit Agreement(1).........          33.3
                                                                  ------
          Total Sources of Funds..........................        $133.3
                                                                  ======
      USES OF FUNDS:
        Purchase equity of Sofitam(2).....................        $ 48.0
        Pay off existing debt obligations of Sofitam......          34.0
        Pay off existing debt obligations of Tokheim......          25.9
        Capitalization of holding company.................           4.2
        Working capital...................................           6.1
        Escrow............................................           0.6
        Fees and expenses.................................          14.5
                                                                  ------
          Total Uses of Funds.............................        $133.3
                                                                  ======

--------
(1) The bank credit agreement entered into at the time of the Acquisition by Tokheim, certain of its subsidiaries and certain lenders (the "Bank Credit Agreement") provides for a term loan of $12.2 million and a $67.2 million revolving credit facility (of which $33.9 million was available at closing). The Bank Credit Agreement permitted Tokheim and certain of its United States and international operating subsidiaries, in the aggregate, to borrow funds at the closing to finance the purchase of Sofitam and refinance the debt of Sofitam and Tokheim, and subsequently to provide for working capital and letter of credit needs. The actual borrowings outstanding under the revolving credit facility depend in part on daily fluctuations in the Company's working capital needs. Borrowings under the Bank Credit Agreement are subject to a borrowing base and are secured by substantially all of the assets of Tokheim and certain of its subsidiaries. See "Description of Bank Credit Agreement."
(2) The purchase price for the equity of Sofitam was equal to approximately $107.4 million, less (i) Sofitam's existing debt of $58.4 million, as of December 31, 1995, and (ii) certain other adjustments related to the Transactions.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of Tokheim on September 6, 1996. This table should be read in conjunction with the consolidated financial statements of Tokheim, and related notes thereto, and "Unaudited Pro Forma Condensed Combined Financial Data" included elsewhere in this Prospectus.

                                                           SEPTEMBER 6, 1996
                                                         ---------------------
                                                         (DOLLARS IN MILLIONS)
      Total long-term debt, including current portion:
        Tokheim long-term debt..........................        $  1.3
        Tokheim Guaranteed ESOP Obligation..............          12.2
        Sofitam debt assumed............................          27.7
        Borrowings under Bank Credit Agreement(1).......          33.3
        Senior Subordinated Notes due 2006..............         100.0
                                                                ------
          Total long-term debt..........................         174.5
                                                                ------
      Total equity:
        ESOP Preferred Stock, net(2)....................           7.6
        Common stockholders' equity, net(2)(3)..........          18.4
                                                                ------
          Total equity .................................          26.0
                                                                ------
          Total capitalization..........................        $200.5
                                                                ======

--------
(1) The Bank Credit Agreement provides for a $12.2 million term loan and a $67.2 million revolving credit facility (of which $33.9 million was available at closing). The agreement permitted Tokheim and certain of its United States and international operating subsidiaries, in the aggregate, to borrow funds at the closing to finance the purchase of Sofitam and refinance the debt of Sofitam and Tokheim, and subsequently to provide for working capital and letter of credit needs. The actual borrowings outstanding under the revolving credit facility depend in part on daily fluctuations in the Company's working capital needs. Borrowings under the Bank Credit Agreement are subject to a borrowing base, and are secured by substantially all of the assets of Tokheim and certain of its subsidiaries. See "Description of Bank Credit Agreement."
(2) See the consolidated financial statements of Tokheim for information as to the components of ESOP Preferred Stock, net, and common stockholders' equity, net.
(3) This figure reflects the write-off of deferred financing fees with respect to borrowings that were extinguished in connection with the Transactions.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed combined financial statements (the "Pro Forma Financial Statements") of the Company are derived from the unaudited interim financial statements of Tokheim and Sofitam (included elsewhere herein) and have been adjusted to illustrate the effects of the Transactions. The Pro Forma Financial Statements and accompanying notes should be read in conjunction with the consolidated financial statements of Tokheim and the combined financial statements of Sofitam, including the notes thereto, appearing elsewhere in this Prospectus. The pro forma statements of operations includes Sofitam's combined statement of operations for the year ended December 31, 1995 and the six months ended June 30, 1996 and Tokheim's consolidated statement of operations for the year ended November 30, 1995 and the six months ended May 31, 1996. The pro forma balance sheet includes Sofitam's combined balance sheet as of June 30, 1996 and Tokheim's consolidated balance sheet as of May 31, 1996. These pro forma statements give effect to the Transactions, including the Acquisition and related purchase accounting adjustments, as if the Transactions had taken place on December 1, 1994 for the statement of operations and May 31, 1996 for the balance sheet. Subsequent periodic financial information is unavailable because (i) Sofitam's practice has been to prepare interim financial statements only semi-annually and (ii) the Acquisition was completed on September 6, 1996, before the end of Sofitam's third quarter on September 30, 1996. The Pro Forma Financial Statements are not necessarily indicative of either future results of operations or the results that might have occurred if the foregoing Transactions had been consummated on the indicated dates.

  The Acquisition has been accounted for using the purchase method of accounting, therefore Sofitam's equity has been eliminated in the pro forma condensed combined statements. The allocation of the aggregate purchase price included in the Pro Forma Financial Statements is preliminary.

             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED MAY 31, 1996
                            (DOLLARS IN THOUSANDS)

                         SOFITAM                       SOFITAM  TOKHEIM
                          FRENCH   ADJUSTMENTS(1) AND    U.S.     U.S.     PRO FORMA    PRO FORMA
                         GAAP(1)  RECLASSIFICATIONS(2)   GAAP     GAAP    ADJUSTMENTS   COMBINED
                         -------- -------------------- -------- --------  -----------   ---------
Net sales............... $ 89,260       $   --         $ 89,260 $107,167   $    --      $196,427
Operating expenses......   80,680           768          81,448  104,410        --       185,858
Special charges.........      --            332             332      --         --           332
Depreciation and
 amortization...........    2,231            93           2,324    2,137        812(3)     5,273
                         --------       -------        -------- --------   --------     --------
Operating income........    6,349        (1,193)          5,156      620       (812)       4,964
Interest expense, net...    2,102           156           2,258    1,466      5,323(4)     9,047
Other expense, net......      454          (318)            136     (208)       --           (72)
Profit sharing..........      782          (782)            --       --         --           --
                         --------       -------        -------- --------   --------     --------
 Earnings (loss) before
  income taxes..........    3,011          (249)          2,762     (638)    (6,135)      (4,011)
 Income tax provision
  (benefit).............      413           --              413     (506)       --           (93)
                         --------       -------        -------- --------   --------     --------
  Net earnings (loss)... $  2,598       $  (249)       $  2,349 $   (132)  $ (6,135)    $ (3,918)
                         ========       =======        ======== ========   ========     ========
Preferred stock
 dividends(5)...........                                        $    774                $    774
Net loss applicable to
 Common Stock...........                                        $   (906)               $ (4,692)
Primary loss per share..                                        $  (0.11)               $  (0.59)
                                                                ========                ========
Weighted average shares
 outstanding............                                           7,938                   7,938

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED NOVEMBER 30, 1995
                             (DOLLARS IN THOUSANDS)

                         SOFITAM                       SOFITAM  TOKHEIM
                          FRENCH   ADJUSTMENTS(1) AND    U.S.     U.S.     PRO FORMA     PRO FORMA
                         GAAP(1)  RECLASSIFICATIONS(2)   GAAP     GAAP    ADJUSTMENTS    COMBINED
                         -------- -------------------- -------- --------  -----------    ---------
Net sales............... $177,450       $   --         $177,450 $221,573   $    --       $399,023
Operating expenses......  160,273         1,503         161,776  210,960        --        372,736
Special charges.........      --          4,294           4,294      --         --          4,294
Depreciation and
 amortization...........    2,431          (172)          2,259    4,857      1,625 (3)     8,741
                         --------       -------        -------- --------   --------      --------
Operating income........   14,746        (5,625)          9,121    5,756     (1,625)       13,252
Interest expense, net...    3,820           349           4,169    3,319     10,947 (4)    18,435
Other expense, net......    5,290        (5,073)            217     (478)       --           (261)
Profit sharing..........      863          (863)            --       --         --            --
                         --------       -------        -------- --------   --------      --------
 Earnings (loss) before
  income taxes..........    4,773           (38)          4,735    2,915    (12,572)       (4,922)
 Income tax provision...      247           --              247       39        --            286
                         --------       -------        -------- --------   --------      --------
  Net earnings (loss)... $  4,526       $   (38)       $  4,488 $  2,876   $(12,572)     $ (5,208)
                         ========       =======        ======== ========   ========      ========
Preferred stock
 dividends(5)...........                                        $  1,580                 $  1,580
Net earnings (loss)
 applicable to Common
 Stock..................                                        $  1,296                 $ (6,788)
Primary earnings (loss)
 per share..............                                        $   0.16                 $  (0.86)
                                                                ========                 ========
Weighted average shares
 outstanding............                                           7,911                    7,911

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               AS OF MAY 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                                   PRO FORMA
                         SOFITAM                 SOFITAM  TOKHEIM                  COMBINED
                          FRENCH                   U.S.     U.S.    PRO FORMA      TOKHEIM &
                         GAAP(6)  ADJUSTMENTS(7)   GAAP     GAAP   ADJUSTMENTS      SOFITAM
                         -------- -------------- -------- -------- -----------     ---------
ASSETS:
Current assets:
 Cash and cash
  equivalents........... $  8,140    $    --     $  8,140 $  2,005  $    --        $ 10,145
 Accounts receivable,
  net...................   61,821          42      61,863   37,531       --          99,394
 Inventory, net.........   36,637         --       36,637   38,776       --          75,413
 Other current assets...      --          --          --     2,518       --           2,518
                         --------    --------    -------- --------  --------       --------
   Total current assets.  106,598          42     106,640   80,830       --         187,470
Property, plant &
 equipment, net.........    8,938       3,359      12,297   27,372       --          39,669
Other noncurrent assets
 and deferred charges...   12,558     (10,586)      1,972   10,695    (3,296)(8)      9,371
Purchased goodwill and
 other intangibles......      --          --          --       --     72,313 (9)     72,313
                         --------    --------    -------- --------  --------       --------
   Total assets......... $128,094    $ (7,185)   $120,909 $118,897  $ 69,017       $308,823
                         ========    ========    ======== ========  ========       ========
LIABILITIES &
 STOCKHOLDERS' EQUITY:
Liabilities:
 Current liabilities:
  Current portion of
   long-term debt....... $    --     $    --     $    --  $    441  $   (441)(11)  $    --
  Notes payable bank....   38,281         --       38,281    2,969   (41,250)(11)       --
  Accounts payable......   37,472         --       37,472   19,473    (3,000)(8)     53,945
  Accrued expenses......   14,792         --       14,792   14,489       --          29,281
  Acquisition
   restructuring
   accrual..............                                              10,359 (10)    10,359
                         --------    --------    -------- --------  --------       --------
   Total current
    liabilities.........   90,545         --       90,545   37,372   (34,332)(11)    93,585
Long-term debt (11).....   20,223         --       20,223   36,532   104,205        160,960
Capital lease
 obligations............      --        3,359       3,359      --        --           3,359
Postretirement benefits
 liability..............      --          --          --    14,202       --          14,202
Minimum pension
 liability..............      --          --          --     3,868       --           3,868
Minority interest.......      803         (16)        787      --        --             787
Other long-term
 liabilities............    3,225       2,210       5,435      717       --           6,152
                         --------    --------    -------- --------  --------       --------
   Total liabilities....  114,796       5,553     120,349   92,691    69,873        282,913
ESOP Preferred Stock,
 net (13)...............      --          --          --     7,134       --           7,134
Common stockholders'
 equity,
 net (13)...............   13,298     (12,738)        560   19,072      (856)(12)    18,776
                         --------    --------    -------- --------  --------       --------
   Total liabilities &
    stockholders'
    equity.............. $128,094    $ (7,185)   $120,909 $118,897  $ 69,017       $308,823
                         ========    ========    ======== ========  ========       ========

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                            (DOLLARS IN THOUSANDS)

(1) Sofitam's financial information contained in the pro forma condensed combined statement of operations has been derived from the audited combined financial statements for the year ended December 31, 1995 and unaudited combined financial statements for the six months ended June 30, 1996 prepared in accordance with French GAAP. Such financial information has been adjusted to comply with U.S. GAAP. Differences between French GAAP and U.S. GAAP are discussed in Note 21 to Sofitam's historical financial statements included elsewhere in this Prospectus. The amounts included under "special charges" are reflected as exceptional expense under French GAAP and has been reclassified to special charges for purposes of the pro forma presentation under U.S. GAAP. The composition of this amount is discussed at Note (2) below. Certain classification assumptions have been made to allocate the adjustments discussed above among the various income statement captions. Amounts are converted into U.S. dollars based on an average rate of 5.113 French francs per U.S. dollar for the six months ended June 30, 1996 and an average rate of 4.958 French francs per U.S. dollar for the year ended December 31, 1995.
(2) The following table summarizes the adjustments and reclassifications necessary to present Sofitam's French GAAP statement of operations on a U.S. GAAP basis. These items are discussed in more detail in Notes 14 and 21 to Sofitam's historical financial statements included elsewhere in this Prospectus.

                                             SIX MONTHS ENDED    YEAR ENDED
                                               MAY 31, 1996   NOVEMBER 30, 1995
                                             ---------------- -----------------
                                                   (DOLLARS IN THOUSANDS)
                                                     (EXPENSE (INCOME))
     Operating expenses:
       Reverse rent expense on capital
        lease recorded as operating lease
        under French GAAP..................       $(298)            $(615)
       Record additional pension related
        expenses not recognized under
        French GAAP........................         283               520
       Reclassification of pension related
        expenses from other expenses (non
        operating).........................         --                736
       Reclassification of pension related
        expenses from profit sharing (non
        operating).........................         782               863
                                                  -----             -----
         Total operating expenses..........         768             1,503
                                                  -----             -----
     Special charges:
       Reclassification of inventory write-
        down provision from other expenses
        (non operating)....................         --              3,753
       Reclassification of research and
        development cost write off from
        other expenses (non operating).....         --                352
       Reclassification of restructuring
        charges from other expenses (non
        operating).........................         102               301
       Reclassification of other
        exceptional items from other
        expenses (non operating)...........         230              (112)
                                                  -----             -----
         Total special charges.............         332             4,294
                                                  -----             -----
     Depreciation and amortization:
       Reverse amortization of deferred
        start up cost as amount was
        previously written off.............          (4)              (15)
       Reverse amortization of deferred
        research and development cost as
        amount was previously written off..         --               (352)
       Adjust amortization of purchased
        goodwill to conform with U.S. GAAP.          (7)              (19)
       Record depreciation expense on
        capital lease recorded as operating
        lease under French GAAP............         104               214
                                                  -----             -----
         Total depreciation and
          amortization.....................          93              (172)
                                                  -----             -----

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)
                            (DOLLARS IN THOUSANDS)

                                              SIX MONTHS ENDED    YEAR ENDED
                                                MAY 31, 1996   NOVEMBER 30, 1995
                                              ---------------- -----------------
                                                    (DOLLARS IN THOUSANDS)
                                                      (EXPENSE (INCOME))
     Interest expense, net:
       Record interest expense on capital
        lease recorded as operating lease
        under French GAAP...................         156               349
                                                    ----            ------
     Other expense, net
       Reclassification of inventory write-
        down provision to special charges...         --             (3,753)
       Reclassification of research and
        development cost write off to
        special charges.....................         --               (352)
       Reclassification of restructuring
        charges to special charges..........        (102)             (301)
       Reclassification of other exceptional
        items to special charges............        (230)              112
       Record unrealized exchange gains on
        trade accounts......................          10               (21)
       Record effect of U.S. GAAP
        adjustments on minority interest....           3               (22)
       Reclassification of pension related
        expenses from other expenses (non
        operating)..........................         --               (736)
                                                    ----            ------
         Total other expense, net...........        (318)           (5,073)
                                                    ----            ------
     Profit Sharing:
       Reclassification of pension related
        expenses to operating expenses......        (782)             (863)
                                                    ----            ------
         Total effect of all adjustments on
          income............................        $249            $   38
                                                    ====            ======

(3) The pro forma adjustment represents the amortization of deferred costs and purchased goodwill associated with the Acquisition as follows:

                                             ANTICIPATED  SIX MONTH TWELVE MONTH
                                      GROSS  AMORTIZATION  PERIOD      PERIOD
                                     AMOUNT     PERIOD     AMOUNT      AMOUNT
                                     ------- ------------ --------- ------------
     Purchased goodwill............. $57,813   40 years     $722       $1,445
     Legal and advisory fees........   7,175   40 years       90          180
                                     -------                ----       ------
                                     $64,988                $812       $1,625
                                     =======                ====       ======

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)
                            (DOLLARS IN THOUSANDS)
(4)The pro forma adjustments to interest expense, net, were calculated as follows:

                                             SIX MONTHS ENDED    YEAR ENDED
                                               MAY 31, 1996   NOVEMBER 30, 1995
                                             ---------------- -----------------
     Historical interest expense, net:
       Tokheim.............................       $1,466           $ 3,319
       Sofitam.............................        2,258             4,169
                                                  ------           -------
         Total.............................        3,724             7,488
     Plus: Interest expense on borrowings
      under:
       Borrowing under Bank Credit Facility
        ($33,344 at rates ranging from
        8.14% to 10%)......................        1,435             2,792
       Senior Subordinated Notes due 2006
        ($100,000 at 11.5%)................        5,750            11,500
                                                  ------           -------
         Total.............................        7,185            14,292
     Less: Interest expense on:
       Tokheim debt being refinanced.......       (1,043)           (2,474)
       Sofitam debt being refinanced.......       (1,313)           (2,279)
                                                  ------           -------
         Total.............................       (2,356)           (4,753)
                                                  ------           -------
     Sub total.............................        8,553            17,027
     Amortization of deferred financing
      costs:
       Write off of old financing fees.....          --                420
       Bank Credit Agreement...............          319               638
       Senior Subordinated Notes...........          175               350
                                                  ------           -------
     Pro forma interest expense, net.......       $9,047           $18,435
                                                  ======           =======

  Interest expense, net, includes that portion of interest with respect to the Guaranteed ESOP Obligation which is not paid through dividends on, or redemptions of, the ESOP Preferred Stock.
(5) Dividends are payable on the Company's ESOP Preferred Stock, the proceeds of which are used to service the Guaranteed ESOP Obligation.

                            (DOLLARS IN THOUSANDS)

(6) Sofitam's financial information contained in the pro forma condensed consolidated balance sheet has been derived from the unaudited interim combined financial statements of Sofitam prepared in accordance with French GAAP. Such financial information has been adjusted to comply with U.S. GAAP and to exclude the investment in Bennett Pump Company which is not being purchased by Tokheim as discussed in note 4 to Sofitam's historical financial statements included elsewhere in this Prospectus. Differences between French GAAP and U.S. GAAP are discussed in Note 21 to Sofitam's historical financial statements included elsewhere in this Prospectus. Certain classification assumptions have been made to allocate the adjustments discussed above among the various income statement captions. Amounts were converted into U.S. dollars based on exchange rate of 5.1520 French francs per U.S. dollar.
(7) The following table summarizes the adjustments and reclassifications necessary to present Sofitam's French GAAP Balance Sheet on a U.S. GAAP basis. These items are discussed in more detail in Notes 14 and 21 to Sofitam's historical financial statements included elsewhere in this Prospectus.

                                                            AS OF MAY 31, 1996
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
     Accounts receivable, Net
       Record unrealized exchange gains on trade
        accounts........................................         $     42
     Property, plant, and equipment, net
       Record items under capital leases accounted for
        as operating leases under French GAAP...........            3,359
     Other non current assets and deferred charges
       Write off investment in Bennett Pump Company not
        being purchased.................................          (10,286)
       Write off deferred start up cost.................              (39)
       Write off purchased goodwill.....................             (260)
                                                                 --------
                                                                  (10,586)
                                                                 --------
         Total adjustment to assets.....................         $ (7,185)
                                                                 ========
     Capital lease obligations
       Record capital lease obligations accounted for as
        operating leases under French GAAP..............         $  3,359
     Minority interest
       Record effect of U.S. GAAP adjustments on
        minority interest...............................              (16)
     Other long-term liabilities
       Record pension and similar obligations not
        recorded under French GAAP......................            2,210
     Common stockholders' equity, net
       Record the effect on common stockholders' equity,
        net, of U.S. GAAP adjustments and the write off
        of the investment in Bennett Pump Company.......          (12,738)
                                                                 --------
         Total adjustment to liabilities and
          stockholders' equity..........................         $ (7,185)
                                                                 ========

                             (DOLLARS IN THOUSANDS)
(8) This amount reflects the write-off of Tokheim's unamortized deferred financing costs of $420 related to previous debt being refinanced as part of the Transactions. In addition, this amount includes a $3,000 refund of the purchase option security deposit. This amount was used as working capital to pay down accounts payable.
(9) This amount reflects the excess of costs over the fair value of the net assets of Sofitam acquired pursuant to the Acquisition and the deferred costs associated with the Acquisition.

     Total purchase price of Sofitam.................................. $107,423
       Assumption of Sofitam debt.....................................   58,379
                                                                       --------
     Fair value of assets acquired....................................   49,044
       Plus adjustments:
         Interest on extension of purchase option.....................      180
                                                                       --------
                                                                         49,224
       Less Adjustments:
         capital lease................................................      643
         Escrow future purchase of minority shares....................      567
                                                                       --------
     Net Purchase Price of Equity.....................................   48,014
       Book value of Sofitam net assets...............................      560
                                                                       --------
     Excess of cost over fair value of assets acquired................   47,454
     Deferred cost associated with the acquisition:
       Deferred financing fees........................................    7,325
       Legal and financial advisory fees..............................    7,175
       Direct Acquisition costs.......................................   10,359
                                                                       --------
     Total goodwill and other intangibles............................. $ 72,313
                                                                       ========

(10) This amount reflects the estimated other long-term liability associated with future costs of the Acquisition of $10,359, principally the amounts required to be expended in connection with the integration of the two companies.
(11) This amount reflects the repayment of existing Tokheim and Sofitam debt with the proceeds of the offering of the Old Notes and borrowings under the Bank Credit Facility.

     Borrowings under the Bank Credit Facility........................ $ 33,344
     Issuance of the Old Notes........................................  100,000
     Repay:
       Tokheim current portion of long-term debt......................      441
       Tokheim and Sofitam notes payable..............................   41,250
       Tokheim and Sofitam long-term debt.............................   29,139
                                                                       --------
     Net adjustment to reflect the financing transaction and the application of proceeds to repay existing debt.................. $ 62,514
                                                                       ========

(12) This amount reflects the elimination of Sofitam's existing net book value of $560 and Tokheim's historical deferred financing costs of $420.
(13) See consolidated financial statements for information as to the components of ESOP Preferred Stock, net, and common stockholders' equity, net.

                 SELECTED HISTORICAL FINANCIAL DATA OF TOKHEIM
  The following table sets forth selected historical financial data of Tokheim. The selected historical statement of operations and balance sheet data as of and for each of the five fiscal years in the period ended November 30, 1995 were derived from the audited consolidated financial statements of Tokheim. The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Tokheim, including the notes thereto, appearing elsewhere in this Prospectus. The selected historical financial data as of and for the nine months ended August 31, 1995 and 1996 are derived from unaudited interim financial statements of Tokheim. In the opinion of the Company, such unaudited interim financial statements contain all adjustments (consisting of only normal recurring items) necessary to present fairly its financial position and results of operations as of and for the periods presented.

                                                                           NINE MONTHS ENDED
                                   YEAR ENDED NOVEMBER 30,                    AUGUST  31,
                         ------------------------------------------------  ------------------
                           1991      1992      1993      1994      1995      1995      1996
                         --------  --------  --------  --------  --------  --------  --------
                                    (DOLLARS IN THOUSANDS)                    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net sales............... $167,522  $162,089  $172,306  $202,134  $221,573  $152,907  $166,212
Operating income
 (loss)(1)..............  (12,375)  (12,709)   (2,324)    4,617     5,756     1,108     2,072
Interest expense, net...    2,890     4,169     3,443     2,806     3,319     2,526     2,304
Earnings (loss) from
 continuing operations
 before income taxes....  (21,954)  (33,801)   (5,745)    2,119     2,915    (1,746)     (484)
Earnings (loss) from
 continuing operations..  (23,148)  (35,184)   (5,867)    1,862     2,876    (1,778)     (244)
Preferred stock
 dividends..............    1,831     1,790     1,663     1,617     1,580     1,188     1,159
Earnings (loss) from
 continuing operations
 applicable to common
 stock(2)...............  (24,979)  (36,974)   (7,530)      245     1,296    (2,966)   (1,403)
Earnings (loss) from
 continuing operations
 per common share:
  Primary...............    (3.96)    (5.86)    (1.09)     0.03      0.16     (0.18)    (0.06)
Fully diluted...........    (3.96)    (5.86)    (1.09)     0.03      0.13     (0.18)    (0.06)
BALANCE SHEET DATA (AT
 PERIOD END):
Working capital......... $ 17,783  $ 25,554  $ 29,414  $ 44,294  $ 47,253  $ 42,384  $ 49,001
Property, plant and
 equipment..............   47,490    32,851    29,004    27,425    28,558    28,701    26,375
Total assets(3).........  178,525   121,588   117,065   113,505   121,232   114,421   217,728
Total debt(4)...........   84,722    57,895    44,501    38,825    38,612    39,777   139,466
ESOP preferred stock,
 net....................    2,567     3,141     3,678     5,005     6,426     5,949     7,639
Common stockholders'
 equity, net............   57,987    25,480    29,962    20,111    20,697    18,012    18,533
OTHER DATA:
Capital expenditures.... $  6,910  $  2,045  $  2,503  $  2,757  $  5,559  $  4,204  $  1,887
Depreciation and
 amortization...........    8,420     7,202     5,233     4,672     4,857     3,492     3,126
Interest expense and
 preferred stock
 dividends..............    5,912     6,812     5,475     4,675     5,168     3,896     3,807
EBITDA (as defined)(5)..   (2,744)   (7,277)    2,931     9,597    11,091     4,272     4,946
Ratio of earnings to
 fixed charges(6).......      --        --        --        1.4x      1.5x      --        --

-------
(1) Operating income equals net sales less cost of sales, selling, general and administrative expenses and depreciation and amortization.
(2) Excludes cumulative effect of change in method of accounting for post-retirement benefits other than pensions of $13.4 million in the fiscal year ended November 30, 1994.
(3) At August 31, 1996, total assets included $96,401 of net proceeds from the issuance of the Old Notes held in escrow to fund the purchase of the fuel pump business of Sofitam. These funds were classified as a long-term asset on the Balance Sheet.
(4) Total debt includes long-term debt, current maturities of long-term debt, notes payable bank, capitalized lease obligations and the Guaranteed ESOP Obligation.
(5) EBITDA (as used herein with respect to Tokheim) represents earnings (loss) from continuing operations before income taxes and cumulative effect of change in method of accounting, net interest expense, depreciation and amortization and special charges. Special charges consist of (i) plant consolidation, severance and outplacement, (ii) organizational and product rationalization and (iii) write down of Brazilian investment, all of which were expensed in fiscal 1991 and 1992. Management utilizes EBITDA as a financial indicator of a company's ability to service debt, although the precise definition of EBITDA is subject to variation among companies. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of Tokheim's operating performance or as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Tokheim." For additional information concerning the Company's historical cash flows, see the Consolidated Statement of Cash Flows included elsewhere herein.
(6) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance cost, the portion of rental expense assumed to represent interest (calculated at approximately one-third) and dividends on the ESOP Preferred Stock which services the Guaranteed ESOP Obligation. Earnings were insufficient to cover fixed charges by $21,954, $33,801, $5,745, $1,746, and $484 for the fiscal years ended 1991, 1992, 1993, and the nine months ended August 31, 1995 and 1996, respectively.

                 SELECTED HISTORICAL FINANCIAL DATA OF SOFITAM

  The following table sets forth selected historical financial data of Sofitam. The selected historical statement of operations and balance sheet data as of and for each of the three fiscal years in the period ended December 31, 1995 were derived from the audited combined financial statements of Sofitam. The information contained in this table should be read in conjunction with the combined financial statements of Sofitam, including the notes thereto, appearing elsewhere in this Prospectus. The selected historical financial data as of and for the six months ended June 30, 1995 and 1996 are derived from unaudited interim financial statements of Sofitam. This information is presented in French francs and in accordance with accounting principles generally accepted in France. The principal differences between French GAAP and United States GAAP are outlined in the notes to the combined financial statements of Sofitam included elsewhere herein.

                                                                 SIX MONTHS
                                                                    ENDED
                               YEAR ENDED DECEMBER 31,            JUNE 30,
                            -------------------------------    ----------------
                              1993       1994       1995        1995     1996
                            ---------  ---------  ---------    -------  -------
                            (FRENCH FRANCS IN THOUSANDS)         (UNAUDITED)
   STATEMENT OF OPERATIONS
    DATA:
   Net sales...............   739,623    732,560    879,774    445,095  456,337
   Operating income........    28,606     18,425     73,110(3)  35,575   32,456
   Interest expense, net...    24,141     18,455     18,940     11,755   10,747
   Earnings before income
    taxes..................     3,116     40,195     23,665     20,199   15,387
   Net earnings (loss).....    (1,238)    37,070     22,441     11,534   13,274
   BALANCE SHEET DATA (AT
    PERIOD END):
   Working capital.........    66,397     37,450     68,080     60,927   82,700
   Property, plant and
    equipment, net.........    44,175     42,811     45,405     44,230   46,050
   Total assets............   532,838    609,422    636,485    614,370  659,932
   Total debt (1)..........   377,423    382,943    323,463    378,009  301,411
   Common and other
    shareholders' equity...   (53,760)   (36,250)    55,040    (28,670)  68,511
   OTHER FINANCIAL DATA:
   Capital expenditures....    15,457     18,162     16,746      9,608    6,157
   Depreciation and
    amortization...........    14,013     15,017     12,054      7,308   11,407
   EBITDA (as defined)(2)..    43,962     36,222     75,948     39,938   39,236

--------
(1) Total debt includes long-term debt, current maturities of long-term debt, notes payable bank, and capital lease obligations.
(2) EBITDA (as used herein with respect to Sofitam) represents earnings (loss) from continuing operations before income taxes, net interest expense, depreciation and amortization and special charges. Special charges consist of:

                                                  SIX MONTHS
                                 YEAR ENDED         ENDED
                                DECEMBER 31,       JUNE 30,
                            --------------------- ----------
                            1993   1994     1995  1995 1996
                            ----- -------  ------ ---- -----
   Waiver of debt from
    Sofitam................   --  (44,300)    --  --     --
   Inventory write-down
    provisions............. 2,071     --   18,609 --     --
   Write off of research
    and development cost...   --      --    1,744 --     --
   Other...................   621   6,855     936 676  1,695
                            ----- -------  ------ ---  -----
                            2,692 (37,445) 21,289 676  1,695
                            ===== =======  ====== ===  =====

  Management utilizes EBITDA as a financial indicator of a company's ability to service debt, although the precise definition of EBITDA is subject to variation among companies. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of Sofitam's operating performance or as a measure of liquidity. For additional information concerning historical cash flows, see the Combined Statement of Cash Flows included elsewhere herein.
(3) Amount includes special charges of FRF 21,289 as defined in Note (2) above.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                             OPERATIONS OF TOKHEIM

GENERAL

  The continuing improvement in industry demand for petroleum dispensing systems is being driven by the development of emerging markets, compliance with U.S. Federal Clean Air Act amendments requiring Stage II vapor recovery, and the desire for improved automation equipment, including dispenser payment terminals and POS systems. In addition, Tokheim's operating performance continues to benefit from new product introductions, strengthened distribution channels, increased international market penetration and cost-reduction programs which more than offset price deterioration. The market for petroleum dispensing equipment is competitive and sensitive to new product introductions and pricing pressure. Intense competition has caused the average price and profit margin on the Company's products to fall significantly over the past few years, and the Company expects that this trend may continue in the future. See "Risk Factors." Customer spending on the Company's products has been significantly affected by certain environmental regulations concerning the non-retail operations of the Company's customers. In complying with these regulations, customers diverted spending from dispensing equipment. Once such compliance has been achieved, the Company may have experienced increased sales as a result of deferred spending by its customers in prior periods. See "Risk Factors."

EFFECT OF ACQUISITION ON RESULTS OF OPERATIONS

  Management anticipates operating synergies and costs savings as a result of the Acquisition. The significant components of these synergies and cost savings relate to combining manufacturing facilities, integrating product lines, re-engineering the manufacturing process and eliminating duplicative administrative staff. Although no assurances can be given management expects that these savings are achievable by the end of 1999.

OPERATIONS

 Nine Months Ended August 31, 1996 Compared to Nine Months Ended August 31,
1995

  Net sales of $166.2 million for the first nine months of 1996 represented an 8.7% increase over net sales of $152.9 million reported in the same period for 1995. The improvement in net sales is attributable principally to the acceptance of new products in the United States and the continued penetration of markets outside of the United States.

  Gross margin as a percent of net sales was 23.7% compared to 23.1% in the first nine months of 1995. This improvement was due to the favorable first quarter results primarily due to higher sales volumes, actions taken to improve the Company's cost structure and a favorable product sales mix, partially offset by product modification costs primarily attributable to work on the three-year supply contract with Shell Oil for Asia.

  Selling, general and administrative expenses increased as a percent of sales 0.5% over comparable 1995 levels for the nine month period. These increases are generally attributable to legal fees to defend the company against certain pending cases, increased employee cost, and a customer satisfaction program related to previously sold dispensers.

  Net interest expense of $2.3 million for the first nine months decreased from net interest expense of $2.5 million reported in the same period last year. This decrease is due to reduced average borrowings throughout most of the nine month period offset by an increase in interest income and eight days of interest on the 11.5% Senior Subordinated Notes issued August 23, 1996. Amortization of debt restructuring charges included in interest expense was $0.4 and $0.3 in 1995 and 1994, respectively.

  Depreciation and amortization decreased $0.4 million for the nine month period from the same period one year ago. These decreases were due to assets becoming fully depreciated in previous periods and utilization of operating leases to finance the current capital needs.

  The favorable fluctuation in foreign currency gains are due to the devaluation of the major European currencies in the prior year as compared to an overall strengthening of those same currencies during the current year.

  Other expenses, net as a percent of sales or in dollars did not significantly change compared to the nine month period ended August 31, 1995.

  A net loss of $0.2 million, or $0.18 per share on a primary basis, was reported for the first nine months of 1996 compared to a net loss of $1.8 million, or $0.38 per share, incurred for the same period last year.

  No cash dividends on common stock were declared during the period.

 Fiscal Years 1995, 1994 and 1993

  Net sales were $221.6 million, an increase of 9.6% from $202.1 million in 1994 and an increase of 28.6% from 1993 sales of $172.3 million. Sales increases both in and outside of the United States contributed to these gains. Domestic sales of petroleum dispensing equipment and systems increased 5.8% from $119.8 million in fiscal 1994 to $126.7 million in fiscal 1995. International sales were $94.8 million in fiscal 1995, up 15.1% from fiscal 1994 sales of $82.4 million.

  The gross margin on product sales for 1995 was 24.5%, an increase from the prior year's 23.5%, due primarily to higher sales volume and improvements in Tokheim's cost structure. The increase was offset, in part, by lower prices. The gross margin on product sales for 1994 had increased from the 1993 level of 22.6%, due primarily to higher sales volume and the impact of cost reduction programs. Selling, general and administrative expenses as a percentage of net sales were 19.7% in 1995, compared to 18.9% in 1994 and 20.9% in 1993. The increase in 1995 was attributable to sales promotion efforts to penetrate new markets, costs incurred in connection with reorganization of the European operations, and improvements in information systems. The decrease in 1994 was due to cost reduction efforts and higher sales levels.

  Operating income was $5.8 million in 1995 compared to $4.6 million in 1994 and an operating loss of $2.3 million in 1993, principally as a result of the factors described above.

  Net interest expense of $3.3 million was higher than net interest expense in 1994 of $2.8 million reflecting increased borrowings throughout the year to support higher levels of sales, as well as slightly higher interest rates. Interest expense in 1994 was $0.6 million less than 1993 reflecting Tokheim's debt reduction program. Amortization of debt restructuring charges included in interest expense was $0.5 million in 1995 and 1994 and $0.6 million in 1993.

  A net foreign currency exchange gain of $0.1 million in fiscal 1995 was approximately the same as in fiscal 1994. A net foreign currency exchange loss of $0.5 million was incurred in fiscal 1993. The foreign currency gains and losses during these years were primarily a result of fluctuations in the exchange rates on intercompany balances between Tokheim's parent company and its foreign subsidiaries. Tokheim's long-term investment in foreign subsidiaries, when translated at fiscal 1995 conversion rates, resulted in a translation adjustment reflected as a $3.5 million charge to stockholders' equity in both 1995 and 1994 versus the comparable 1993 amount of $4.0 million.

  In fiscal 1995, Tokheim sold a noncore product line and related assets. Net proceeds were $0.5 million, and a net gain of $0.5 million was realized. The gain has been included in other expense, net in the statement of earnings and retained earnings.

  Net earnings in 1995 were $2.9 million, versus $1.9 million in 1994 before the cumulative effect of a change in accounting, or a 1994 net loss of $11.6 million. In 1993, the net loss amounted to $5.9 million. Fiscal 1995 operating earnings were favorably impacted principally by a $19.4 million increase in sales and improved gross margin on product sales resulting from cost control measures, new product introductions and product mix improvements. Fiscal 1994 operating earnings were favorably impacted principally by a $29.8 million increase in net sales and improved gross margin on product sales. Fiscal 1993 operating earnings were principally impacted by a $10.2 million increase in net sales, an improved gross margin on product sales, and lower selling, general and administrative expenses.

  No dividends were paid on common stock during fiscal years 1993 through 1995 in accordance with restrictive covenants under Tokheim's loan agreement.

  Inflation did not have a significant impact on Tokheim's results of operations in such periods.

  Claims have been brought against Tokheim and its subsidiaries for various legal matters. In addition, Tokheim's operations and properties are subject to international, federal, state and local environmental laws and regulations relating to the use, storage, handling, generation, treatment, emission, release, discharge and disposal of certain materials, substances and wastes. For further details, see Notes to Consolidated Financial Statements No. 16, "Contingent Liabilities."

 Accounting Pronouncements

  In the first quarter of 1994, Tokheim adopted a mandatory, noncash accounting change pursuant to Statement of Financial Accounting Standards No. 106 "Employers' Accounting For Postretirement Benefits Other Than Pensions" (SFAS 106) which governs accounting for nonpension retiree benefit costs. SFAS No. 106 requires companies to project the future cost of providing retiree medical, dental and life insurance benefits and recognize that cost as benefits are earned during the employee's career. Tokheim's actuarially determined liability was $13.4 million which Tokheim elected to record as a one-time noncash accounting adjustment versus the alternative of amortizing the amount over a period not to exceed 20 years. At November 30, 1995, Tokheim had accrued $14.8 million for this liability. Adoption of the new accounting standard had no cash flow effect nor did it represent a change with respect to previous fiscal years in the benefit levels provided to employees.

  Tokheim adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits," in the first quarter of 1995. This statement requires an accrual method of accounting for the expected cost of benefits to be paid to former or inactive employees and their covered dependents after employment but prior to retirement. Adoption of the new accounting standard did not have a material impact on Tokheim's financial position, cash flows or results of operations, nor did it represent a change in the benefit levels provided to employees.

  SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," is effective for the year ending November 30, 1997. In the opinion of management, this statement is not expected to impact the Company's financial position or results of operations. SFAS No. 123, "Accounting for Stock-Based Compensation," is effective for the year ending November 30, 1997. The Company has not decided how it intends to apply the accounting and disclosure provisions of this statement.

  Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," is effective for the year ending November 30, 1997. In the opinion of management, this statement will not have a material impact on the Company's financial position or results of operations.

  Statement of Position 96-1, "Environmental Remediation Liabilities," is effective for the year ending November 30, 1998. Management has not yet determined the impact that adoption of this statement will have on the Company's financial position or results of operations, but does not anticipate that material liabilities will need to be recorded in addition to those already provided for under the provisions of Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies."

COMPANY LIQUIDITY

  After the Acquisition, the Company's principal sources of liquidity are cash flow from operations, including cash flow generated from the Acquisition, and available borrowings under the Bank Credit Agreement. The Company's principal uses of liquidity will be to provide working capital, finance capital expenditures, fund costs associated with the Acquisition and meet debt service requirements. As a result of the Acquisition, the Company is highly leveraged. Based upon current operations, anticipated cost savings and future growth, the Company believes that its cash flow from operations, together with available borrowings under the Bank Credit Agreement and its other sources of liquidity (including leases), will be adequate to meet its anticipated requirements for working capital, capital expenditures, lease payments and scheduled principal and interest payments. There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels or that estimated cost savings or growth can be achieved. See "Risk Factors-- Substantial Leverage" and "Risk Factors--Ability to Achieve Anticipated Cost Savings or Revenue Growth."

  The Indenture restricts the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments or investments, consummate certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right of payment to any Senior Debt and senior in right of payment to the Notes, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company or any of its subsidiaries, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, the Bank Credit Agreement contains other and more restrictive covenants and prohibits the Company from prepaying the Notes. The Bank Credit Agreement also requires the Company to maintain specified financial ratios and satisfy certain financial tests. The Company's ability to meet such financial ratios and tests may be affected by events beyond its control. There can be no assurance that the Company will meet such tests. See "Description of Bank Credit Agreement."

 Nine Months Ended August 31, 1996 Compared to Nine Months Ended August 31,
1995

  Cash used in operations for the nine-month period ended August 31, 1996 was $1.1 million versus $15,000 in the prior year. The decrease relative to the prior year reflects the financial effect of deferred charges related to the Acquisition discussed below. These items are reflected under the caption "Other assets and deferred charges" in the Balance Sheet.

  Funds used in investing and other activities were $ 97.3 million in 1996, representing $1.9 million in capital expenditures less $1.0 million in proceeds from the sale of property and equipment. In addition, $96.4 million net proceeds from the issuance of the Old Notes was held in escrow to fund the purchase of the fuel pump business of Sofitam. Cash used in investing and other activities in the 1995 third quarter was $4.1 million, reflecting capital expenditures of $4.2 million offset by proceeds from the sale of equipment of $0.1 million.

  Cash generated from financing activities of $102.4 million in 1996 and $1.8 million in 1995 principally represented increases in debt less preferred stock dividend payments. The 1996 increase in debt represents an increase due to the placement of the Old Notes maturing in the year 2006 for the Acquisition.

 Fiscal Years 1995, 1994 and 1993

  Tokheim's investing activities are generally for capital expenditures which amounted to $5.6 million in 1995, $2.8 million in 1994 and $2.5 million in 1993. In 1995, Tokheim received proceeds from sales of property, plant and equipment of $0.6 million versus $0.2 million and $2.4 million in 1994 and 1993, respectively. Prior to fiscal 1995 year-end, the Board of Directors approved capital expenditures of approximately $12.8 million for improvements in plant productivity and capacity, product design and quality of both products and processes. Operating leases are in various stages of completion and it is expected that all financing will be in place by the end of second quarter of 1997.

  Financing activities in 1995 were limited to normal business transactions. Financing activities in 1994 primarily resulted in a $5.7 million reduction in debt which aggregated $38.8 million at November 30, 1994 versus $44.5 million at November 30, 1993. Financing activities in 1993 included the issuance of 1,283,000 shares of common stock in a private placement with institutional investors, raising a net of $11.5 million of new equity capital. Tokheim reduced its debt during 1993 by $13.4 million from November 30, 1992. Peak short-term borrowings were $19.9 million in 1995, $18.4 million in 1994 and $25.0 million in 1993. The weighted average interest rate for these borrowings was approximately 8.6% in 1995, 8.1% in 1994, and 8.9% in 1993. Preferred stock dividends paid were $1.6 million, $1.6 million and $1.7 million in fiscal years 1995, 1994 and 1993, respectively.

  Cash and cash equivalents at November 30, 1995 aggregated $3.0 million versus $3.9 million at November 30, 1994. Working capital at November 30, 1995 increased $3.0 million over the prior year as a result of higher accounts receivable, partially offset by an increase in current liabilities and a decrease in cash and cash equivalents. Tokheim's current ratio at November 30, 1995 and 1994 was 2.2.

  Tokheim has guaranteed loans to its Retirement Savings Plan in the amounts of $14.6 million and $17.0 million at November 30, 1995 and 1994, respectively. Tokheim has guaranteed a $25 per share value for its convertible preferred stock. If redeemed by the Trustee, the Company is responsible for purchasing the preferred shares at the $25 floor value. The Company may elect to pay the redemption price in cash or an equivalent amount of common stock.

  Total interest-bearing debt as a percent of equity for 1995 was 142% compared to 155% for 1994. The decrease in 1995 is primarily due to a reduction in Guaranteed ESOP Obligation, a reduction in common treasury stock and increased retained earnings.

  In summary, the Company believes that it has adequate financial resources, both from internal and external sources, to meet its liquidity needs over the next 12 months and on a long-term basis.

                                    INDUSTRY

  The petroleum dispenser industry consists of manufacturers of devices that transfer fuel (primarily gasoline and diesel) from storage units to end-users. Nearly all dispenser products are designed for and sold to owners of retail gasoline service stations. Approximately 15% of U.S. industry unit sales are estimated to be made to commercial customers whose fuel consumption requirements warrant maintaining internal fueling capability. The market for petroleum dispenser products is highly competitive. Seven manufacturers of petroleum dispensing equipment are estimated to account for approximately 90% of the worldwide market, with none estimated to account for more than 30%.

     MANUFACTURER                                        1995 ESTIMATED REVENUES
     ------------                                        -----------------------
                                                              (IN MILLIONS)
     The Company (pro forma)............................          $400
     Gilbarco Inc.......................................           400
     Wayne (a division of Dresser Industries)...........           300
     Schlumberger Limited...............................           200
     Tankenlagen Salzkotten GmbH........................           150
     Scheidt & Bachmann GmbH............................           150
     Tatsuno Corporation................................           150

  Source: Company estimates

1970S

  As a result of OPEC's production curtailments during the 1970s, prices of petroleum products increased substantially, touching off a series of structural market changes. Gasoline service station owners, confronted with operating margin pressure, began to implement the "self-service" concept to cut costs. Consequently, petroleum dispensers were required to become less labor-intensive and more user-friendly; specifically, "cashier control" (i.e. the ability to control the dispenser from inside the station with pre-pay and preset controls) was introduced.

1980S

  In the early 1980s, concern over ground water contamination led to legislation in the United States that increased substantially the cost of owning and operating service stations. Federal Environmental Protection Agency regulations published in 1988 set forth a compliance schedule for service station owners concerning financial responsibility, leak detection, corrosion protection, vapor recovery and spill/overfill prevention. These regulations caused owners to upgrade stations, and often to purchase new dispensers. Many smaller independent operators were forced to sell to MOCs or to close. The result was an increase in both the market share of the MOCs and larger gas stations with more dispensers per station.

1990S

  The United States petroleum dispenser equipment and service markets are experiencing a resurgence. These markets suffered two years of stagnation in the early 1990s, as increased environmental regulation prompted MOCs to direct spending towards upgrading refineries and away from retail operations. The current industry growth generally has been attributed to globalization of MOC purchasing, technological advancements, environmental retrofitting, emerging markets and hypermarket expansion.

  Globalization of MOC Purchasing. Historically, MOCs bought dispenser products either directly from manufacturers or indirectly through distributors. In recent years, however, MOCs have increasingly purchased through the use of regional "tenders" and "alliances." A "tender" is an award by a MOC to a manufacturer to supply dispenser equipment and usually related services in a specific region for a specific period at specified prices and quantities. Whereas MOCs have usually tendered one country at a time, tenders for larger regions are becoming common. Tenders allow MOCs to reduce the number of their suppliers while improving their relationships with the remaining suppliers. Tenders have caused manufacturers to expand and adapt their product lines and service capability to satisfy the specific regulatory, marketing and service demands of each country in the region being supplied. Tenders contrast with alliances, which involve a more elaborate relationship between the MOC and manufacturer. Often, a MOC will ask only its alliance partner to submit a tender proposal. As part of an alliance, manufacturers can assist the MOC by tracking purchases, warranty coverage, service coverage and service response requirements.

  Technological Advancements. Customers are demanding greater functionality in dispensing equipment made available by new technology. In addition, retailers have numerous incentives to upgrade their dispensers to new ones that can tie into the retailer's computer system, providing immediate information on sales and inventory. Less than 20% of all dispensers are estimated to have credit/debit card readers, even though second generation card readers are already being installed in some locations.

  Environmental Regulations. Environmental regulations have increased the demand for petroleum dispenser equipment. A significant number of retail service stations across the United States are expected to be affected by the Stage II Vapor Recovery Control regulations. Management believes that, while the majority of service stations will retrofit existing dispensers, thereby requiring the purchase of a retrofit kit from a dispenser manufacturer, a large number of older dispensers will need to be replaced.

  Emerging Countries. The fall of trade barriers, privatization of national oil companies and growth of transportation infrastructures in emerging countries has opened new markets to the MOCs and IOCs. For example, in Mexico, the market was previously controlled by the government owned oil company, Pemex. Initial privatization occurred in 1995 which allowed MOCs such as Amoco Corp., Mobil Oil Corporation and Conoco Inc. to enter that market.

  Hypermarkets. The growth of hypermarkets is reducing the market share of traditional gas retailers in Europe. French hypermarket operators have begun expanding into other areas of Europe after traditionally focusing on France. A hypermarket is a retailing format that is similar to a strip center in the United States, with a grocery store as the anchor retailer. Hypermarkets offer competitively-priced, private label petroleum products to attract customers. In France, more than 50% of retail petroleum sales are through hypermarkets. Recently adopted zoning legislation in France may adversely impact the rate of expansion of hypermarkets in France. See "Risk Factors--Government Regulation-- Hypermarkets."

                                   BUSINESS

THE COMPANY

  The combination of Tokheim and Sofitam has created one of the world's largest manufacturers and servicers of electronic and mechanical petroleum dispensing systems, including petroleum dispensers, point-of-sale ("POS") systems and dispenser payment terminals, with the ability to provide its products and services globally. Management believes that the Company's global reach, expanded product offerings and customer relationships will make it one of the strongest competitors in the industry. Pro forma for the Acquisition, the Company would have had net sales of approximately $399.0 million and EBITDA (as defined herein by the Company) of approximately $26.5 million for the fiscal year ended November 30, 1995.

  Dispensing systems are designed for and sold principally to owners of retail fuel service stations, including major oil companies ("MOCs"), independent oil companies ("IOCs"), convenience stores ("C-Stores"), hypermarkets and other retailers, and to commercial customers. Management estimates that seven manufacturers of petroleum dispensing equipment account for approximately 90% of worldwide annual sales, estimated to be between $1.5 billion and $2.0 billion, with no manufacturer accounting for more than 30%. The markets for the sale and service of petroleum dispensing systems have been expanding. In mature markets, such as the United States and western Europe, retailers and consumers are demanding the efficiency, environmental protection and convenience offered by new technologies, such as credit/debit card readers, vapor recovery systems and touch screen displays. In emerging markets, such as eastern Europe, Africa and southeast Asia, economic growth is promoting vehicle use and infrastructure development, which increase the demand for fuel and fuel dispensers. In addition, the deregulation of local markets and privatization of state-owned oil companies have created other growth opportunities.

  Tokheim. Tokheim, headquartered in the United States, has been a leading manufacturer of petroleum dispensing systems, with a 27% market share in the United States and strong market positions in northern Europe and southern Africa. In fiscal year 1995, approximately 85% of Tokheim's net sales were to retail customers and approximately 15% were to commercial customers, such as municipalities, Federal Express Corp., United Parcel Service of America, Inc. and Penske Corporation. In 1992, a newly-hired management team at Tokheim developed a strategic plan that resulted in increases in both net sales and EBITDA (as defined herein by the Company) from $162.1 million and $(7.3) million in fiscal 1992 to $221.6 and $11.1 million in fiscal 1995, respectively. Revenue growth was due principally to market share gains and improved customer relationships. EBITDA (as defined herein by the Company) improvements resulted primarily from consolidating manufacturing operations, redesigning existing products, enhancing manufacturing efficiency and divesting non-core businesses.

  Sofitam. Sofitam, headquartered in France, has been the leading manufacturer and servicer of petroleum dispensers in France and northern Africa, and a leading manufacturer in southern Europe. Sofitam believes that its two distinct brand names, EIN and Satam, helped it maintain its leading market position in France. Unlike most of its competitors, Sofitam services its customers directly through its in-house service provider, Sogen S.A., which management believes affords it a valuable competitive advantage. For the fiscal year ended December 31, 1995, Sofitam had net sales of $177.5 million (approximately 40% of which derived from providing service) and EBITDA (as defined herein by the Company) of $15.4 million. Sofitam was formerly an indirect subsidiary of Compagnie Generale des Eaux ("CGE"), a large French company that recently adopted a strategy to divest its non-core businesses.

HISTORY

  Tokheim. Tokheim had its beginnings in 1898 in a hardware store in Thor, Iowa. Merchant John J. Tokheim, while searching for an improvement over the "drum-and-spigot" method of dispensing kerosene and gasoline, conceived of the idea of a pump to do the job. His invention became known as the Tokheim Dome Oil pump.
The pump's popularity led to the organization of the Tokheim Manufacturing Company in Cedar Rapids, Iowa in 1901. In 1918, Tokheim was purchased by a group of businessmen from Fort Wayne, Indiana. Tokheim moved to that city and was incorporated in Indiana under the name Tokheim Oil Tank and Pump Company. The present name was adopted in December 1953.

  Over the last several years, Tokheim has undergone a fundamental restructuring, prompted by declining revenues and profitability in the early 1990s. Tokheim's problems were attributable in part to poorly performing non-core businesses such as dental x-ray equipment, automation controls and underground leak detection. The diversification strategy diverted resources from Tokheim's core petroleum dispenser business. Tokheim's performance problems were compounded by the general downturn in the petroleum dispenser equipment business and by the diversion of MOC resources from purchasing new equipment to ensuring compliance of their refineries with United States Environmental Protection Agency ("EPA") standards.

  In 1992, Tokheim's Board of Directors hired a new management team led by Douglas K. Pinner. The new team initiated a broad and aggressive restructuring program that included divesting non-core businesses and re-focusing on its petroleum dispenser business. Since the restructuring began, the new management team has taken the following actions:

  . DIVESTITURE OF NON-CORE BUSINESSES. The Company divested all of its operations that were not profitable or not related to the petroleum dispenser business.

  . CONSOLIDATION OF MANUFACTURING OPERATIONS. Tokheim realized significant cost savings from the consolidation of its Newbern, TN, Jasper, TN and London, Canada facilities with its existing facilities. During this time, Tokheim believes that no disruption of distribution or service was felt by the marketplace.

  . RE-ENGINEERING OF PRODUCTS. Tokheim management identified ways to manufacture products of the same quality at a lower cost. To this end, the number of parts in many products was reduced significantly.

  . INCREASING MANUFACTURING EFFICIENCIES. Since 1992, Tokheim improved its productivity by 38% by re-engineering its manufacturing processes. As a result, Tokheim realized substantial cost savings without any incremental capital expenditures.

  . IMPROVING WORKING CAPITAL MANAGEMENT. Tokheim implemented an aggressive working capital management program that increased inventory turns by 1.5 and shortened lead-times by 50%.

  Sofitam. Sofitam was the combination of three companies, Satam, EIN and Gilbarco (France). CGE, a diversified French conglomerate, owned 94.4% of Sofitam S.A. In 1989, CGE acquired two of Satam's major competitors in France, EIN and Gilbarco's French subsidiary. These two companies were combined with and into Satam, whose name was changed to Sofitam. CGE decided in October 1995 to divest Sofitam as part of a plan to divest non-core businesses.

PRODUCTS

  The Company's product offerings includes petroleum dispensers, point of sale systems ("POS"), dispenser payment terminals ("DPTs"), replacement parts and upgrade kits. Petroleum dispensers transfer fuel from storage tanks to vehicles or portable containers while measuring the quantity of fuel pumped and calculating a sales price. POS systems handle in-store and at the pump fuel sales, pump activation, credit card transactions and inventory control, as well as the transmission of data to a central management system. DPTs, which usually work in conjunction with POS systems, automate customer payment at the pump with cash and credit/debit cards. Upgrade kits offer access to more recent developments in dispenser technology while avoiding the higher cost of dispenser replacement.

  In 1995, the Company introduced a number of new products, including the Windows PC-based Columbus POS system. The existing POS system was expanded to include 15 MOC networks and soon will accept 20, covering virtually every financial network by the end of 1996. Another significant product introduction in 1995 was the new line of retrofit dispenser heads which enable installed Tokheim equipment to have the same electronics and functionality as the newest designs. Tokheim's new wireless system allows radio communication between a POS System and up to 32 dispensers without laying cable.

SERVICE

  The Company believes that it offers superior customer support and service. In the United States and Canada, Tokheim has established a strong distribution network which has long been recognized for its service. Tokheim offers around-the-clock service through its more than 300 United States distributors, 110 international distributors and over 1,400 trained field representatives. In France and northern Africa, Sofitam has developed an excellent service network. Recognizing the marketing strength of service, Sofitam has significantly expanded its direct service network in the past three years. Sofitam has and continues to invest in systems that improve the efficiency of its service. Sofitam's proprietary dispatch and reporting system is believed to be the only one of its kind in the industry. This advanced communication network automatically dispatches service technicians, improving efficiency and response time. The network also can respond to customer inquiries.

CUSTOMERS

  In developed markets, petroleum dispensers are sold primarily to retail gasoline service station operators and commercial customers which fall into five categories.

  Major Oil Companies--MOCs are typically large multinational companies that are vertically integrated and that seek to expand their retail operations in both developed and developing countries. They sell "branded" products and typically have standard station formats including dispenser design and proprietary credit card networks. MOCs include Amoco Corp., Atlantic Richfield Company, The British Petroleum Company P.L.C., Chevron Corporation, Conoco Inc., Citgo Petroleum Corporation, Elf Aquitane, Exxon Corporation, Mobil Oil Corporation, Phillips Petroleum Corporation, Shell Oil Company, Sun Company, Inc., Texaco, Inc., Unocal Corporation, Marathon Oil Corporation, Fina, Inc., and Total S.A.

  Independent Oil Companies--IOCs are generally companies that market in a more regional manner than nationally. They sell "branded" products, and typically have station and dispenser designs which are standardized similar to MOCs. IOCs include Ashland, Inc., Clark Petroleum Pty. Ltd., The Coastal Corporation, Crown Central Petroleum Corp., Diamond Shamrock Inc., Emro Marketing Co. Western Division, Flying J Inc., Getty Petroleum Corp., Amerada Hess Corporation, Merit Oil Corp., Murphy Oil Corp., Racetrac Petroleum, Inc., Sinclair Oil Corp., Thrifty Oil Co., Tosco Corporation and Ultramar, Inc.

  Convenience Store Stations--C-Stores are petroleum retailers where over 50% of sales are from merchandise other than petroleum products. Convenience stores include those represented by Southland Corp. and Circle K Corp., as well as independents and "mom and pop" businesses. A significant number of convenience stores are owned by MOCs.

  Hypermarkets--The Company is the leading supplier to French hypermarkets. The hypermarket is a retailing format pioneered in France whose presence in the rest of Europe is growing. A hypermarket is similar to a strip center in the United States, with a grocery store as the anchor retailer. Hypermarkets offer competitively-priced, private label petroleum products to attract customers. In France, more than 50% of retail petroleum sales are through hypermarkets.

  Commercial Facilities--The commercial market is characterized by companies whose fuel consumption needs justify maintaining internal fueling capabilities. Such customers include Federal Express Corp., United Parcel Service of America, Inc. and Penske Motorsports, Inc.

MANUFACTURING AND QUALITY

  The Company's manufacturing process consists principally of sheet metal fabrication, machining, light assembly and customer-specific painting. The Company's manufacturing and production are generally to order. The Company employs a cellular manufacturing format and just-in-time process engineering.

  The majority of Tokheim's U.S. manufacturing operations are concentrated in three cities: Fort Wayne, Indiana; Lansdale, Pennsylvania; and Washington, Indiana. The majority of Sofitam's manufacturing operations are concentrated in two French facilities: Grentheville and Falaise. Management anticipates that the Company has sufficient capacity to meet demand over the next several years.

  One indication of Tokheim's quality standards is the award of ISO 9000 certification to several of Tokheim's plants. The International Organization for Standardization awards ISO 9000 certification internationally, on a facility-by-facility basis, to manufacturers that adhere to strict quality standards. Companies must maintain these standards and supply supporting documentation to retain their ISO certification. Independent third-party registrars must nominate candidates for certification. Certified facilities are regularly audited.

  In 1995, Tokheim's facilities in Fort Wayne and Fremont, Indiana were awarded ISO 9000 certification. In the first half of 1996, Tokheim's Washington, Indiana; Lansdale, Pennsylvania, and Brighton, Ontario, Canada facilities received ISO 9000 certification. These facilities joined Tokheim's plants in the U.K. and South Africa, which are also ISO registered.

SUPPLIES

  The principal raw materials essential to the Company's business are flat sheet steel, aluminum, copper tubing, iron castings and electronic components, all of which are generally available through competitive sources of supply. At its U.S. facilities, Tokheim's purchasing strategy, which includes a comprehensive Supplier Quality Assurance component, aims to ensure that inventories are purchased at the lowest total cost-of-quality. In making purchasing decisions, Tokheim considers the quality of performance of the required items, as well as the supplier's delivery responsiveness and prices. Tokheim has significantly reduced the number of suppliers it uses to develop more effective relationships with the remaining suppliers. Tokheim has also implemented point-of-use programs so that supplies are delivered directly to the proper usage points at the factory or to a storage facility.

  Sofitam currently purchases its raw materials through two purchasing networks located at its two manufacturing facilities. The Company intends to combine the purchasing networks of Tokheim and Sofitam, where appropriate. As part of the Acquisition, the Company entered into a five-year pump supply agreement with Bennett, a United States subsidiary of Sofitam S.A. Additionally, the Company has the right, under certain conditions, to purchase certain equipment and tooling from Bennett used in pump manufacturing. See "The Transactions."

SALES, MARKETING AND DISTRIBUTION

 United States

  The Company covers the United States market through two basic channels of distribution: (i) direct to national accounts such as the MOCs and certain IOCs, and (ii) indirectly through a large network of independent petroleum, automotive and industrial equipment distributors.

  Direct. The Company directly markets through five national account managers, who call on the MOCs and certain IOCs and large convenience store chains. Orders are placed directly with the Company and invoiced directly by the Company. National account managers work closely with the MOCs to develop technology, pricing and jobber account strategies.

  Distributors. The Company serves this market segment with ten regional and district managers, who call upon the Company's distributors. They ultimately sell product to large independent retailers and jobbers. Retailers place orders with the distributor who then places its orders with the Company. The Company ships to and invoices the distributor who then invoices the end user/retailer. The regional and district managers are responsible for geographic coverage, training the district sales force and assisting in the development of sales and marketing strategies.

 International Markets

  The fuel pump market has traditionally been local. However, due to MOCs' geographic expansion, the market is becoming more international. In emerging countries, especially where barriers to entry are being lowered, MOCs have often secured the largest share of the market. Most markets are separated between MOCs and IOCs, which are usually companies only marketing in a specific country. MOCs in recent years have been more aggressive and drive the development of technology within markets. MOCs tend to do business directly with the manufacturers, while IOCs prefer to do business on a local basis with established distributors.

  Direct. Historically, MOCs purchased dispensers from international distributors who provided warranty and service coverage. However, recently, MOCs began placing orders directly with the Company's international sales offices. Tendering for a region is becoming more prevalent. The Company recently won tenders from Shell for its southeast Asian, western Africa and eastern Africa regions. The Asian region includes Hong Kong, Malaysia, Pakistan, the Philippines, Singapore and Thailand. Tenders have the potential to extend to other countries in a region. In 1994, the Company entered into an alliance with Shell as Shell's exclusive supplier in over 20 countries in Europe, including several in eastern Europe. The Company has also been able to expand its dealings with Amoco, which is expanding its international operations. The Company is now supplying Amoco in Mexico. In all geographic areas, the Company's sales managers call on the MOCs and manage its distribution network. They also call on the MOCs and IOCs within each country.

  Distributors. The Company establishes relationships with distributors to cover independent retailers and jobbers who cannot be serviced cost-effectively by the Company's direct sales force. Retailers place orders with distributors who then place orders with the Company. The Company requires letters of credit from most of its international distributors.

PROPERTIES

  Tokheim owns properties in: Fort Wayne, Indiana; Fremont, Indiana; Washington, Indiana; Lansdale, Pennsylvania; Brighton, Ontario, Canada; Kya Sand, Randburg, South Africa; Glenrothes, Scotland; Weilheim, Germany; Grentheville, France; Falaise, France; Roche-Les-Beaupre, France; Fribourg, Switzerland; Scurzolengo, Italy; Casablanca, Morocco; Abidjan, Ivory Coast, and Halstenbek, Germany. Tokheim owns an engineering and design center and a corporate office building with an adjacent 116-acre tract of unimproved land located north of Fort Wayne, Indiana. The Jasper, Tennessee and Atlanta, Georgia facilities are currently being held for sale. The Company leases properties in Tremblay, France; Asnieres, France; Solothurn, Switzerland; West Sussex, United Kingdom; Vilvoorde, Belgium; Barcelone, Spain; La Soukra, Tunisia; Dakar, Senegal; Douala, Cameroon; Leiderdorp, the Netherlands; and Hamburg, Germany. Management anticipates that the Company will have sufficient capacity to meet anticipated future demand over the next several years.

EMPLOYEES

 Tokheim

  As of September 30, 1996, Tokheim (excluding Sofitam) employed approximately 1,753 persons, and as of June 30, 1996, Sofitam employed 1,289 persons. Most employees are involved in production, with the balance engaged in administration, sales and clerical work. Approximately 665 Tokheim employees are unionized. In the U.S., unionized employees are covered by collective bargaining agreements that expire in mid-1997. Tokheim anticipates that its collective bargaining agreements will be extended and renegotiated in the ordinary course of business. Tokheim does not believe that the outcome of such negotiations will have a material effect upon its business, financial condition or results of operations. Tokheim believes its relationship with its employees is good. It has not recently experienced any work stoppages at its facilities, and has been able to extend or renegotiate its collective bargaining agreement without disrupting production. Many production and maintenance employees who work for Sofitam are covered by collective bargaining agreements for the metallurgical industry. Management believes that its relationship with these employees is good.

RESEARCH AND DEVELOPMENT

  The Company continually enhances its existing product lines to offer new functionality in new or existing products. Both Tokheim and Sofitam have dedicated research and engineering staffs. Tokheim spent approximately $12.7 million, $10.2 million, and $8.6 million in 1995, 1994 and 1993, respectively, to improve existing products and manufacturing methods, develop new products, and pursue other applied research and development. Research and development projects are evaluated on the basis of cash payback and return on investment.

LEGAL PROCEEDINGS

  The Company is defending various claims and legal actions, including CERCLA and other environmental actions, which are common in this industry. These legal actions involve primarily claims for damages arising out of the Company's manufacturing operations, product liability, allegations of patent infringement, and claims for damages alleging violations of federal, state, or local statutes or ordinances dealing with civil rights and employment issues. Management believes that the outcome of any proceedings to which the Company is currently a party will not, individually or in the aggregate, have a material adverse effect on the operations or financial condition of the Company.

SEASONALITY

  Sales of petroleum dispenser equipment have historically been seasonal. Approximately 30% of Tokheim's annual net sales volume is recorded in the fourth quarter of its fiscal year, with no significant variation among the other three quarters. Sofitam experiences similar seasonality in its equipment sales but the overall effect is dampened somewhat by the large service component (40% of revenues) in its business mix.

REGULATION

  The Company's operations in the United States and abroad are subject to national, regional and local laws and regulations, including those concerning product safety, weights and measures, and pollution and protection of the environment.

  Product Safety. In the United States, the Company's products are subject to standards set by Underwriters' Laboratories ("UL"). Standards for petroleum product dispensers govern design features such as frame sturdiness, corrosion resistance and hydrostatics of various parts. UL standards for electronic devices also must be met. Other countries often either accept UL product standards or observe the standard of a comparable body including the Canadian Standards Association and the British Approval Service for Electrical Equipment and Flammable Atmosphere ("BASEEFA)" in Europe. Individual countries may vary the standards created by these groups.

  Weights and Measures. Meters and displays must meet certain accuracy standards. In the United States, "Handbook 44" from the National Institute on Weights and Measures, which all states have adopted, sets forth those standards. The standards generally require that the meter accurately measure the amount of fuel pumped to within 0.4%. Meters must be able to measure output at varying flow rates, ranging from almost zero to fifteen gallons per minute. Also, pumps must eliminate most of the vapor from the fuel to ensure that what is being measured is fuel. Dispensers in the U.S. are typically inspected every year by state inspectors. Outside the United States, similar standards govern features of meters and displays. Standards set by the Organization International Metrology League ("OIML") are generally accepted throughout Europe, including in France.

  Environment. Like similar companies, the Company's operations and properties are subject to a variety of complex and stringent federal, state, and local laws and regulations, including those governing the use, storage, handling, generation, treatment, emission, release, discharge and disposal of certain materials, substances and wastes, the remediation of contaminated soil and groundwater, and the health and safety of employees. As such, the nature of the Company's operations exposes it to the risk of claims with respect to such matters. There can be no assurance that material costs or liabilities will not be incurred in connection with such claims. Based upon its experience to date, the Company believes that the future cost of compliance with existing environmental laws and regulations, and liability for known environmental claims pursuant to such laws and regulations, will not have a material adverse effect on the Company's business or financial position. However, future events, such as new information, changes in existing laws and regulations or their interpretation, and more vigorous enforcement policies of regulatory agencies, may give rise to additional expenditures or liabilities that could be material. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Tokheim" and Notes to Consolidated Financial Statements No. 16, "Contingent Liabilities." In the United States, a number of states have adopted standards for the recovery of vapor coming from the nozzle as fuel is pumped. The most rigorous standards are those set by the California Air Resources Board ("CARB"), which has become the de facto governing body of such standards in the U.S. CARB's standards apply to vapor recovery systems on the nozzle. In general, a product that meets CARB's standards will pass the tests of other states. The international operations of the Company and its customers are also subject to various environmental statutes and regulations of the countries in which they operate. In addition, many of the countries in which the Company and its customers operate are members of the European Union which has promulgated and continues to promulgate environmental directives and regulations. Generally, these requirements are no more restrictive than those in effect in the United States. Although environmental protection and safety laws in the countries in which the Company manufactures and sells its products have an effect on product design, they apply equally to the Company's competitors and have not had, nor are they expected to have, a material adverse effect on the Company's competitive position. Environmental laws and regulations also significantly affect the Company's customers and their spending levels on Company products. See "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Tokheim."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information and ages as of September 30, 1996 regarding each of Tokheim's directors and executive officers:

          NAME            AGE                        POSITION
          ----            ---                        --------
Douglas K. Pinner.......   56 Chairman of the Board, President and
                              Chief Executive Officer and Director
Gerald H. Frieling, Jr..   66 Vice Chairman of the Board and Director
Condell B. Ellis, Jr....   64 Sr. Vice President, Domestic Sales
Terry M. Fulmer.........   52 Sr. Vice President, Global Manufacturing
John A. Negovetich......   51 President, Tokheim, North America and
                              Acting Chief Financial Officer
Arthur C. Prewitt.......   55 Vice President, Technology and Venture Development
Norman L. Roelke........   47 Vice President, Secretary and General Counsel
Scott A. Swogger........   44 Vice President, Quality Systems
Jacques St. Denis.......   39 President and Director General of Tokheim-Sofitam S.A.
Walter S. Ainsworth.....   68 Director
Robert M. Akin, III.....   60 Director
James K. Baker..........   65 Director
Bernard D. Cooper.......   54 Director
Richard W. Hansen.......   59 Director
Dr. Winfred M. Phillips.   56 Director
Ian M. Rolland..........   63 Director

  Douglas K. Pinner has been President and Chief Executive Officer of Tokheim since 1992, Chairman of the Board since the Acquisition and a director since 1993. From 1983 to 1992, he was President of Slater Steels Fort Wayne Specialty Alloys, a wholly-owned subsidiary of Slater Industrial of Toronto, which manufactures stainless steel bar. Mr. Pinner is also a director of Superior Metal Products.

  Gerald H. Frieling, Jr., the Vice Chairman of the Board, was Chairman of the Board from 1991 to 1996 and a director since 1989. Mr. Frieling was Chief Executive Officer of Tokheim from 1991 to 1992. From 1979 to 1989, he was Chairman of the Board, President and Chief Executive Officer of National-Standard, a diversified manufacturer of specialty wire, metal products and machinery. He is also a director of CTS Corporation.

  Condell B. Ellis, Jr. has served as Sr. Vice President, Domestic Sales since March 1996. Mr. Ellis has also served in various executive sales officer positions of Tokheim. Before joining Tokheim, he served as Vice President, Sales of CANMAX. He was also Vice President, Sales, of the Wayne Division of Dresser Industries, Inc.

  Terry M. Fulmer has served as Sr. Vice President, Global Manufacturing since March 1996. He has served in various capacities at Tokheim, including as Vice President, Corporate Operations and Planning; Vice President, Corporate Planning; General Manager, Small Pumps Division; and Manager of Manufacturing, Newbern Plant, Tokheim.

  John A. Negovetich became President, Tokheim North America following the Acquisition. Mr. Negovetich joined Tokheim as Vice President and Chief Financial Officer in 1995 and still serves as Acting Chief Financial Officer. Prior to that time, Mr. Negovetich served as Vice President, Finance, Chief Financial Officer, and Director of Ardco, Inc. and as Vice President, Finance of Hawker Siddeley, Inc.

  Arthur C. Prewitt was named Vice President, Technology and Venture Development in 1995. Mr. Prewitt has served in other roles at Tokheim, including as Vice President, Technology; Vice President, Corporate Engineering and Marketing; and Vice President, Product Engineering. Mr. Prewitt also formerly served as Manager, Technical Products at Gilbarco, Inc.

  Norman L. Roelke has served as Vice President and General Counsel of Tokheim since 1991 and as Secretary since 1995. Mr. Roelke formerly served as Corporate Counsel of Tokheim.

  Scott A. Swogger has been Vice President, Quality Systems since 1995. He has also served as Director, Quality Assurance of Tokheim, and as Tokheim's Senior Manager, Quality Assurance. Mr. Swogger formerly served as Corporate Quality Engineer and Senior Quality Engineer of DePuy, Inc.

  Jacques St. Denis became President and Director General of Tokheim Sofitam following the Acquisition. He has served in various capacities at Tokheim, including Vice President, Tokheim International and Director of Export and International Operations. Mr. St. Denis formerly served as Managing Director, European Operations and National Sales and Marketing Director, USA for Babson Brothers Company.

  Walter S. Ainsworth has been a director since 1992. Before retiring, he served as President and Chief Executive Officer, from 1979 to 1992, of Phelps Dodge Magnet Wire Company, a producer and international maker of magnet wire, the insulated conductor for most electrical systems. From 1985 to 1992, Mr. Ainsworth was Senior Vice President of Phelps Dodge Corp. He is also a director of Fort Wayne National Corporation.

  Robert M. Akin, III has been a director since 1993. Before his retirement, he served as President and Chief Executive Officer, from 1971 to 1995, of Hudson International Conductors, a subsidiary of Phelps Dodge Corp., a manufacturer of specialty wire products.

  James K. Baker has been a director since 1993. Mr. Baker is Vice Chairman of the Board of Arvin Industries, Inc., a global manufacturer of automotive products. From 1993 to 1996, he was Chairman of the Board, and from 1986 to 1993, he was Chairman and Chief Executive Officer of Arvin Industries, Inc. He is a director of Arvin Industries, Inc., First Chicago NBD Corp., Amcast Industrial Corp., the GEON Company, and CINergy Corp.

  Bernard D. Cooper has been a director since 1993. Mr. Cooper is President and Chairman of the Board of P.E.S. Inc., which sells and distributes petroleum equipment to the petroleum industry. He is also a director of Delhi Bancshares.

  Richard W. Hansen has been a director since 1995. Since 1977, Mr. Hansen has been Chairman, President and Chief Executive Officer of Furnas Electric Company, a leading manufacturer of industrial electrical and electronic motor control products.

  Dr. Winfred M. Phillips has served as a director since 1986. Dr. Phillips is Dean of the College of Engineering and Associate Vice President, Engineering and Industrial Experiment Station of the University of Florida.

  Ian M. Rolland has been a director since 1981. Since 1992, Mr. Rolland has been Chairman and Chief Executive Officer of Lincoln National Corporation, which provides life insurance and annuities, property-casualty insurance and related services through its subsidiary companies. He was President and Chief Executive Officer of Lincoln National Corporation from 1975 to 1992. He is also a director of Lincoln National Corporation, NIPSCO Industries, Inc., Norwest Bank Indiana, N.A., and Norwest Corporation.

OTHER BENEFICIAL OWNERS

  The following table sets forth, as of November 30, 1995, the number of shares of Common Stock beneficially owned by the only persons known to Tokheim to own more than 5% of the outstanding shares of Common Stock.

                                                                    PERCENTAGE
                                                                   OWNERSHIP OF
               NAME OF INDIVIDUAL                 NUMBER OF SHARES COMMON STOCK
              OR IDENTITY OF GROUP                OF COMMON STOCK  OUTSTANDING
              --------------------                ---------------- ------------
Pioneering Management Corporation................     774,200          9.8
60 State Street
Boston, Massachusetts 02109
R. B. Haave Associates Inc.......................     701,000          8.8
270 Madison Avenue
New York, New York 10016
Joseph Harrosh...................................     567,100          7.1
40900 Grimmer Blvd.
Fremont, California 94538
The TCW Group, Inc...............................     514,200          6.5
865 South Figueroa Street
Los Angeles, California 90017
Fort Wayne National Bank, as Trustee for the          808,620(1)       --
ESOP.............................................
110 West Berry Street
Fort Wayne, Indiana 46802

--------
(1) This figure represents shares of Common Stock issuable upon conversion of ESOP Preferred Stock held by the Trustee of the Retirement Savings Plan for Employees of Tokheim Corporation and subsidiaries, as if converted on the date hereof. Pursuant to this qualified plan, shares of Preferred Stock are to be allocated from time to time to Tokheim's employees, including its officers. It is not possible to predict the actual number of shares of Preferred Stock which will be allocated to officers in the future. Allocated shares are voted by the participants, including officers, to whom they are allocated. Unallocated shares are voted by the Trustee in proportion to the vote by participants with respect to allocated shares.

                     DESCRIPTION OF BANK CREDIT AGREEMENT

  Tokheim, Sofitam Equipement S.A. ("Sofitam Equipement"), Sofitam International, S.A. ("Sofitam International") and Sogen S.A. ("Sogen") entered into a credit agreement (the "Credit Agreement") with NBD Bank, N.A., as agent (the "Agent"), and other institutions party thereto (the "Banks") dated as of September 3, 1996. The Credit Agreement consists of a working capital/letter of credit facility in favor of Tokheim, and one or more of Sofitam Equipement, Sogen and Sofitam International (the "French Borrowing Subsidiaries") in an aggregate principal amount of $67,239,000; provided that (a) credit utilization by Tokheim under the Credit Agreement may not exceed the domestic borrowing base (the sum of (i) 85% of the gross amount of eligible receivables of Tokheim and its domestic subsidiaries and (ii) the lesser of (A) $20,000,000 and (B) 60% of the gross amount of eligible inventory of Tokheim and its domestic subsidiaries) and (b) credit utilization by French Borrowing Subsidiaries under the Credit Agreement may not exceed the French borrowing base (the sum of (i) 85% of the gross amount of eligible receivables of the French Borrowing Subsidiaries and (ii) the lesser of (A) $15,000,000 and (B) 50% of the gross amount of eligible inventory of the French Borrowing Subsidiaries). Pursuant to the Credit Agreement, certain Banks will provide swing line facilities to the Company, Sofitam Equipement, Sofitam International and Sogen, in an aggregate amount not to exceed $5,000,000 (subject to the borrowing base limitations discussed above); provided, however, after giving effect to any such swing line advance, the aggregate principal amount of loans outstanding under the Credit Agreement may not exceed $67,239,000. The Credit Agreement permits borrowings in U.S. dollars, French francs, British pounds sterling, German deutsche marks and other currencies which are freely available and convertible into U.S. dollars.

  Tokheim and the Tokheim Employee Stock Ownership Plan (the "ESOP") assigned their existing Employee Stock Ownership Plan credit facility with NBD Bank, N.A, and certain other banks (the "ESOP Credit Agreements") to the Agent and the Banks. At the time of the assignment, the ESOP Credit Agreements had an outstanding aggregate principal amount of $12,231,924.

  The information herein relating to the Credit Agreement and the ESOP Credit Agreements (collectively, the "Bank Credit Agreement") is qualified in its entirety by reference to the complete text of the documents entered into or to be entered into in connection therewith. The following is a description of the general terms of the Bank Credit Agreement.

  Indebtedness of the Company under the Bank Credit Agreement is secured by
(i) a first perfected security interest in and lien on certain of the real and personal assets of the Company (including claims against subsidiaries to which the Company has made an intercompany loan) and each of the Company's direct and indirect wholly-owned United States subsidiaries, (ii) a pledge of 100% of the stock of the Company's direct and indirect United States subsidiaries, and
(iii) a pledge of 65% of the stock of Tokheim France S.A. (which was renamed Tokheim Sofitam S.A. after the closing) and (iv) a guarantee by all of the Company's direct and indirect wholly-owned United States subsidiaries. Indebtedness of the French Borrowing Subsidiaries under the Credit Agreement is secured by (i) a first perfected security interest in certain of the real and personal property assets of such French Borrowing Subsidiaries, the Company, and all of the Company's direct and indirect wholly-owned United States subsidiaries, (ii) a pledge of 100% of the stock of the French Borrowing Subsidiaries, and (iii) a guaranty by the Company, Tokheim Sofitam S.A. and all of the Company's direct and indirect wholly-owned United States subsidiaries. Any lien on any real property in France will be limited to the fair market value of such property.

  Indebtedness under the Bank Credit Agreement will bear interest based (at the applicable borrower's option) upon (i) the Base Rate in the case of U.S. dollar denominated loans (defined as the higher of (x) the applicable prime rate and (y) the federal funds rate plus 1/2 of 1%) plus an applicable margin based upon the Company's leverage ratio (with a range of 0.50% to 1.75%) or
(ii) the applicable Eurocurrency Rate (as defined in the Bank Credit Agreement) for one, two, three, or six months, plus an applicable margin based upon the Company's leverage ratio (with a range of 1.50% to 2.75%). The Bank Credit Agreement contains customary provisions relating to yield protection, availability and capital adequacy. After the occurrence and during the continuance of a default, the Agent or the Bank, may increase the interest rate payable to the otherwise applicable rate plus 2%.

  The Credit Agreement expires on September 3, 2002. Indebtedness under the ESOP Credit Agreement amortizes by means of a principal payment of approximately $2,622,000 per year beginning in 1997, with a final principal payment of approximately $1,506,000 on July 1, 2001. The unused portion of the commitment under the Credit Agreement is subject to a commitment fee in the range of 0.50% to 0.375% depending upon the leverage ratio of the Company.

  The commitment under the Credit Agreement may be voluntarily reduced by the Company in whole or in part on one day's notice, and loans under the ESOP Credit Agreement may be voluntarily prepaid in whole or in part in each case, without premium or penalty.

  The Bank Credit Agreement requires the Company to meet certain consolidated financial tests, including minimum level of consolidated net worth, minimum level of consolidated EBITDA, minimum level of consolidated interest coverage, maximum consolidated leverage ratio and minimum consolidated fixed charge coverage ratio. The Bank Credit Agreement also contains covenants which, among other things, limit the incurrence of additional indebtedness and guarantees, dividends, transactions with affiliates, asset sales, investments and acquisitions, mergers and consolidations, prepayments of and amendments to other indebtedness (including the Notes), liens and encumbrances and other matters customarily restricted in such agreements. Certain of these covenants are more restrictive than those in favor of holders of the Notes as described herein and as set forth in the Indenture.

  The Bank Credit Agreement contains events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-default to certain other indebtedness, certain events of bankruptcy and insolvency, ERISA defaults, a change in control default, judgment defaults and failure of any guaranty or security agreement supporting the Bank Credit Agreement to be in full force and effect.

                           DESCRIPTION OF THE NOTES

  As used below in this "Description of the Notes" section, references to the "Notes" refer to the Old Notes and the New Notes.

  The Old Notes were, and the New Notes will be, issued under an indenture (the "Indenture"), dated as of August 23, 1996 by and between the Company and Harris Trust and Savings Bank, as Trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the Indenture has been filed with the Exchange Offer Registration Statement, of which this Prospectus is a part. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this section, references to the "Company" include only Tokheim and not its Subsidiaries.

  The Notes are unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt of the Company.

  The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. Any Notes that remain outstanding after the completion of the Exchange Offer, together with the New Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

PRINCIPAL, MATURITY AND INTEREST

  The Notes are limited in aggregate principal amount to $100,000,000 and will mature on August 1, 2006. Interest on the Notes will accrue at the rate of 11 1/2% per annum and will be payable semiannually in cash on each February 1 and August 1 commencing on February 1, 1997, to the persons who are registered Holders at the close of business on the January 15 and July 15 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  The Notes will not be entitled to the benefit of any mandatory sinking fund.

REDEMPTION

  Optional Redemption. The Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after August 1, 2001, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on August 1 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

        YEAR                                                          PERCENTAGE
        ----                                                          ----------
        2001.........................................................  105.750%
        2002.........................................................  103.833%
        2003.........................................................  101.917%
        2004 and thereafter..........................................  100.000%

  Optional Redemption upon Public Equity Offerings. At any time, or from time to time, on or prior to August 1, 1999, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to an aggregate of 35% of the principal amount of the Notes originally issued at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period ending on August 1 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

        YEAR                                                          PERCENTAGE
        ----                                                          ----------
        1997.........................................................  111.500%
        1998.........................................................  109.857%
        1999.........................................................  108.214%

  To effect the foregoing redemption with the proceeds of any Public Equity Offering, the Company shall make such redemption not more than 120 days after the consummation of any such Public Equity Offering. As used in the preceding paragraph, "Public Equity Offering" means an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

SELECTION AND NOTICE OF REDEMPTION

  In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, that if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any
Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

SUBORDINATION

  The payment of all Obligations on the Notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on Senior Debt, whether outstanding on the Issue Date or thereafter incurred. Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all Obligations due upon all Senior Debt shall first be paid in full in cash or Cash Equivalents, or such payment duly provided for to the satisfaction of the holders of Senior Debt, by the Company or any of its Subsidiaries before any payment or distribution of any kind or character is made on account of any Obligations on the Notes, or for the acquisition by the Company or any of its Subsidiaries of any of the Notes for cash or property. If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any Senior Debt, no payment of any kind or character (other than payments by a trust previously established pursuant to the provisions described under "--Legal Defeasance and Covenant Defeasance" below) shall be made by the Company or any of its Subsidiaries with respect to any Obligations on the Notes or to acquire any of the Notes for cash or property.

  In addition, if any other event of default occurs and is continuing with respect to any Designated Senior Debt, as such event of default is defined in the instrument creating or evidencing such Designated Senior Debt, permitting the holders of such Designated Senior Debt then outstanding to accelerate the maturity thereof and if the Representative for the respective issue of Designated Senior Debt gives written notice of the event of default to the Trustee (a "Default Notice"), then, unless and until all events of default have been cured or waived or have ceased to exist or the Trustee receives notice from the Representative for the respective issue of Designated Senior Debt terminating the Blockage Period (as defined below), during the 180 days after the delivery of such Default Notice (the "Blockage Period"), neither the Company nor any of its Subsidiaries shall (x) make any payment of any kind or character (other than payments by a trust previously established pursuant to the provisions described under "--Legal Defeasance and Covenant Defeasance" below) with respect to any Obligations on the Notes or (y) acquire any of the Notes for cash or property. Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 180 days from the date of the commencement of the Blockage Period and only one such Blockage Period may be commenced within any 365 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Debt shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Debt whether or not within a period of 365 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

  By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Debt, including the Holders of the Notes, may recover less, ratably, than holders of Senior Debt.

  The Notes are general unsecured obligations of the Company, subordinate in right of payment to all existing and future Senior Debt of the Company, including the Company's obligations under the Bank Credit Agreement and to all indebtedness and other obligations of the Company's Subsidiaries. As of September 6, 1996, the Company had approximately $74.5 million of Senior Debt, substantially all of which is secured by the assets of the Company and certain of its subsidiaries. See "Risk Factors."

CHANGE OF CONTROL

  The Indenture provides that, upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase.

  The Indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full all Indebtedness and terminate all commitments under the Credit Agreement and all other Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Credit Agreement and all other such Senior Debt and to repay the Indebtedness owed to each lender which has accepted such offer or (ii) obtain the requisite consents under the Credit Agreement and all other Senior Debt to permit the repurchase of the Notes as provided below.

  Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of

Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

  If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. In addition, the Bank Credit Agreement restricts the ability of the Company to make a Change of Control Offer.

  Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

CERTAIN COVENANTS

  The Indenture contains, among others, the following covenants:

  Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company may incur Indebtedness (including, without limitation, Acquired Indebtedness) and Subsidiaries of the Company may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.00 to 1.00 if incurred on or prior to the first anniversary of the Issue Date or greater than 2.25 to 1.00 if incurred thereafter.

  Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock, (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock or

(c) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (a), (b) and (c) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant or (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of: (w) 50% of the cumulative Consolidated Net Earnings (or if cumulative Consolidated Net Earnings shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus (x) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company; plus (y) 100% of the net cash proceeds from the sale of Investments by the Company (other than Permitted Investments) provided that such Investment was made after the Issue Date; plus (z) without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock (excluding, in the case of clauses (iii)(x) and (z), any net cash proceeds from a Public Equity Offering to the extent used to redeem the Notes or utilized as provided in clause (ii) of the next succeeding paragraph).

  Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit: (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration; or (2) the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of the net cash proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company (excluding, in the case of clause 2(ii), any net cash proceeds from a Public Equity Offering to the extent used to redeem the Notes); or (3) dividends on, and redemptions of, the shares of the Company's preferred stock held by the trust of the Company's retirement savings plan in accordance with the terms thereof on the date of the Indenture; or (4) payments to redeem or repurchase stock or similar rights from management of the Company in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees upon the termination of employment, death or disability of any such person; provided that such redemptions or repurchases shall not exceed $1 million. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1) and (4) shall be included in such calculation.

  Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officers' certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available internal quarterly financial statements.

  Limitation on Asset Sales. The Company will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless (i) the Company or the applicable Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors), (ii) with respect to Asset Sales by the Company or any Wholly Owned Subsidiary of the Company, at least 80% of the consideration received by the Company or such Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; and (iii) upon the consummation of an Asset Sale, the Company shall apply, or cause such Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either (A) to prepay any Senior Debt or Indebtedness of any Subsidiary of the Company and, in the case of any Senior Debt under any Revolving Credit Facility, effect a permanent reduction in the availability under such Revolving Credit Facility, (B) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Company and its Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"), or (C) a combination of prepayment and investment permitted by the foregoing clauses (iii)(A) and (iii)(B). On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii)(A), (iii)(B) and
(iii)(C) of the next preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase. The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5,000,000 resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5,000,000, shall be applied as required pursuant to this paragraph).

  Notwithstanding the immediately preceding paragraph, the Company and its Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraph to the extent (i) at least 80% of the consideration for such Asset Sale constitutes Replacement Assets and the remainder in cash or Cash Equivalents and (ii) such Asset Sale is for fair market value; provided that any consideration not constituting Replacement Assets received by the Company or any of its Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the immediately preceding paragraph.

  Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

  Limitation on Dividend and Other Payment Restrictions Affecting
Subsidiaries. The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Company to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances or to pay or guarantee any Indebtedness or other obligation owed to the Company or any other Subsidiary of the Company; provided that the terms of the Credit Agreement may restrict loans or advances from the Company and those of its Subsidiaries that are borrowers under the Credit Agreement to any of the Company's Subsidiaries that are not borrowers under the Credit Agreement or guarantees by the Company or Subsidiaries of the Company that are borrowers under the Credit Agreement of any Indebtedness or other obligation owed by any of the Company's Subsidiaries that are not borrowers under the Credit Agreement; or (c) transfer any of its property or assets to the Company or any other Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of:
(1) applicable law; (2) the Indenture; (3) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Subsidiary of the Company; (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (5) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; or (6) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or
(5) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Refinancing Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4) or (5).

  Limitation on Preferred Stock of Subsidiaries. The Company will not permit any of its Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Subsidiary of the Company) to own any Preferred Stock of any Subsidiary of the Company.

  Limitation on Liens. The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the Notes are equally and ratably secured, except for (A) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date; (B) Liens securing Senior Debt; (C) Liens securing the Notes; (D) Liens of the Company or a Wholly Owned Subsidiary of the Company on assets of any Subsidiary of the Company; (E) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens (x) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (y) do not extend to or cover any property or assets of the Company or any of its Subsidiaries not securing the Indebtedness so Refinanced; and (F) Permitted Liens.

  Prohibition on Incurrence of Senior Subordinated Debt. The Company will not incur or suffer to exist Indebtedness that is senior in right of payment to the Notes and subordinate in right of payment to any other Indebtedness of the Company.

  Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless: (i) either (1) the Company shall be the surviving or continuing corporation or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Subsidiaries substantially as an entirety (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the

Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; (iii) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and (iv) the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

  The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

  Limitations on Transactions with Affiliates. (a) The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable to the Company or such Subsidiary than those that could reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $1,000,000 shall be approved by the Board of Directors of the Company or such Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves aggregate payments or other property with a fair market value of more than $5,000,000, the Company or such Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

  (b) The restrictions set forth in clause (a) shall not apply to (i) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of the Company or any Subsidiary of the Company as determined in good faith by the Company's Board of Directors; (ii) transactions exclusively between or among the Company and any of its Wholly Owned Subsidiaries or exclusively between or among such Wholly Owned Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture; (iii) Restricted Payments permitted by the Indenture; (iv) transactions permitted by, and complying with, the provisions of the covenant described under "Merger, Consolidation and Sale of Assets" above; (v) transactions with distributors or other purchases or sales of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Company, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; (vi) any management agreement

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

as in effect as of the Issue Date or any amendment thereto or any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date and any similar agreements entered into after the Issue Date; and (vii) intercompany loans from the Company to any of its Wholly Owned Subsidiaries; provided such loans are otherwise in compliance with the terms of the Indenture.

  Reports to Holders. The Indenture provides that the Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of TIA (S)314(a).

EVENTS OF DEFAULT

  The following events are defined in the Indenture as "Events of Default":

    (a) the failure to pay interest on, or Liquidated Damages (if any) with respect to, any Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

    (b) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

    (c) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

    (d) there shall be a default under any Indebtedness of the Company or any Subsidiary, whether such Indebtedness now exists or shall hereinafter be created, if both (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity or (2) relates to an obligation other than the obligation to pay such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated final maturity and (B) the amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity or the maturity of which has been so accelerated, aggregates $10 million or more at any one time outstanding;

    (e) one or more judgments in an aggregate amount in excess of $5 million (which are not covered by third party insurance as to which the insurer has not disclaimed coverage) shall have been rendered against the Company or any of its Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; or

    (f) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries.

  If an Event of Default (other than an Event of Default specified in clause
(f) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same (i) shall become immediately due and

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

payable or (ii) if there are any amounts outstanding under the Credit Agreement or the ESOP Credit Agreement, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement or the ESOP Credit Agreement or 5 business days after receipt by the Company and the Representative under the Credit Agreement or the ESOP Credit Agreement of such Acceleration Notice. If an Event of Default specified in clause (f) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

  The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (f) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

  The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

  Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

  Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

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

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that
(A) the trust funds will not be subject to any rights of holders of Senior Debt, including, without limitation, those arising under the Indenture and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

SATISFACTION AND DISCHARGE

  The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;
(ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

  From time to time, the Company and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, (A) without the consent of each Holder affected thereby, no amendment may: (i) reduce the amount of Notes whose Holders must consent to an amendment; (ii) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes; (iii) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any Notes payable in money other than that stated in the Notes; (v) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default; or (vi) modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes in a manner which adversely affects the Holders; provided, however, that it is understood that any amendment, the purpose of which is to permit the incurrence of additional Indebtedness under the Indenture shall not be construed as adversely affecting the ranking of the Notes and (B) without the consent of Holders of not less than 66 2/3% in aggregate principal amount of Notes then outstanding, no such amendment, supplement or waiver may amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto.

GOVERNING LAW

  The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

  The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

  The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

  "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Company or such acquisition, merger or consolidation.

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

  "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

  "Asset Acquisition" means (a) an Investment by the Company or any Subsidiary of the Company in any other Person pursuant to which such Person shall become a Subsidiary of the Company or any Subsidiary of the Company, or shall be merged with or into the Company or any Subsidiary of the Company, or (b) the acquisition by the Company or any Subsidiary of the Company of the assets of any Person (other than a Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person.

  "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Subsidiary of the Company of
(a) any Capital Stock of any Subsidiary of the Company; or (b) any other property or assets of the Company or any Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) a transaction or series of related transactions for which the Company or its Subsidiaries receive aggregate consideration of less than $500,000 and (ii) the sale, lease, conveyance, disposition or other transfer
(w) of all or substantially all of the assets of the Company as permitted under "Merger, Consolidation and Sale of Assets", (x) pursuant to any foreclosure of assets or other remedy provided by applicable law to a creditor of the Company or any Subsidiary of the Company with a Lien on such assets, which Lien is permitted under the Indenture; provided that such foreclosure or other remedy is conducted in a commercially reasonable manner or in accordance with any bankruptcy law, (y) involving only Cash Equivalents or inventory in the ordinary course of business or obsolete equipment in the ordinary course of business consistent with past practices of the Company; or (z) involving only the lease or sublease of any real or personal property in the ordinary course of business.

  "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

  "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

  "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

  "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

  "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

  "Change of Control" means the occurrence of one or more of the following events: (i) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (ii) any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act shall become the owner, directly or indirectly, beneficially or of record, of shares representing either more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company or more than 40% of the aggregate issued and outstanding Common Stock of the Company; or (iii) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

  "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

  "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Earnings and (ii) to the extent Consolidated Net Earnings has been reduced thereby, (A) all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business or other transactions the effect of which has been excluded from Consolidated Net Earnings), (B) Consolidated Interest Expense and (C) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Earnings for such period, all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.

  "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four most recent full fiscal quarters for which financial information is available (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence or repayment of any Indebtedness of such Person or any of its Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital or revolving credit facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (provided that such Consolidated EBITDA shall be included only to the extent includable pursuant to the definition of "Consolidated Net Earnings") attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

  "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense, plus (ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person and its Subsidiaries (other than dividends paid in Qualified Capital Stock of the Company or dividends to the extent payable to the Company or its Subsidiaries) paid, accrued or scheduled to be paid or accrued during such period times (other than in the case of Preferred Stock of such Person and its Subsidiaries for which the dividends are tax deductible for Federal income tax purposes) (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

  "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication: (i) the aggregate of the interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of debt discount (but excluding the amortization of debt issuance costs), (b) the net costs under Interest Swap Obligations, (c) all capitalized interest and (d) the interest portion of any deferred payment obligation; and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Earnings" means, with respect to any Person, for any period, the aggregate net earnings (or loss) of such Person and its Subsidiaries for such period on a consolidated basis (before preferred stock dividend requirements), determined in accordance with GAAP; provided that there shall be excluded therefrom (a) after-tax gains or losses from Asset Sales or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary or nonrecurring gains or losses, (c) the net earnings of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Subsidiary of the referent Person,
(d) the net earnings (but not loss) of any Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by a contract, operation of law or otherwise, (e) the net earnings of any Person, other than a Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Subsidiary of the referent Person by such Person, (f) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Earnings accrued at any time following the Issue Date, (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), (h) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets and (i) all gains or losses from the cumulative effect of any change in accounting principles.

  "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

  "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Subsidiaries reducing Consolidated Net Earnings of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve relating to possible cash charges or expenditures for any future or past period).

  "Credit Agreement" means the Credit Agreement among the Company, certain of its Subsidiaries, the lenders party thereto in their capacities as lenders thereunder and NBD Bank, N.A., as administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the "Limitation on Incurrence of Additional Indebtedness" covenant above)) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

  "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

  "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

  "Designated Senior Debt" means (i) Indebtedness under or in respect of the Credit Agreement and the ESOP Credit Agreement and (ii) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25,000,000 and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the Company.

  "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the Notes.

  "ESOP Credit Agreement" means that certain credit agreement among the Company, the Tokheim Employee Stock Ownership Plan, NBD Bank, N.A., and certain other banks, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the "Limitation on Incurrence of Additional Indebtedness" covenant above)) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

  "Escrow Agent" means Bankers Trust Company.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

  "Fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

  "Indebtedness" means with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all Capitalized Lease Obligations of such Person, (iv) all indebtedness or other obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted), (v) all indebtedness for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below, (vii) all indebtedness of any other Person of the type referred to in clauses (i) through (vi) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured, (viii) all indebtedness under Currency Agreements and Interest Swap Agreements of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

  "Independent Financial Advisor" means a firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

  "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

  "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and its Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant, the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Earnings.

  "Issue Date" means the date of original issuance of the Notes.

  "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

  "Liquidated Damages" means all liquidated damages owing pursuant to the Registration Rights Agreement.

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Subsidiaries from such Asset Sale net of
(a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting, brokerage and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale and (d) appropriate amounts to be provided by the Company or any Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

  "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Permitted Indebtedness" means, without duplication, each of the following:

    (i) Indebtedness under the Notes and the Indenture;

    (ii) Indebtedness incurred pursuant to the Credit Agreement and the ESOP Credit Agreement in an aggregate principal amount at any time outstanding not to exceed (A) $12,671,000 with respect to the Indebtedness under the ESOP Credit Agreement, less the amount of all mandatory principal payments, if any (excluding any such payments to the extent refinanced at the time of payment under a replaced ESOP Credit Agreement) and (B) $67,239,000 in the aggregate with respect to Indebtedness under the Credit Agreement, reduced by any required permanent repayments, if any, (which are accompanied by a corresponding permanent commitment reduction) thereunder;

    (iii) Other Indebtedness of the Company and its Subsidiaries outstanding on the Issue Date (after giving effect to the Acquisition) reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

    (iv) Interest Swap Obligations of the Company covering Indebtedness of the Company or any of its Subsidiaries and Interest Swap Obligations of any Subsidiary of the Company covering Indebtedness of such Subsidiary; provided, however, that (x) such Interest Swap Obligations are designed to protect the Company and its Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture (and are used for bona fide hedging, and not speculative, purposes); and (y) the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

    (v) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements
  (i) are designed to protect against fluctuations in currency value (and are used for bona fide hedging, and not speculative, purposes) and (ii) do not increase the Indebtedness of the Company and its Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

    (vi) Indebtedness of a Wholly Owned Subsidiary of the Company to the Company or to a Wholly Owned Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Subsidiary of the Company, in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Subsidiary of the Company; provided that if as of any date any Person other than the Company or a Wholly Owned Subsidiary of the Company owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

    (vii) Indebtedness of the Company to a Wholly Owned Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Subsidiary of the Company, in each case subject to no Lien; provided that
  (a) any Indebtedness of the Company to any Wholly Owned Subsidiary of the Company is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Wholly Owned Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

    (viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten business days of incurrence;

    (ix) Indebtedness of the Company or any of its Subsidiaries represented by letters of credit for the account of the Company or such Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

    (x) Refinancing Indebtedness;

    (xi) Indebtedness incurred by the Company or any Subsidiary of the Company in connection with the purchase or improvement of property (real or personal) or equipment or other capital expenditures in the ordinary course of business or consisting of Capitalized Lease Obligations, provided that
  (i) at the time of the incurrence thereof, such Indebtedness, together with any other Indebtedness incurred during the most recently completed four fiscal quarter period in reliance upon this clause (xi) does not exceed, in the aggregate, 3% of the net sales of the Company and the Subsidiaries during the most recently completed four fiscal quarter period on a consolidated basis (calculated on a pro forma basis if the date of incurrence is prior to the end of the fourth fiscal quarter following the Issue Date) and (ii) such Indebtedness, together with all then outstanding Indebtedness incurred in reliance upon this clause (xi) does not exceed, in the aggregate, 3% of the aggregate net sales of the Company and its Subsidiaries during the most recently completed twelve fiscal quarter period on a consolidated basis (calculated on a pro foma basis if the date of incurrence is prior to the end of the twelfth fiscal quarter following the Issue Date);

    (xii) Indebtedness arising from agreements of the Company or a Subsidiary of the Company providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the Subsidiary in connection with such disposition;

    (xiii) Obligations in respect of performance bonds and completion guarantees provided by the Company or any Subsidiary of the Company in the ordinary course of business;

    (xiv) Guarantees by the Company or a Subsidiary of the Company of Indebtedness incurred by the Company or a Subsidiary of the Company so long as the incurrence of such Indebtedness by the Company or any such Subsidiary of the Company is otherwise permitted by the terms of the Indenture; and

    (xv) $10 million of other indebtedness of the Company or any of its Subsidiaries (which amount may, but need not, be incurred in whole or in part under the Credit Agreement).

  "Permitted Investments" means (i) Investments by the Company or any Subsidiary of the Company in any Person that is or will become immediately after such Investment a Wholly Owned Subsidiary of the Company or that will merge or consolidate into the Company or a Wholly Owned Subsidiary of the Company, (ii) Investments in the Company by any Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement and to the same extent that the Notes are subordinated to Senior Debt, to the Company's obligations under the Notes and the Indenture; (iii) Investments in cash and Cash Equivalents; (iv) loans and advances to employees and officers of the Company and its Subsidiaries in the ordinary course of business for bona fide business purposes; (v) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Subsidiaries' businesses and otherwise in compliance with the Indenture; (vi) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (vii) Investments made by the Company or its Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant; (viii) Investments existing on the Issue Date; (ix) Investments in an African Subsidiary in an aggregate amount not to exceed $2 million for which the Company is committed on the Issue Date; and (x) additional Investments in an aggregate amount not exceeding $5 million.

  "Permitted Liens" means the following types of Liens:

    (i) Liens for taxes, assessments or governmental charges or claims either
  (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

    (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent for a period of more than 60 days or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

    (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

    (iv) Liens securing letters of credit issued in the ordinary course of business consistent with past practice in connection with the items referred to in clause (iii), or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

    (v) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

    (vi) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

    (vii) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

    (viii) purchase money Liens to finance property or assets of the Company or any Subsidiary of the Company acquired in the ordinary course of business; provided, however, that (A) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Subsidiary of the Company other than the property and assets so acquired and (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

    (ix) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

    (x) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

    (xi) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Subsidiaries, including rights of offset and set-off;

    (xii) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

    (xiii) Liens securing Indebtedness under Currency Agreements;

    (xiv) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Subsidiary of the Company and (B) such Liens do not extend to or cover any property or assets of the Company or of any of its Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Subsidiary of the Company;

    (xv) Leases or subleases granted to others not interfering in any material respect with the business of the Company or any of its Subsidiaries;

    (xvi) Any interest or title of a lessor in the property subject to any lease, whether characterized as capitalized or operating other than any such interest or title resulting from or arising out of a default by the Company or any of its Subsidiaries of its obligations under such lease;

    (xvii) Liens arising from filing UCC financing statements for precautionary purposes in connection with true leases of personal property that are otherwise permitted under the Indenture and under which the Company or any of its Subsidiaries is lessee; and

    (xviii) Liens in favor of the Trustee and any substantially equivalent Lien granted to any trustee or similar institution under any indenture governing Indebtedness permitted to be Incurred or outstanding under the Indenture.

  "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

  "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

  "Qualified Capital Stock" means any Capital Stock of the Company that is not Disqualified Capital Stock.

  "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

  "Refinancing Indebtedness" means any Refinancing by the Company or any Subsidiary of the Company of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clause (iv), (v), (vi), (vii), (viii), (ix), (x) or (xi) of the definition of Permitted Indebtedness), in each case that does not (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium or penalty required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable fees and expenses incurred by the Company in connection with such Refinancing) or (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

  "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

  "Revolving Credit Facility" means one or more revolving credit facilities under the Credit Agreement.

  "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Subsidiary of any property, whether owned by the Company or any Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

  "Senior Debt" means, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other Obligations with respect to, any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other monetary obligations of the Company owing in respect of, (x) the Credit Agreement and the ESOP Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, (y) all Interest Swap Obligations and (z) Currency Agreements, in each case whether outstanding on the Issue Date or thereafter incurred. Notwithstanding the foregoing, "Senior Debt" shall not include (i) any Indebtedness of the Company to a Subsidiary of the Company, (ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation), (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services, (iv) Indebtedness represented by Disqualified

Capital Stock, (v) any liability for federal, state, local or other taxes owed or owing by the Company, (vi) Indebtedness incurred in violation of the Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness," (vii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company.

  "Significant Subsidiary" shall have the meaning set forth in Rule 1.02(v) of Regulation S-X under the Securities Act.

  "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

  "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

BOOK ENTRY; DELIVERY AND FORM

  The Old Notes are, and the New Notes will be, represented by one or more permanent global certificates in definitive, fully registered form (collectively, the "Global Note"). The Global Note will be deposited on the date of the acceptance for exchange of the Old Notes and the issuance of the New Notes with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC.

  The Global Note. The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Note, DTC or its custodian will credit, on its internal system, the principal amount of Notes of the individual beneficial interests represented by such global securities to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Note will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts will be limited to persons who have accounts with DTC ("Participants") or persons who hold interests through Participants.

  So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture. No beneficial owner of an interest in any of the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Notes.

  Payments of the principal of, premium (if any) and interest on the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying

Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

  The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the Global Note, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in the Global Note held through such Participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

  Transfers between Participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell Notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such holder must transfer its interest in the Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

  DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Note for certificated securities, which it will distribute to its Participants.

  DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

  Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among Participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

  Certificated Securities. If (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of New Notes in definitive form under the Indenture, then, upon surrender by DTC of its Global Note, certificated securities will be issued to each person that DTC identifies as the beneficial owner of the New Notes represented by the Global Note. In addition, subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for certificated securities. Upon any such issuance, the Trustee is required to register such certificated securities in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF NEW NOTES

  The following summary of federal income tax consequences is based on current law and is for general information only. Future legislative, regulatory, judicial or administrative changes or interpretations could affect the federal income tax consequences to Holders of New Notes, possibly on a retroactive basis. The tax treatment of a Holder may vary depending upon the Holder's particular status. For example, certain Holders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers and foreign persons may be subject to special rules not discussed below.

 Exchange Offer

  The exchange of New Notes for Old Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the New Notes will not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a Holder will be treated as a continuation of the Old Notes in the hands of such Holder. As a result, there will be no federal income tax consequences to Holders exchanging the Old Notes for the New Notes pursuant to the Exchange Offer. Thus, the Holder will not recognize gain or loss as a result of such an exchange and must continue to include stated interest (and market discount, if any) in income, and recognize gain or loss on a sale or other disposition of the New Notes in the same manner as if the exchange had not occurred.

 Backup Withholding

  A noncorporate Holder of New Notes that either (a) is (i) a citizen or resident of the United States, (ii) a partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source or (b) is not described in the preceding clause (a), but whose income from interest with respect to the New Notes or proceeds from the disposition of the New Notes is effectively connected with such Holder's conduct of a United States trade or business, and that receives interest with respect to the New Notes or proceeds from the disposition of the New Notes will generally not be subject to backup withholding on such payments or distributions if it certifies, under penalty of perjury, that it has furnished a correct Taxpayer Identification Number ("TIN") and is not subject to backup withholding either because it has not been notified by the Internal Revenue Service that is subject to backup withholding or because the Internal Revenue Service has notified it that it is no longer subject to backup withholding. Such certification may be made on an Internal Revenue Service Form W-9 or substantially similar form. However, backup withholding will apply to such a Holder if the Holder (i) fails to furnish its TIN, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that is has failed to properly report payments of interest or dividends or (iv) under certain circumstances, fails to make such certification.

  The Company will withhold all amounts required by law to be withheld from reportable payments made and with respect to the New Notes. Any amounts withheld from a payment to a Holder under the backup withholding rules will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

  Holders of the New Notes should consult their tax advisors regarding the application of backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

  THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER OF NEW NOTES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES OF HOLDING, EXCHANGING OR SELLING THE NEW NOTES INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGES IN APPLICABLE TAX LAWS.

                              PLAN OF DISTRIBUTION

  Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any Holder thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to participate in the distribution of such New Notes. Accordingly, any Holder using the Exchange Offer to participate in a distribution of the New Notes will not be able to rely on such no-action letters. Notwithstanding the foregoing, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days from the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until
January   , 1997 (90 days from the date of this Prospectus), all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus as required, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days from the Expiration Date, the Company will send a reasonable number of additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company will pay all the expenses incident to the Exchange Offer (which shall not include the expenses of any Holder in connection with resales of the New Notes). The Company has agreed to indemnify the Initial Purchasers and any broker-dealers participating in the Exchange Offer against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of the New Notes offered hereby will be passed upon for the Company by Norman L. Roelke, Esq., Vice President, Secretary, and General Counsel of the Company, and Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois. Skadden, Arps, Slate, Meagher & Flom (Illinois) will rely on the opinion of Mr. Roelke as to matters of Indiana law and Skadden, Arps, Slate, Meagher & Flom LLP as to matters of New York law.

                              INDEPENDENT AUDITORS

  The consolidated financial statements of Tokheim for each of the three years in the period ended November 30, 1995, included in this Prospectus, have been audited by Coopers & Lybrand LLP, independent auditors, as stated in their report appearing herein.

  The combined financial statements of Sofitam for each of the three years in the period ended December 31, 1995, included in this Prospectus, have been audited by Salustro Reydel, independent auditors, as stated in their report appearing herein.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
CONSOLIDATED FINANCIAL STATEMENTS OF TOKHEIM CORPORATION AND SUBSIDIARIES
  Consolidated Condensed Statement of Earnings for the nine months ended
   August 31, 1996 and 1995...............................................  F-2
  Consolidated Condensed Balance Sheet as of August 31, 1996 and November
   30, 1995...............................................................  F-3
  Consolidated Condensed Statement of Cash Flows for the nine months ended
   August 31, 1996 and 1995...............................................  F-4
  Note to Consolidated Condensed Financial Statement......................  F-5
  Consolidated Condensed Statement of Earnings for the six months ended
   May 31, 1996 and 1995..................................................  F-6
  Consolidated Condensed Balance Sheet as of May 31, 1996 and November 30,
   1995...................................................................  F-7
  Consolidated Condensed Statement of Cash Flows for the six months ended
   May 31, 1996 and 1995..................................................  F-8
  Note to Consolidated Condensed Financial Statements.....................  F-9
  Report of Independent Accountants....................................... F-10
  Consolidated Statement of Earnings and Retained Earnings for the years ended November 30, 1995, 1994, and 1993................................ F-11
  Consolidated Statement of Cash Flows for the years ended November 30,
   1995, 1994, and 1993................................................... F-12
  Consolidated Balance Sheet as of November 30, 1995 and 1994............. F-13
  Notes to Consolidated Financial Statements.............................. F-14
COMBINED FINANCIAL STATEMENTS OF THE ACQUIRED BUSINESS
  Combined Balance Sheet as of June 30, 1996 and 1995..................... F-31
  Combined Income Statements for the six months ended June 30, 1996 and
   1995................................................................... F-32
  Combined Statements of Cash Flows for the six months ended June 30, 1996 and 1995............................................................... F-33
  Report of Independent Auditors.......................................... F-34
  Combined Balance Sheet as of December 31, 1995 and 1994................. F-35
  Combined Income Statements for the years ended December 31, 1995, 1994, and 1993............................................................... F-36
  Combined Statements of Cash Flows for the years ended December 31, 1995,
   1994, and 1993......................................................... F-37
  Notes to Combined Financial Statements for years ended December 31,
   1995, 1994, 1993....................................................... F-38

                      TOKHEIM CORPORATION AND SUBSIDIARIES

            CONSOLIDATED CONDENSED STATEMENT OF EARNINGS (UNAUDITED)
               FOR THE NINE MONTHS ENDED AUGUST 31, 1996 AND 1995
                (AMOUNTS IN THOUSANDS EXCEPT AMOUNTS PER SHARE)

                                                            NINE MONTHS ENDED
                                                           --------------------
                                                            AUGUST
                                                             31,     AUGUST 31,
                                                             1996       1995
                                                           --------  ----------
Net sales................................................. $166,212   $152,907
Cost of sales, exclusive of items listed below............  126,809    117,544
Selling, general and administrative expenses..............   34,205     30,763
Depreciation and amortization.............................    3,126      3,492
Interest expense (net of interest income of $172 and $344
 in 1996 and $75 and $182 in 1995 for the three-month and
 nine-month periods, respectively)........................    2,304      2,526
Foreign currency (gains) losses...........................     (211)        50
Other expense, net........................................      463        278
                                                           --------   --------
Earnings (loss) before income taxes.......................     (484)    (1,746)
Income taxes..............................................     (240)        32
                                                           --------   --------
Net loss.................................................. $   (244)  $ (1,778)
                                                           ========   ========
Preferred stock dividends................................. $  1,159   $ (1,188)
Net loss applicable to common stock....................... $ (1,403)  $ (2,966)
Loss per common share:
  Primary:
    Net loss.............................................. $  (0.18)  $  (0.38)
                                                           ========   ========
    Weighted average shares outstanding...................    7,938      7,880
  Fully Diluted:
    Net loss.............................................. $  (0.18)  $  (0.38)
    Weighted average shares outstanding...................    7,938      7,880


     The accompanying note is an integral part of the financial statements.

                      TOKHEIM CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED CONDENSED BALANCE SHEET
                  AS OF AUGUST 31, 1996 AND NOVEMBER 30, 1995
                             (AMOUNTS IN THOUSANDS)

                                                            AUGUST 31,  NOVEMBER 30,
                          ASSETS                               1996         1995
                          ------                            ----------- ------------
                                                            (UNAUDITED)
Current assets:
  Cash and cash equivalents................................  $  6,974     $  2,966
  Receivables, net.........................................    38,148       45,649
  Inventories:
    Raw materials and supplies.............................     7,859        7,649
    Work in process........................................    27,716       25,535
    Finished goods.........................................     5,661        4,911
                                                             --------     --------
                                                               41,236       38,095
    Less amounts necessary to reduce certain inventories to
     LIFO method...........................................     3,180        3,100
                                                             --------     --------
                                                               38,056       34,995
                                                             --------     --------
  Prepaid expenses.........................................     2,411        3,188
                                                             --------     --------
        Total current assets...............................    85,589       86,798
Restricted cash held in escrow.............................    96,401          --
Property, plant, and equipment, net........................    26,375       28,558
Other noncurrent assets and deferred charges...............     9,363        5,876
                                                             --------     --------
      Total assets.........................................  $217,728     $121,232
                                                             ========     ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
           ------------------------------------
Current liabilities:
  Current maturities of long-term debt.....................  $    386     $    351
  Notes payable, banks.....................................     3,153        2,364
  Accounts payable.........................................    17,900       18,689
  Accrued expenses.........................................    15,149       18,141
                                                             --------     --------
        Total current liabilities..........................    36,588       39,545
Long-term debt less current maturities.....................   123,392       21,321
Guaranteed Employees' Stock Ownership Plan Obligation......    12,535       14,576
Postretirement benefit liability...........................    14,351       13,882
Minimum pension liability..................................     3,868        3,868
Other long-term liabilities................................       --           110
Deferred income taxes......................................       822          807
                                                             --------     --------
                                                              191,556       94,109
                                                             --------     --------
Redeemable convertible preferred stock.....................    24,000       24,000
Guaranteed Employees' Stock Ownership Plan obligation......   (12,232)     (13,790)
Treasury stock, at cost....................................    (4,129)      (3,784)
                                                             --------     --------
                                                                7,639        6,426
                                                             --------     --------
Common stock...............................................    19,409       19,409
Guaranteed Employees' Stock Ownership Plan obligation......      (303)        (786)
Minimum pension liability..................................    (3,868)      (3,868)
Foreign currency translation adjustments...................    (4,800)      (3,542)
Retained earnings..........................................     8,298        9,715
                                                             --------     --------
                                                               18,736       20,928
Treasury stock, at cost....................................      (203)        (231)
                                                             --------     --------
                                                               18,533       20,697
                                                             --------     --------
      Total liabilities and stockholders' equity...........  $217,728     $121,232
                                                             ========     ========

     The accompanying note is an integral part of the financial statements.

                      TOKHEIM CORPORATION AND SUBSIDIARIES

           CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS (UNAUDITED)
               FOR THE NINE MONTHS ENDED AUGUST 31, 1996 AND 1995
                             (AMOUNTS IN THOUSANDS)

                                                           NINE MONTHS ENDED
                                                         ---------------------
                                                         AUGUST 31, AUGUST 31,
                                                            1996       1995
                                                         ---------- ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss................................................  $  (244)   $(1,778)
Adjustments to reconcile net loss to net cash provided
 by (used in) operations:
  Depreciation and amortization.........................    3,126      3,492
  Gain on sale of property, plant, and equipment........      (70)       (62)
  Deferred income taxes.................................       35       (134)
  Changes in assets and liabilities:
    Receivables, net....................................    6,648      4,369
    Inventories.........................................   (3,489)    (3,821)
    Prepaid expenses....................................      766     (1,387)
    Accounts payable....................................     (301)       (53)
    Accrued expenses....................................   (1,682)      (125)
    U.S. and foreign income taxes.......................     (788)      (150)
    Other...............................................   (5,125)      (366)
                                                          -------    -------
      Net cash provided by (used in) operations.........   (1,124)       (15)
                                                          -------    -------
CASH FLOWS FROM INVESTING AND OTHER ACTIVITIES:
Restricted cash held in escrow..........................  (96,401)       --
Property, plant and equipment additions.................   (1,887)    (4,204)
Proceeds from sale of property, plant, and equipment....    1,007        106
                                                          -------    -------
      Net cash used in investing and other activities...  (97,281)    (4,098)
                                                          -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in term debt...................................  103,071      1,370
Increase in notes payable, banks........................      848      1,315
Treasury stock, net.....................................     (334)       278
Preferred stock dividends...............................   (1,159)    (1,188)
                                                          -------    -------
      Net cash provided by financing activities.........  102,426      1,775
                                                          -------    -------
EFFECT OF TRANSLATION ADJUSTMENT ON CASH................      (13)       110
                                                          -------    -------
CASH AND CASH EQUIVALENTS:
Decrease in cash........................................    4,008     (2,228)
Beginning of year.......................................    2,966      3,933
                                                          -------    -------
End of period...........................................  $ 6,974    $ 1,705
                                                          =======    =======

     The accompanying note is an integral part of the financial statements.

                     TOKHEIM CORPORATION AND SUBSIDIARIES
              NOTE TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

  In the opinion of the Company, the accompanying unaudited consolidated condensed financial statements contain all adjustments (consisting of only normal recurring items) necessary to present fairly its financial position as of August 31, 1996 and the results of operations and cash flows for the three-month and nine-month periods ended August 31, 1996 and 1995.

  Amounts for interim periods are unaudited. Amounts for the year ended November 30, 1995 were derived from audited financial statements included herein.

  Fully diluted loss per share is considered to be the same as primary loss per share, since the effect of certain potentially dilutive securities would be antidilutive.

  Certain prior year amounts in these financial statements have been reclassified to conform with current year presentation.

  See financial statements and accompanying notes in the Company's 1995 Annual Report.

                      TOKHEIM CORPORATION AND SUBSIDIARIES

            CONSOLIDATED CONDENSED STATEMENT OF EARNINGS (UNAUDITED)
                 FOR THE SIX MONTHS ENDED MAY 31, 1996 AND 1995
                (AMOUNTS IN THOUSANDS EXCEPT AMOUNTS PER SHARE)

                                                              SIX MONTHS ENDED
                                                              -----------------
                                                              MAY 31,   MAY 31,
                                                                1996     1995
                                                              --------  -------
Net sales...................................................  $107,167  $99,972
Cost of sales, exclusive of items listed below..............    81,356   76,967
Selling, general and administrative expenses................    23,054   19,964
Depreciation and amortization...............................     2,137    2,327
Interest expense (net of interest income of $172 in 1996 and
 $107 in 1995 for the six-month periods, respectively)......     1,466    1,701
Foreign currency (gains) losses.............................      (250)    (177)
Other expense, net..........................................        42       89
                                                              --------  -------
Earnings (loss) before income taxes.........................      (638)    (899)
Income taxes................................................      (506)     (62)
                                                              --------  -------
Net earnings (loss).........................................  $   (132) $  (837)
                                                              ========  =======
Preferred stock dividends...................................  $    774  $   796
Net earnings (loss) applicable to common stock..............  $   (906) $(1,633)
Earnings (loss) per common share:
  Primary:
    Net earnings (loss).....................................  $  (0.11) $ (0.21)
                                                              ========  =======
    Weighted average shares outstanding.....................     7,938    7,864
  Fully Diluted:
    Net earnings (loss).....................................  $  (0.11) $ (0.21)
    Weighted average shares outstanding.....................     7,938    7,864


     The accompanying note is an integral part of the financial statements.

                      TOKHEIM CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED CONDENSED BALANCE SHEET
                    AS OF MAY 31, 1996 AND NOVEMBER 30, 1995
                             (AMOUNTS IN THOUSANDS)

                                                              MAY 31,   NOVEMBER 30,
                          ASSETS                               1996         1995
                          ------                            ----------- ------------
                                                            (UNAUDITED)
Current assets:
  Cash and cash equivalents................................  $  2,005     $  2,966
  Receivables, net.........................................    37,530       45,649
  Inventories:
    Raw materials and supplies.............................     9,329        7,649
    Work in process........................................    25,935       25,535
    Finished goods.........................................     6,617        4,911
                                                             --------     --------
                                                               41,881       38,095
    Less amounts necessary to reduce certain inventories to
     LIFO method...........................................     3,105        3,100
                                                             --------     --------
                                                               38,776       34,995
                                                             --------     --------
  Prepaid expenses.........................................     2,519        3,188
                                                             --------     --------
        Total current assets...............................    80,830       86,798
Property, plant, and equipment, net........................    27,372       28,558
Other noncurrent assets and deferred charges...............    10,695        5,876
                                                             --------     --------
      Total assets.........................................  $118,897     $121,232
                                                             ========     ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
           ------------------------------------
Current liabilities:
  Current maturities of long-term debt.....................  $    441     $    351
  Notes payable, banks.....................................     2,969        2,364
  Accounts payable.........................................    19,473       18,689
  Accrued expenses.........................................    14,489       18,141
                                                             --------     --------
        Total current liabilities..........................    37,372       39,545
Long-term debt less current maturities.....................    23,468       21,321
Guaranteed Employees' Stock Ownership Plan Obligation......    13,064       14,576
Postretirement benefit liability...........................    14,202       13,882
Minimum pension liability..................................     3,868        3,868
Other long-term liabilities................................       --           110
Deferred income taxes......................................       717          807
                                                             --------     --------
                                                               92,691       94,109
                                                             --------     --------
Redeemable convertible preferred stock.....................    24,000       24,000
Guaranteed Employees' Stock Ownership Plan obligation......   (12,761)     (13,790)
Treasury stock, at cost....................................    (4,105)      (3,784)
                                                             --------     --------
                                                                7,134        6,426
                                                             --------     --------
Common stock...............................................    19,409       19,409
Guaranteed Employees' Stock Ownership Plan obligation......      (303)        (786)
Minimum pension liability..................................    (3,868)      (3,868)
Foreign currency translation adjustments...................    (4,759)      (3,542)
Retained earnings..........................................     8,796        9,715
                                                             --------     --------
                                                               19,275       20,928
Treasury stock, at cost....................................      (203)        (231)
                                                             --------     --------
                                                               19,072       20,697
                                                             --------     --------
      Total liabilities and stockholders' equity...........  $118,897     $121,232
                                                             ========     ========

     The accompanying note is an integral part of the financial statements.

                      TOKHEIM CORPORATION AND SUBSIDIARIES

           CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS (UNAUDITED)
                 FOR THE SIX MONTHS ENDED MAY 31, 1996 AND 1995
                             (AMOUNTS IN THOUSANDS)

                                                                SIX MONTHS
                                                                   ENDED
                                                              ----------------
                                                              MAY 31,  MAY 31,
                                                               1996     1995
                                                              -------  -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss..................................................... $ (132)  $ (837)
Adjustments to reconcile net loss to net cash provided by
 (used in) operations:
  Depreciation and amortization..............................  2,137    2,327
  Gain on sale of property, plant, and equipment.............    (65)     (73)
  Deferred income taxes......................................    (55)    (151)
  Changes in assets and liabilities:
    Receivables, net.........................................  7,289      399
    Inventories.............................................. (4,262)  (2,168)
    Prepaid expenses.........................................    639   (1,254)
    Accounts payable.........................................  1,277    3,355
    Accrued expenses......................................... (2,604)  (1,206)
    U.S. and foreign income taxes............................   (663)      35
    Other.................................................... (6,444)     (21)
                                                              ------   ------
      Net cash provided by (used in) operations.............. (2,883)     406
                                                              ------   ------
CASH FLOWS FROM INVESTING AND OTHER ACTIVITIES:
Property, plant and equipment additions...................... (1,986)  (3,613)
Proceeds from sale of property, plant, and equipment.........    977      106
                                                              ------   ------
      Net cash used in investing and other activities........ (1,009)  (3,507)
                                                              ------   ------
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in term debt........................................  3,295    1,379
Increase in notes payable, banks.............................    725      712
Treasury stock, net..........................................   (310)     185
Preferred stock dividends....................................   (774)    (796)
                                                              ------   ------
      Net cash provided by financing activities..............  2,936    1,480
                                                              ------   ------
EFFECT OF TRANSLATION ADJUSTMENT ON CASH.....................     (5)      81
                                                              ------   ------
CASH AND CASH EQUIVALENTS:
Decrease in cash.............................................   (961)  (1,540)
Beginning of year............................................  2,966    3,933
                                                              ------   ------
End of period................................................ $2,005   $2,393
                                                              ======   ======

     The accompanying note is an integral part of the financial statements.

                     TOKHEIM CORPORATION AND SUBSIDIARIES
              NOTE TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

  In the opinion of the Company, the accompanying unaudited consolidated condensed financial statements contain all adjustments (consisting of only normal recurring items) necessary to present fairly its financial position as of May 31, 1996 and the results of operations and cash flows for the six-month periods ended May 31, 1996 and 1995.

  Amounts for interim periods are unaudited. Amounts for the year ended November 30, 1995 were derived from audited financial statements included herein.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Directors,
Tokheim Corporation:

  We have audited the accompanying consolidated balance sheets of Tokheim Corporation and Subsidiaries as of November 30, 1995 and 1994, and the related consolidated statements of earnings and retained earnings, and cash flows for each of the three years in the period ended November 30, 1995. These statements are the responsibility of Tokheim's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tokheim Corporation and Subsidiaries as of November 30, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended November 30, 1995, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Fort Wayne, Indiana
January 24, 1996

                      TOKHEIM CORPORATION AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF EARNINGS AND RETAINED EARNINGS
             FOR THE YEARS ENDED NOVEMBER 30, 1995, 1994, AND 1993
                (AMOUNTS IN THOUSANDS EXCEPT AMOUNTS PER SHARE)

                                                     1995      1994      1993
                                                   --------  --------  --------
Net sales........................................  $221,573  $202,134  $172,306
Cost of sales, exclusive of items listed below...   167,329   154,652   133,326
Selling, general, and administrative expenses....    43,631    38,193    36,071
Depreciation and amortization....................     4,857     4,672     5,233
Interest expense (net of interest income of $269,
 $252, and $369, respectively)...................     3,319     2,806     3,443
Foreign currency (gains) losses..................      (143)     (172)      453
Other income, net................................      (335)     (136)     (475)
                                                   --------  --------  --------
Earnings (loss) before income taxes and
 cumulative effect of change in accounting.......     2,915     2,119    (5,745)
Income taxes.....................................        39       257       122
                                                   --------  --------  --------
Earnings (loss) before cumulative effect of
 change in accounting............................     2,876     1,862    (5,867)
Cumulative effect of change in method of
 accounting for postretirement benefits other
 than pensions...................................       --    (13,416)      --
                                                   --------  --------  --------
Net earnings (loss)..............................     2,876   (11,554)   (5,867)
Preferred stock dividends ($1.94 per share)......    (1,580)   (1,617)   (1,663)
                                                   --------  --------  --------
Earnings (loss) applicable to common stock.......     1,296   (13,171)   (7,530)
Retained earnings, beginning of year.............     9,279    22,829    31,733
Treasury stock transactions......................      (860)     (379)   (1,374)
                                                   --------  --------  --------
Retained earnings, end of year...................  $  9,715  $  9,279  $ 22,829
                                                   ========  ========  ========
Earnings (loss) per common share:
  Primary:
    Before cumulative effect of change in method
     of accounting...............................  $    .16  $    .03  $  (1.09)
    Cumulative effect of change in method of
     accounting for postretirement benefits other
     than pensions...............................       --      (1.72)      --
                                                   --------  --------  --------
    Net earnings (loss)..........................  $    .16  $  (1.69) $  (1.09)
                                                   ========  ========  ========
    Weighted average shares outstanding..........     7,911     7,801     6,940
                                                   ========  ========  ========
  Fully Diluted:
    Before cumulative effect of change in method
     of accounting...............................  $    .13  $    .03  $  (1.09)
    Cumulative effect of change in method of
     accounting for postretirement benefits other
     than pensions...............................       --      (1.72)      --
                                                   --------  --------  --------
    Net earnings (loss)..........................  $    .13  $  (1.69) $  (1.09)
                                                   ========  ========  ========
    Weighted average shares outstanding..........     9,820     7,801     6,940
                                                   ========  ========  ========

    The accompanying notes are an integral part of the financial statements.

                      TOKHEIM CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
             FOR THE YEARS ENDED NOVEMBER 30, 1995, 1994, AND 1993
                             (AMOUNTS IN THOUSANDS)

                                                      1995      1994     1993
                                                     -------  --------  -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)................................  $ 2,876  $(11,554) $(5,867)
Adjustments to reconcile net earnings (loss) to net
 cash provided from (used in) operations:
  Cumulative effect of change in method of
   accounting for postretirement benefits other
   than pensions...................................      --     13,416      --
  Depreciation and amortization....................    4,857     4,672    5,233
  (Gain) loss on sale of property, plant, and
   equipment.......................................     (436)      (23)     446
  Deferred income taxes............................      (33)     (903)    (830)
  Changes in assets and liabilities:
    Receivables, net...............................   (6,140)   (1,260)  (7,999)
    Inventories....................................      444      (300)    (590)
    Prepaid expenses...............................     (877)      229     (202)
    Accounts payable...............................    1,648    (3,694)   7,277
    Accrued expenses...............................    2,132     2,486   (4,223)
    U.S. and foreign income taxes..................     (349)       55      759
    Other..........................................     (900)     (716)     957
                                                     -------  --------  -------
Net cash provided from (used in) operations........    3,222     2,408   (5,039)
                                                     -------  --------  -------
CASH FLOWS FROM INVESTING AND OTHER ACTIVITIES:
Property, plant, and equipment additions...........   (5,559)   (2,757)  (2,503)
Proceeds from sale of property, plant, and
 equipment.........................................      649       195    2,427
                                                     -------  --------  -------
Net cash used in investing and other activities....   (4,910)   (2,562)     (76)
                                                     -------  --------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from term debt............................    2,122       485      --
Payments on term debt..............................     (819)   (3,889)  (2,176)
Net increase (decrease) notes payable, banks.......      559      (522)  (9,166)
Proceeds from issuance of common stock.............      --         49   11,485
Treasury stock, net................................      273       431      427
Preferred stock dividends..........................   (1,580)   (1,617)  (1,663)
                                                     -------  --------  -------
Net cash provided from (used in) financing
 activities........................................      555    (5,063)  (1,093)
                                                     -------  --------  -------
EFFECT OF TRANSLATION ADJUSTMENT ON CASH...........      166        53     (212)
                                                     -------  --------  -------
CASH AND CASH EQUIVALENTS:
Decrease in cash...................................     (967)   (5,164)  (6,420)
Beginning of year..................................    3,933     9,097   15,517
                                                     -------  --------  -------
End of year........................................  $ 2,966  $  3,933  $ 9,097
                                                     =======  ========  =======

    The accompanying notes are an integral part of the financial statements.

                      TOKHEIM CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                        AS OF NOVEMBER 30, 1995 AND 1994
                             (AMOUNTS IN THOUSANDS)


                          ASSETS                              1995      1994
                          ------                            --------  --------
Current assets:
 Cash and cash equivalents................................  $  2,966  $  3,933
 Accounts receivable, less allowance for doubtful accounts
  of $1,150 and $1,295, respectively......................    45,649    38,812
 Inventories:
  Raw materials and supplies..............................     7,649     7,697
  Work in process.........................................    25,535    25,675
  Finished goods..........................................     4,911     4,729
                                                            --------  --------
                                                              38,095    38,101
  Less amounts necessary to reduce certain inventories to
   LIFO method............................................     3,100     2,746
                                                            --------  --------
                                                              34,995    35,355
 Prepaid expenses.........................................     3,188     2,308
                                                            --------  --------
    Total current assets..................................    86,798    80,408
Property, plant, and equipment, at cost:
 Land and land improvements...............................     3,311     3,232
 Buildings and building improvements......................    22,716    22,150
 Machinery and equipment..................................    57,138    55,268
 Construction in progress.................................     2,867     1,166
                                                            --------  --------
                                                              86,032    81,816
 Less accumulated depreciation............................    57,474    54,391
                                                            --------  --------
                                                              28,558    27,425
Other noncurrent assets and deferred charges..............     5,876     5,672
                                                            --------  --------
    Total assets..........................................  $121,232  $113,505
                                                            ========  ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
           ------------------------------------
Current liabilities:
 Current maturities of long-term debt.....................  $    351  $  1,248
 Notes payable to banks...................................     2,364     1,661
 Accounts payable.........................................    18,689    16,215
 Accrued expenses.........................................    18,141    16,990
                                                            --------  --------
    Total current liabilities.............................    39,545    36,114
Long-term debt, less current maturities...................    21,321    18,941
Guaranteed Employees' Stock Ownership Plan (RSP)
 obligation...............................................    14,576    16,975
Postretirement benefit liability..........................    13,882    13,512
Minimum pension liability.................................     3,868     1,906
Other long-term liabilities...............................       110       150
Deferred income taxes.....................................       807       791
                                                            --------  --------
                                                              94,109    88,389
                                                            --------  --------
Redeemable convertible preferred stock, at liquidation
 value of $25 per share, 1,700 shares authorized, 960
 shares issued............................................    24,000    24,000
Guaranteed Employees' Stock Ownership Plan (RSP)
 obligation...............................................   (13,790)  (15,733)
Treasury stock, at cost, 151 and 130 shares,
 respectively.............................................    (3,784)   (3,262)
                                                            --------  --------
                                                               6,426     5,005
                                                            --------  --------
Preferred stock, no par value; 3,300 shares authorized and
 unissued.................................................       --        --
Common stock, no par value; 30,000 shares authorized,
 7,949 shares issued......................................    19,409    19,410
Guaranteed Employees' Stock Ownership Plan (RSP)
 obligation...............................................      (786)   (1,242)
Minimum pension liability.................................    (3,868)   (1,906)
Foreign currency translation adjustments..................    (3,542)   (3,543)
Retained earnings.........................................     9,715     9,279
                                                            --------  --------
                                                              20,928    21,998
Treasury stock, at cost, 13 and 106 shares, respectively..      (231)   (1,887)
                                                            --------  --------
                                                              20,697    20,111
                                                            --------  --------
    Total liabilities and stockholders' equity............  $121,232  $113,505
                                                            ========  ========

    The accompanying notes are an integral part of the financial statements.

                     TOKHEIM CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (DOLLAR AMOUNTS IN THOUSANDS EXCEPT DOLLARS PER SHARE)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation--The consolidated financial statements include the accounts of Tokheim Corporation and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

  Translation of Foreign Currency--The financial position and results of operations of Tokheim's foreign subsidiaries are measured using local currency as the functional currency. Revenues and expenses of such subsidiaries have been translated at average exchange rates. Assets and liabilities have been translated at year-end rates of exchange. Translation gains and losses are being deferred as a separate component of stockholders' equity, unless there is a sale or liquidation of the underlying foreign investments. Tokheim has no present plans for the sale or liquidation of significant investments to which these deferrals relate. Aggregate foreign currency transaction gains and losses are included in determining net earnings.

  Inventory Valuation--Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method for the major portion of United States inventories and the first-in, first-out (FIFO) method for most other inventories.

  Inventories valued using the LIFO method amounted to approximately $28,590 and $27,988 on a FIFO basis and $25,490 and $25,242 on a LIFO basis at November 30, 1995 and 1994, respectively.

  Property and Depreciation--Depreciation of plant and equipment is determined generally on a straight-line basis over the estimated useful lives of the assets. Upon retirement or sale of assets, the cost of the disposed assets and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. These gains and losses are accumulated and shown as a component of other expense, net in the statement of earnings and retained earnings. Buildings are generally depreciated over 40 years, machinery and equipment are depreciated over periods ranging from 5-10 years.

  Software Development Costs--Amortization of capitalized software costs is provided over the estimated economic useful life of the software product on a straight-line basis, generally three years. Unamortized software costs included in other noncurrent assets were $543 and $76 at November 30, 1995 and 1994, respectively. The amounts amortized and charged to expense in 1995, 1994, and 1993 were $109, $220, and $382, respectively.

  All other product development expenditures are charged to research and development expense in the period incurred. These expenses amounted to $12,746; $10,239; and $8,625 in 1995, 1994, and 1993, respectively.

  Income Taxes--Tokheim adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," effective December 1, 1993. In 1993, Tokheim accounted for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 96, "Accounting for Income Taxes."

  The provision for income taxes includes federal, foreign, state, and local income taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities. No additional U.S. income taxes or foreign withholding taxes have been provided on earnings of foreign subsidiaries which are expected to be reinvested indefinitely. A determination of the tax liability associated with repatriation of these earnings has not been made as it is not practical. Additional income and withholding taxes are provided, however, on planned repatriations of foreign earnings.

  Postemployment Benefits--Tokheim adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," in the first quarter of 1995. This statement requires an accrual method of accounting for the expected cost of benefits to be paid to former or inactive employees and their covered dependents after employment but prior to retirement. The adoption of this statement did not have a material impact on Tokheim's financial position, cash flows, or results of operations.

                     TOKHEIM CORPORATION AND SUBSIDIARIES

  Product Warranty Costs--Anticipated costs related to product warranty are expensed in the period of sales.

  Cash Flows--For purposes of the statement of cash flows, Tokheim considers all highly liquid investments purchased with a maturity of 90 days or less to be cash equivalents.

  Supplemental disclosures of cash flow information:

                                                            1995   1994   1993
                                                           ------ ------ ------
Cash paid during the year for:
Interest.................................................  $3,060 $2,441 $3,273
Income taxes.............................................     926    894  1,352
Noncash transactions primarily related to the issuance of
 treasury stock in settlement of Retirement Savings Plan
 distributions...........................................     976    612  1,374
Noncash adjustments to certain assets and liabilities in
 connection with the settlement of the corporate
 reorganization..........................................     383    224  1,400

 Accounting Pronouncements

  SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," is effective for the year ending November 30, 1997. In the opinion of management, this statement is not expected to impact the Company's financial position or results of operations. SFAS No. 123, "Accounting for Stock Based Compensation," is effective for the year ending November 30, 1997. The Company has not decided how it intends to apply the accounting and disclosure provisions of this statement.

  Reclassification--Certain prior year amounts in these financial statements have been reclassified to conform with current year presentation.

2. ACCRUED EXPENSES

  Accrued expenses consisted of the following at November 30, 1995 and 1994:

                                                                  1995    1994
                                                                 ------- -------
Salaries, wages, and commissions................................ $ 4,308 $ 3,930
Compensated absences............................................   3,480   3,391
Retirement plan contributions...................................     516     915
Postretirement benefits.........................................     887     697
Warranty........................................................   2,821   2,506
Legal and professional..........................................   1,525   1,274
Taxes, other than United States and foreign income taxes........   1,304   1,487
Insurance.......................................................     440     651
Other...........................................................   2,860   2,139
                                                                 ------- -------
                                                                 $18,141 $16,990
                                                                 ======= =======

3. NOTES PAYABLE TO BANKS

  Notes payable to banks represent short-term borrowings under domestic and foreign credit lines. In 1995, aggregate amounts outstanding under these lines were $19,064 of which $16,700 has been classified as long-term debt since Tokheim has the ability, under the terms of the agreement, and the intent to finance these obligations beyond one year. Domestic and foreign credit lines totaled approximately $30,458 of which $11,394 was unused at November 30, 1995. Availability of revolving credit under these agreements is subject to borrowing base requirements and compliance with covenants. The weighted average annual interest rate was 8.6% and 8.1% for 1995 and 1994, respectively. The range of domestic and foreign rates at November 30, 1995 and 1994 was 7.1% to 9.8% and 7.3% to 11.8%, respectively.

                     TOKHEIM CORPORATION AND SUBSIDIARIES

  On April 22, 1994, Tokheim completed a refinancing of its domestic loan agreement which was to have matured on December 1, 1994. The three-year domestic revolving credit agreement which matures on April 21, 1997 is collateralized by substantially all of the unencumbered domestic assets of Tokheim and its subsidiaries. In July 1994, Tokheim completed a refinancing of the previous loan agreement for its German subsidiary. The credit agreement which matures on March 31, 1996 is collateralized by substantially all of the assets of the subsidiary. Each of the debt agreements contains various restrictions relating to, among other things, net worth, leverage, cash flow coverage, incurrence of additional debt, and transactions in Tokheim's own stock. In addition, the domestic credit facility prohibited the payment of cash dividends on common stock through 1994. Beyond 1994, dividends on common stock are limited by a cash flow coverage test and a net income test. In 1995, dividends on common stock were prohibited by these tests.

4. TERM DEBT AND GUARANTEED EMPLOYEES' STOCK OWNERSHIP PLAN (RSP) OBLIGATION

Term debt at November 30, 1995 and 1994 consisted of the following:

                                                                 1995    1994
                                                                ------- -------
Industrial Revenue Bonds, variable rate, maturing in 2006,
 rate of 4.1% at November 30, 1995 (a)(b).....................  $ 4,000 $ 4,500
3.5% German Bonds, due in $49 semiannual installments through
 1998 (a).....................................................      292     359
Note payable, variable rate, due in monthly installments
 ranging from $4 to $8 through 1999, rate of 18.5% at November
 30, 1995(a)..................................................      253     313
Capital lease obligations, variable rate, due in $1 monthly
 installments through 1998, rate of 18.5% at November 30,
 1995(a)......................................................      168      --
9.2% Capital lease obligation, due in $4 monthly installments
 through 1997 (a).............................................       70     114
10.9% Capital lease obligation, due in $2 monthly installments
 though 1997(a)...............................................       44      --
Revolving credit facility, variable rate, maturing April 21,
 1997, rates ranging from 8.8% to 9.8% at November 30,
 1995(b)......................................................   16,700  14,700
Other, 3% to 14% (a)..........................................      145     203
                                                                ------- -------
                                                                 21,672  20,189
Less: Current maturities......................................      351   1,248
                                                                ------- -------
                                                                $21,321 $18,941
                                                                ======= =======

  Guaranteed Employees' Stock Ownership Plan (RSP) obligation at November 30, 1995 and 1994 consisted of the following:

                                                                1995    1994
                                                               ------- -------
Guaranteed Employees' Stock Ownership Plan (RSP) obligation, variable rate, annual maturities of $1,506 to $2,845, due in quarterly installments through 2001, rate of 7.5% at
 November 30, 1995(b)........................................  $13,790 $15,733
Guaranteed Employees' Stock Ownership Plan (RSP) obligation, variable rate, annual maturities of $484 to $303, through
 1997, rate of 8.5% at November 30, 1995(b)..................      786   1,242
                                                               ------- -------
                                                               $14,576 $16,975
                                                               ======= =======

--------
(a) Aggregate cost of plant and equipment pledged as collateral under revenue bonds and lease obligations is $10,558.
(b) Per the domestic revolving credit agreement as described in Note 3, the term obligation matures on April 21, 1997. Any extension of the facility beyond April 21, 1997 is at the discretion of the lenders.

                     TOKHEIM CORPORATION AND SUBSIDIARIES

  Aggregate scheduled maturities of the above term debt and Guaranteed Employees' Stock Ownership Plan (RSP) obligation during the ensuing four years approximate $2,932; $29,128; $140; and $48, respectively.

5. OPERATING LEASES

  Tokheim leases certain manufacturing equipment, office equipment, vehicles, and office and warehousing space under operating leases. These leases generally expire in periods ranging from one to five years. In 1995 the Company leased a CAD/CAM system. The lease is effective for a term of three years with an interest rate of 12% and monthly rentals ranging from $55 to $68. The lease contains a fair market value purchase option at the end of the lease term.

  Amounts charged to expenses under operating leases in 1995, 1994, and 1993 were $1,986; $1,077; and $1,144, respectively. Minimum rental payments under noncancelable operating leases during the ensuing five years approximate $1,448; $1,211; $307; $145; and $190, respectively.

6. STOCK OPTION PLANS

  Tokheim has three separate Stock Option Plans, as outlined below:

 1992 Stock Incentive Plan (SIP)

  The Plan contains both incentive stock options (ISOs) and nonqualified stock options (NSOs). The price of each share under this Plan for an ISO or NSO shall not be less than the fair market value of Tokheim Common Stock on the date the option is granted.

  Options granted under this Plan become exercisable at the rate of approximately 25% of the total options granted per year beginning one year after the grant date. No option expires later than 10 years from the date on which it was granted.

  In addition, the Plan provides for the granting of Stock Appreciation Rights
(SARs) and Restricted Stock Awards (RSAs). At November 30, 1995, no SARs or RSAs had been granted.

 1982 Incentive Stock Option Plan (ISOP) and
 1982 Unqualified Stock Option Plan (USOP)

  Effective January 21, 1992, no additional shares could be granted under these plans. No option expires later than 10 years from the date on which it was granted.

  The price of each share under the ISOP was not less than the fair market value of Tokheim Common Stock on the date the option was granted and under the USOP was not less than 85% of the fair market value of Tokheim Common Stock on the date the option was granted.

  Options granted under the SIP during 1995, 1994, and 1993 are as follows:

                                                                    1992 STOCK
                                                                  INCENTIVE PLAN
      YEAR OF                                                     --------------
      GRANT                                                         ISO    NSO
      -------                                                     ------- ------
      1995.......................................................  35,000    --
      1994.......................................................  19,000    --
      1993....................................................... 275,162 41,288

  Subsequent to November 30, 1995, an additional 43,000 ISO shares were granted under the SIP at an option price of $7.125 per share. These shares become exercisable starting in 1997.

                      TOKHEIM CORPORATION AND SUBSIDIARIES

  The following table sets forth the status of all outstanding options at November 30, 1995:

       OPTION                                       EXERCISABLE
       PRICE                                        IN THE NEXT                    TOTAL
        PER               OPTIONS                   ONE TO FOUR                   OPTIONS
       SHARE            EXERCISABLE                    YEARS                    OUTSTANDING
       ------           -----------                 -----------                 -----------
      $20.0000             28,225                         --                       28,225
      $12.3750              3,000                         --                        3,000
      $12.2500              1,000                         --                        1,000
      $11.9375              2,875                       8,625                      11,500
      $ 9.3750             12,500                      12,500                      25,000
      $ 8.8800            107,470                         --                      107,470
      $ 8.5000                --                       35,000                      35,000
      $ 7.8750             15,000                         --                       15,000
      $ 7.7500             30,000                         --                       30,000
      $ 6.8750             15,000                         --                       15,000
      $ 6.8125             95,070                     116,076                     211,146
                          -------                     -------                     -------
                          310,140                     172,201                     482,341
                          =======                     =======                     =======

  Transactions in stock options under these plans are summarized as follows:

                                                         SHARES
                                                          UNDER
                                                         OPTION    PRICE RANGE
                                                         -------  -------------
Outstanding, November 30, 1992.......................... 344,750  $ 6.88-$20.00
  Granted............................................... 316,450  $ 6.81-$ 9.38
  Exercised............................................. (14,797) $ 8.88-$ 8.88
  Canceled or expired................................... (80,675) $ 7.75-$20.00
                                                         -------
Outstanding, November 30, 1993.......................... 565,728  $ 6.81-$20.00
  Granted...............................................  19,000  $10.75-$11.94
  Exercised............................................. (29,950) $ 6.81-$ 8.88
  Canceled or expired................................... (12,250) $ 8.88-$20.00
                                                         -------
Outstanding, November 30, 1994.......................... 542,528  $ 6.81-$20.00
  Granted...............................................  35,000  $ 8.50
  Exercised.............................................     --
  Canceled or expired................................... (95,187) $ 6.81-$20.00
                                                         -------
Outstanding, November 30, 1995.......................... 482,341  $ 6.81-$20.00
                                                         =======

      RESERVED FOR OPTIONS:                                              SHARES
      ---------------------                                              -------
      November 30, 1993................................................. 112,550
      November 30, 1994.................................................  98,550
      November 30, 1995.................................................  95,462

                     TOKHEIM CORPORATION AND SUBSIDIARIES

7. COMMON AND PREFERRED STOCK

  Changes in common stock and common treasury stock are shown below:

                                                               COMMON TREASURY
                                              COMMON STOCK          STOCK
                                            -----------------  ----------------
                                             SHARES   AMOUNT    SHARES   AMOUNT
                                            --------- -------  --------  ------
Balance, November 30, 1992................. 6,659,000 $ 8,258   352,000  $6,335
Shares issued in private placement......... 1,283,000  11,485       --      --
Shares purchased...........................       --      --      7,000      81
Stock options exercised....................       --     (149)  (15,000)   (265)
Redemption of preferred stock..............       --      --   (132,000) (2,368)
Employee termination benefits..............       --      --    (21,000)   (380)
                                            --------- -------  --------  ------
Balance, November 30, 1993................. 7,942,000  19,594   191,000   3,403
Shares purchased...........................       --      --        --        3
Stock options exercised....................     7,000    (184)  (22,000)   (405)
Redemption of preferred stock..............       --      --    (48,000)   (852)
Employee termination benefits..............       --      --    (13,000)   (230)
Other......................................       --      --     (2,000)    (32)
                                            --------- -------  --------  ------
Balance, November 30, 1994................. 7,949,000  19,410   106,000   1,887
Redemption of preferred stock..............       --      --    (67,000) (1,196)
Employee termination benefits..............       --      --    (24,000)   (427)
Other......................................       --       (1)   (2,000)    (33)
                                            --------- -------  --------  ------
Balance, November 30, 1995................. 7,949,000 $19,409    13,000  $  231
                                            ========= =======  ========  ======

  Changes in preferred stock and preferred treasury stock are shown below:

                                                                  PREFERRED
                                                PREFERRED STOCK TREASURY STOCK
                                                --------------- ---------------
                                                SHARES  AMOUNT  SHARES   AMOUNT
                                                ------- ------- -------  ------
Balance, November 30, 1992..................... 960,000 $24,000  66,000  $1,658
Shares redeemed................................     --      --   46,000   1,131
                                                ------- ------- -------  ------
Balance, November 30, 1993..................... 960,000  24,000 112,000   2,789
Shares redeemed................................     --      --   22,000     562
RSP contributions..............................     --      --   (4,000)    (89)
                                                ------- ------- -------  ------
Balance, November 30, 1994..................... 960,000  24,000 130,000   3,262
Shares redeemed................................     --      --   29,000     720
RSP contributions..............................     --      --   (8,000)   (197)
                                                ------- ------- -------  ------
Balance, November 30, 1995..................... 960,000 $24,000 151,000  $3,785
                                                ======= ======= =======  ======

  In September 1993, Tokheim issued an additional 1,283,000 shares of common stock through a private placement offering, resulting in net proceeds of approximately $11,485.

  On July 10, 1989, Tokheim sold 960,000 shares of convertible cumulative preferred stock to the Trust of Tokheim's Retirement Savings Plan (RSP) at the liquidation value of $25 per share or $24,000. The preferred shares have a dividend rate of 7.75%. The Trustee, who holds the preferred shares, may elect to convert each preferred share to one common share in the event of redemption by Tokheim, certain consolidations or mergers of Tokheim, or a redemption by the Trustee which is necessary to provide for distributions under the RSP. A

                     TOKHEIM CORPORATION AND SUBSIDIARIES
participant may elect to receive a distribution from the RSP in cash or common stock. If redeemed by the Trustee, Tokheim is responsible for purchasing the preferred shares at the $25 floor value. Tokheim may elect to pay the redemption price in cash or an equivalent amount of common stock. Due to the redemption characteristics of the stock the aggregate amount of future redemptions for the next five years cannot be determined. See Footnote 14 for further discussion on the preferred stock.

8. EARNINGS PER SHARE

  Primary earnings per share are based on the weighted average number of shares outstanding during each year and the assumed exercise of dilutive employees' stock options less the number of treasury shares assumed to be purchased from the proceeds using the average market price of Tokheim's common stock.

  The following table presents information necessary to calculate earnings
(loss) per share for fiscal years ended November 30, 1995, 1994, and 1993:

                                                             PRIMARY
                                                     -------------------------
                                                      1995     1994     1993
                                                     ------  --------  -------
Shares outstanding (in thousands):
  Weighted average outstanding......................  7,893     7,801    6,891
  Share equivalents.................................     18       --        49
                                                     ------  --------  -------
  Adjusted outstanding..............................  7,911     7,801    6,940
                                                     ======  ========  =======
Net earnings (loss):
  Before cumulative effect of change in method of
   accounting....................................... $2,876  $  1,862  $(5,867)
  Cumulative effect of change in method of
   accounting for postretirement benefits other than
   pensions.........................................    --    (13,416)     --
                                                     ------  --------  -------
  Net earnings (loss)...............................  2,876   (11,554)  (5,867)
  Preferred stock dividends......................... (1,580)   (1,617)  (1,663)
                                                     ------  --------  -------
  Earnings (loss) applicable to common stock........ $1,296  $(13,171) $(7,530)
                                                     ======  ========  =======
Net earnings (loss) per common share:
  Before cumulative effect of change in method of
   accounting....................................... $  .16  $    .03  $ (1.09)
  Cumulative effect of change in method of
   accounting for postretirement benefits other than
   pensions.........................................    --      (1.72)     --
                                                     ------  --------  -------
Net earnings (loss)................................. $  .16  $  (1.69) $ (1.09)
                                                     ======  ========  =======

                     TOKHEIM CORPORATION AND SUBSIDIARIES

  For 1994 and 1993, fully diluted earnings per share is considered to be the same as primary earnings per share, since the effect of certain potentially dilutive securities would be antidilutive.

                                                          FULLY DILUTED
                                                     -------------------------
                                                      1995     1994     1993
                                                     ------  --------  -------
Shares outstanding (in thousands):
  Weighted average outstanding......................  7,893     7,801    6,891
  Share equivalents.................................     18       --        49
  Weighted conversion of preferred stock............  1,909       --       --
                                                     ------  --------  -------
  Adjusted outstanding..............................  9,820     7,801    6,940
                                                     ======  ========  =======
Net earnings (loss):
  Before cumulative effect of change in method of
   accounting....................................... $2,876  $  1,862  $(5,867)
  Cumulative effect of change in method of
   accounting for postretirement benefits other than
   pensions.........................................    --    (13,416)     --
                                                     ------  --------  -------
  Net earnings (loss)...............................  2,876   (11,554)  (5,867)
  Incremental RSP expense........................... (1,580)   (1,617)  (1,663)
                                                     ------  --------  -------
  Earnings (loss) applicable to common stock........ $1,296  $(13,171) $(7,530)
                                                     ======  ========  =======
Net earnings (loss) per common share:
  Before cumulative effect of change in method of
   accounting....................................... $  .13  $    .03  $ (1.09)
  Cumulative effect of change in method of
   accounting for postretirement benefits other than
   pensions.........................................    --      (1.72)     --
                                                     ------  --------  -------
Net earnings (loss)................................. $  .13  $  (1.69) $ (1.09)
                                                     ======  ========  =======

9. FOREIGN CURRENCY TRANSLATION ADJUSTMENTS

  Consolidated foreign currency translation adjustments are as follows:

                                                                1995     1994
                                                               -------  -------
Foreign currency translation adjustments, beginning of year... $(3,543) $(4,037)
Current year adjustments......................................       1      494
                                                               -------  -------
Foreign currency translation adjustments, end of year......... $(3,542) $(3,543)
                                                               =======  =======

  The adjustments represent principally the effect of changes in the current rate of exchange from the beginning of the year to the end of the year in translating the net assets, including certain intercompany amounts of foreign subsidiaries.

                     TOKHEIM CORPORATION AND SUBSIDIARIES

10. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

  Quarterly financial information for 1995 and 1994 is as follows:

                                1ST      2ND     3RD         4TH
                              QUARTER  QUARTER QUARTER     QUARTER     TOTAL
                              -------  ------- -------     -------    --------
1995
Net sales.................... $45,845  $54,127 $52,935     $68,666(D) $221,573
Cost of products sold(A).....  36,413   40,554  40,577      49,785     167,329
Net earnings (loss)..........  (1,363)     526    (941)(B)   4,654(C)    2,876
Earnings (loss) per share:
  Primary:
    Net earnings (loss)......    (.22)     .02    (.17)        .54         .16
  Fully diluted:
    Net earnings (loss)......    (.22)     .01    (.17)        .42         .13
1994
Net sales.................... $45,236  $49,908 $47,931     $59,059(D) $202,134
Cost of products sold(A).....  34,511   37,246  37,610      45,285     154,652
Earnings (loss) before
 cumulative effect of change
 in accounting...............     155    1,151  (1,473)      2,029       1,862
Cumulative effect of change
 in method of accounting for
 postretirement benefits
 other than pensions......... (13,416)     --      --          --      (13,416)
Net earnings (loss).......... (13,261)   1,151  (1,473)      2,029     (11,554)
Earnings (loss) per share:
  Primary:
    Before cumulative effect
     of change in accounting.    (.03)     .10    (.24)        .21         .03
    Cumulative effect of
     change in method of
     accounting for
     postretirement benefits
     other than pensions.....   (1.73)     --      --          --        (1.72)
    Net earnings (loss)......   (1.76)     .10    (.24)        .21       (1.69)
  Fully diluted:
    Before cumulative effect
     of change in accounting.    (.03)     .08    (.24)        .17         .03
    Cumulative effect of
     change in method of
     accounting for
     postretirement benefits
     other than pensions.....   (1.73)     --      --          --        (1.72)
  Net earnings (loss)........   (1.76)     .08    (.24)        .17       (1.69)

--------
(A) Includes product development expenses and excludes depreciation and amortization.

(B) Includes $0.5 million nonrecurring operating expense in connection with developing and implementing an earnings improvement plan for the Company's international operations.

(C) Includes a net gain of $0.5 million on the sale of a noncore product line and related assets.

(D) Sales of petroleum dispenser equipment have historically been seasonal. Approximately 30% of Tokheims annual net sales volume is recorded in the fourth quarter of its fiscal year, with no significant variation among the other three quarters.

11. INCOME TAXES

  Effective December 1, 1993, Tokheim adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in Tokheim's financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Financial statements for the prior years have not been restated as the cumulative effect of the accounting change was not material to net earnings.

                     TOKHEIM CORPORATION AND SUBSIDIARIES

  Earnings (loss) before income taxes consist of the following:

                                                      1995     1994     1993
                                                     -------  -------  -------
Domestic............................................ $ 8,591  $ 6,456  $(5,842)
Foreign.............................................  (5,676)  (4,337)      97
                                                     -------  -------  -------
                                                     $ 2,915  $ 2,119  $(5,745)
                                                     =======  =======  =======

  Income tax provision (benefit) consists of the following:

                                                      1995     1994     1993
                                                     -------  -------  -------
Current:
  Federal........................................... $  (272)     --       --
  State.............................................     249  $   673  $   723
  Foreign...........................................     132      409       49
Deferred:
  Foreign...........................................     (70)    (825)    (650)
                                                     -------  -------  -------
                                                     $    39  $   257  $   122
                                                     =======  =======  =======

  A reconciliation of the reported tax expense and the amount computed by applying the statutory United States federal income tax rate of 35% for November 30, 1995 and 34% for November 30, 1994 and 1993 to earnings before income taxes is as follows:

                                                      1995     1994     1993
                                                     -------  -------  -------
Computed "expected" tax expense (benefit)........... $ 1,020  $   721  $(1,953)
Increase (decrease) in taxes resulting from:
  State income taxes net of federal tax benefit.....     162      444      477
  Tax effect of dividends paid on stock held in
   Retirement Savings Plan (RSP)....................    (553)    (550)    (565)
  Settlement of prior income tax returns and
   adjustments to prior year accruals...............    (599)     237      --
  Difference in foreign and U.S. tax rates..........      (6)    (104)     (37)
  Decrease in valuation allowance...................  (2,099)  (1,492)     --
  Earnings with no current tax benefit (expense):
   Domestic.........................................     --       --     1,339
   Foreign..........................................   1,985    1,089     (219)
  Repatriation of foreign earnings..................      41     (162)     677
  Miscellaneous items, net..........................      88       74      403
                                                     -------  -------  -------
                                                     $    39  $   257  $   122
                                                     =======  =======  =======

                      TOKHEIM CORPORATION AND SUBSIDIARIES

  Prior to the change in accounting method, the nature of temporary differences giving rise to deferred income taxes (benefit) and the tax effect of each during 1993 was as follows:

                                                                          1993
                                                                         ------
      Federal:
        Depreciation.................................................... $  149
        Warranty costs..................................................    (14)
        Provision for doubtful accounts.................................     38
        Pension costs...................................................    (37)
        Inventory reserves..............................................   (717)
        Insurance reserves..............................................    (54)
        Restructuring charge............................................  1,060
        Software development costs......................................   (112)
        Other...........................................................   (313)
                                                                         ------
          Deferred federal income taxes (benefit) from continuing
           operations................................................... $  --
                                                                         ======
      Foreign:
        Repatriation of foreign earnings................................ $ (500)
        Other...........................................................   (150)
                                                                         ------
                                                                         $ (650)
                                                                         ======

  The components of the deferred tax asset and liability as of November 30, 1995 and 1994 were as follows:

                                                              1995      1994
                                                            --------  --------
      Gross deferred tax assets:
        Accounts receivable................................ $    187  $    322
        Employee compensation and benefit accruals.........    6,198     5,949
        Workers' compensation and other claims.............      153       215
        Other..............................................       58       184
        Warranty accrual...................................      946       818
        EPA accrual........................................      315       308
        Net operating loss carryforwards...................    9,430    12,171
        General business credit............................      295         5
        Valuation allowance................................  (15,654)  (17,753)
                                                            --------  --------
          Total deferred tax asset......................... $  1,928  $  2,219
                                                            --------  --------
      Gross deferred tax liabilities:
        Property, plant, and equipment..................... $  1,424  $  1,479
        Pension assets.....................................      253       151
        Inventory..........................................     (217)      201
        Investment in property.............................      214       208
        Foreign earnings not permanently invested..........      202       161
        Foreign exchange...................................      236       236
        Export sales provision.............................      623       574
                                                            --------  --------
          Total deferred tax liability.....................    2,735     3,010
                                                            --------  --------
      Net deferred tax liability........................... $   (807) $   (791)
                                                            ========  ========

  For domestic federal income tax purposes, the Net Operating Loss (NOL) carryover amounts to $26,942 and will expire from 2006 to 2008. For purposes of the Alternative Minimum Tax (AMT), the NOL carryover is $13,626 and the credit carryforwards total $295.

                     TOKHEIM CORPORATION AND SUBSIDIARIES

12. GEOGRAPHICAL SEGMENTS

  Domestic and foreign operations information for 1995, 1994, and 1993 is as follows:


                                                     1995      1994      1993
                                                   --------  --------  --------
Net sales--unaffiliated customers:
  Domestic.......................................  $126,738  $119,774  $ 99,317
  Export.........................................    36,238    28,848    25,036
  Foreign: Europe................................    35,829    34,534    22,858
     Other.......................................    22,768    18,978    25,095
                                                   --------  --------  --------
                                                   $221,573  $202,134  $172,306
                                                   ========  ========  ========
Inter-area sales eliminations:
  Domestic.......................................  $ 17,732  $ 16,904  $ 11,098
                                                   ========  ========  ========
  Foreign, principally Europe....................  $     47  $    207  $    120
                                                   ========  ========  ========
Operating income (loss):
  Domestic.......................................  $  8,945  $  7,156  $ (4,295)
  Foreign: Europe................................    (4,232)   (2,971)   (1,025)
     Other.......................................      (399)     (882)    1,393
  Adjustments and eliminations...................     1,442     1,314     1,603
                                                   --------  --------  --------
                                                   $  5,756  $  4,617  $ (2,324)
                                                   ========  ========  ========
Identifiable assets:
  Domestic.......................................  $107,445  $ 94,466  $102,743
  Foreign: Europe................................    22,914    25,189    21,090
     Other.......................................    14,071    13,102    12,776
  Adjustments and eliminations...................   (23,198)  (19,252)  (19,544)
                                                   --------  --------  --------
                                                   $121,232  $113,505  $117,065
                                                   ========  ========  ========

  Tokheim's foreign operations are located in Canada, Germany, The Netherlands, Scotland, and South Africa. A substantial amount of European sales to unaffiliated customers are made to geographical areas outside of Europe. Transfers between geographical areas are at cost plus an incremental amount intended to provide a reasonable profit margin to the selling enterprises. Amounts relating to foreign operations included in the consolidated financial statements are as follows:

                                                       1995     1994     1993
                                                     --------  -------  -------
Working capital..................................... $ 14,717  $14,828  $15,982
Property, plant, and equipment (net) and other......    5,997    5,717    5,187
Noncurrent liabilities..............................  (12,666)  (6,683)  (3,128)
                                                     --------  -------  -------
Net foreign assets.................................. $  8,048  $13,862  $18,041
                                                     ========  =======  =======
Net earnings (loss) of foreign operations........... $ (5,620) $(4,438) $   161
                                                     ========  =======  =======

                     TOKHEIM CORPORATION AND SUBSIDIARIES

13. ALLOWANCE FOR DOUBTFUL ACCOUNTS

  Changes in the allowance for doubtful accounts are as follows:

                                                          1995    1994    1993
                                                         ------  ------  ------
Balance, beginning of year.............................. $1,295  $1,267  $1,795
Charged to operations...................................    367     291     381
Uncollectible accounts written off, less recoveries.....   (519)   (278)   (879)
Foreign currency translation adjustments................      7      15     (30)
                                                         ------  ------  ------
Balance, end of year.................................... $1,150  $1,295  $1,267
                                                         ======  ======  ======

14. RETIREMENT PLANS

  Tokheim and its subsidiaries have several retirement plans covering most of their employees, including certain employees in foreign countries. Charges to operations for the cost of Tokheim's retirement plans including the Retirement Savings Plan (RSP) were $3,054 in 1995; $2,421 in 1994; and $2,675 in 1993.

  Defined Benefit Plans (U.S.)--Tokheim maintains two noncontributory defined benefit pension plans which cover certain union employees. Tokheim's funding to the plans is equal to the minimum contribution required by the Internal Revenue Code. The benefits are based upon a fixed benefit rate and years of service. Future benefits under these plans were frozen as of December 31, 1990. The participants under these plans became eligible to participate in the Retirement Savings Plan (RSP) beginning January 1, 1991.

  The following table sets forth the aggregate defined benefit plans' funded status and amounts reflected in the accompanying consolidated balance sheets as of November 30, 1995 and 1994:

                                               ASSETS EXCEED     ACCUMULATED
                                                ACCUMULATED    BENEFITS EXCEED
                                                 BENEFITS          ASSETS
                                               --------------  ----------------
                                                1995    1994    1995     1994
                                               ------  ------  -------  -------
Actuarial present value of accumulated plan
 benefits:
  Vested.....................................  $1,599  $1,196  $10,226  $ 8,720
  Nonvested..................................      57     --       769      --
                                               ------  ------  -------  -------
  Accumulated benefit obligations............  $1,656  $1,196  $10,995  $ 8,720
                                               ======  ======  =======  =======
Projected benefit obligations................  $1,656  $1,196  $10,995  $ 8,720
Plan assets at fair value, principally common
 stocks, bonds, and GIC funds, including $409
 in 1995 and $437 in 1994 of the Company's
 common stock................................   1,924   1,765    7,325    6,790
                                               ------  ------  -------  -------
Plan assets in excess of (less than)
 projected benefit obligations...............     268     569   (3,670)  (1,930)
Unrecognized net loss........................     516     189    4,002    2,063
Unrecognized net assets at December 1, 1991
 and 1990 being recognized over 15 years.....    (260)   (288)    (134)    (157)
Adjustment required to recognize minimum
 liability...................................     --      --    (3,868)  (1,906)
                                               ------  ------  -------  -------
Prepaid pension cost (pension liability)
 recognized in the consolidated balance
 sheet.......................................  $  524  $  470  $(3,670) $(1,930)
                                               ======  ======  =======  =======

  The net periodic pension expense amounts were based on actuarial assumptions as follows:

                                                1995    1994    1995     1994
                                               ------  ------  -------  -------
Discount rate on plan liabilities............   7.00%   8.50%    7.00%    8.50%
Rate of return on plan assets................   8.00%   8.00%    8.00%    8.00%

                     TOKHEIM CORPORATION AND SUBSIDIARIES

  In accordance with Statement of Financial Accounting Standards (SFAS) No. 87, "Employers' Accounting for Pensions," Tokheim has recorded an additional minimum pension liability for the underfunded plan of $3,868 and $1,906 at November 30, 1995 and 1994, respectively, representing the excess of unfunded accumulated benefit obligations over previously recorded pension cost liabilities.

  The net periodic pension cost of U.S. defined benefit plans for 1995, 1994, and 1993 includes the following components:

                                                              1995   1994  1993
                                                             ------  ----  ----
Interest cost on projected benefit obligations.............. $  857  $849  $851
Return on plan assets....................................... (1,138)   82  (896)
Net amortization and deferral...............................    558  (625)  335
                                                             ------  ----  ----
Net periodic pension expense................................ $  277  $306  $290
                                                             ======  ====  ====

  Tokheim's foreign retirement plans are an insignificant portion of Tokheim's total retirement plans and are not required to report to certain governmental agencies pursuant to ERISA. These plans do not otherwise determine actuarial value of accumulated benefits or net assets available for benefits and are omitted from the above table.

  Defined Contribution Plan (U.S.)--The RSP covers substantially all employees of Tokheim and its U.S. subsidiary. Through the RSP, employee ownership of Tokheim is increased approximately 11%. The RSP includes a common stock ESOP and a preferred stock ESOP which provide a retirement contribution of 1.5% of salary to all employees in the plan and a matching contribution of at least two-thirds of the first 6% of employee contributions. The matching contribution can increase to 150% of the first 6% of contributions, depending on the performance of Tokheim.

  The Accounting Standards Division of the American Institute of Certified Public Acountants issued Statement of Position (SOP) 93-6, Employers' Accounting for Employee Stock Ownership Plans, in November, 1993. As allowed by that statement, the Company has elected to continue its current practices which are based on SOP 76-3 and subsequent consensuses of the Emerging Issues Task Force of the Financial Accounting Standards Board. Dividends paid on ESOP shares are reflected as a reduction of retained earnings. All ESOP shares are considered outstanding for earnings per share computations. Preferred ESOP shares which have not been allocated to participants' accounts are assumed to be outstanding based on the stated conversion ratio of one-for-one. Preferred ESOP shares which have been allocated to participants' accounts are included in the computation of earnings per share based on the weighted average market value of the Company's common stock relative to the $25 liquidation value of the preferred stock. The number of allocated preferred ESOP and common ESOP shares at 11/30/95 was 365,843 and 118,366, respectively. 442,777 preferred shares and 27,179 common shares were held in suspense by the ESOPs at 11/30/95. At 11/30/95, the value of the shares allocated to participants was $9,988,550.

  The number of preferred shares in the RSP at November 30, 1995 and 1994 was 808,620 and 829,534, respectively, at a cost of $25 per share. The number of common shares in the RSP at November 30, 1995 and 1994 was 145,545 and 153,478, respectively, at an average cost of $21.09 and $21.05 per share. The dividend yield on the preferred stock is 7.75%, and the conversion rate is one share of preferred stock to one share of common stock. Each year, approximately 8% of the preferred stock held by the plan is released from suspense, based on the ratio of the current year's debt service (principal and interest) to the sum of current year and remaining debt service, and allocated to participants' accounts. Tokheim has guaranteed the RSP loans as described in Note 4. A like amount entitled "Guaranteed Employees' Stock Ownership Plan
(RSP) obligation" is recorded as a reduction of stockholders' equity. As Tokheim makes contributions to the RSP, these

                      TOKHEIM CORPORATION AND SUBSIDIARIES
contributions, plus the dividends paid on Tokheim's preferred and common stock held by the RSP, are used to repay the loans. As the principal amounts of the loans are repaid, the "Guaranteed Employees' Stock Ownership Plan (RSP) obligation" in the equity and liability sections of the balance sheet is reduced accordingly. Company contributions in excess of dividends are allocated to interest and compensation expense on a basis proportional to the required debt service on RSP loans. Compensation expense is calculated as the debt service on the RSP debt, less dividends paid to the ESOP, plus additional amounts required to meet the obligations under the RSP, net of the amounts allocated to interest.

  The table below sets forth the interest expense, the amounts contributed to the RSP (excluding preferred stock dividends), and the amount of dividends on preferred stock used for debt service by the RSP:

                                                            1995   1994   1993
                                                           ------ ------ ------
      Interest expense incurred by the Plan Trust(s) on
       RSP debt........................................... $1,265 $1,367 $1,595
      Company contributions to the RSP....................  2,300  1,719  2,030
      Dividends on preferred stock used for debt service
       by the RSP.........................................  1,580  1,617  1,663
      Compensation expense................................  1,531    977  1,157
      Interest expense....................................    832    746    887

15. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

  Tokheim provides defined benefit postretirement health and life insurance benefits to most of its U.S. employees. Covered employees become eligible for these benefits at retirement after meeting minimum age and service requirements. Effective December 1, 1993, Tokheim adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This statement requires that the costs of future benefits be accrued during an employee's active working career. The cost of providing these benefits was previously recognized as claims were incurred. Tokheim continues to fund benefits on a pay-as-you-go basis, with some retirees paying a portion of the costs.

  Tokheim recorded the discounted value of expected future benefits earned as of December 1, 1993 as a cumulative effect of accounting change. This one-time, noncash accounting change resulted in a charge to earnings of $13,416, or $1.72 per share. Due to Tokheim's net operating loss carryforward position (see Note
11), Tokheim established a valuation allowance to offset the deferred tax asset created by this charge to operations.

  The accumulated postretirement benefit obligation as of November 30, 1995 and 1994 consisted of unfunded obligations related to the following:

                                                                 1995     1994
                                                                -------  -------
      Retirees and dependents.................................. $ 8,333  $ 4,903
      Fully eligible active plan participants..................   1,114    1,274
      Other active plan participants...........................   5,631    6,935
                                                                -------  -------
          Total accumulated postretirement
           benefit obligation..................................  15,078   13,112
      Unrecognized net gain (loss).............................    (309)   1,101
                                                                -------  -------
      Accrued postretirement benefit cost......................  14,769   14,213
      Less current portion.....................................    (887)    (701)
                                                                -------  -------
                                                                $13,882  $13,512
                                                                =======  =======

                     TOKHEIM CORPORATION AND SUBSIDIARIES

  Net postretirement benefit cost for 1995 and 1994 includes the following components:

                                                                  1995    1994
                                                                 ------  ------
      Service cost.............................................  $  422  $  582
      Interest cost on accumulated postretirement benefit
       obligation..............................................   1,034     916
      Amortization (gain) loss.................................     (25)    --
                                                                 ------  ------
          Net postretirement benefit cost......................  $1,431  $1,498
                                                                 ======  ======

  The assumptions used to develop the net postretirement benefit expense and the present value of benefit obligations are as follows:

                                                                    1995   1994
                                                                   ------ ------
      Discount rate...............................................  7.00%  8.50%
      Health care cost trend rate for the next year............... 10.00% 11.00%

  The health care cost trend rate used to value the accumulated postretirement benefit obligation is assumed to decrease gradually to an ultimate rate of 5% in 2005. A 1% increase in this annual trend rate would increase the accumulated postretirement benefit obligation as of November 30, 1995 by approximately $2,063 and the combined service and interest components of the annual net postretirement health care cost by approximately $263.

16. CONTINGENT LIABILITIES

  Tokheim is defending various claims and legal actions, including environmental actions, which are common to its operations. These legal actions primarily involve claims for damages arising out of Tokheim's manufacturing operations, the use of Tokheim's products, and allegations of patent infringement.

  Environmental Matters--Total amounts included in accrued expenses related to environmental matters were $872 and $847 at November 30, 1995 and 1994, respectively. Tokheim has been designated as a potentially responsible party ("PRP"), in conjunction with other parties, in five governmental actions associated with hazardous waste sites falling under the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"). Such actions seek recovery of certain cleanup costs. Dates upon which Tokheim received notice as a PRP range from January 1988 to January 1992. Tokheim has attempted, where possible, to develop a reasonable estimate of the cost or range of costs which may accrue from these actions. Likewise, Tokheim has attempted, where possible, to assess the likelihood of an unfavorable outcome to Tokheim as a result of these actions. Legal counsel has been retained to assist Tokheim in making these determinations, and cleanup costs are accrued when an unfavorable outcome is determined to be probable and a reasonable estimate can be made.

  Tokheim is a "de minimis" party in two of these sites. One matter was settled for $14. The second matter will cost Tokheim approximately $6 for its share of the pro rated clean up costs.

  During 1995, Tokheim settled two additional actions with the Environmental Protection Agency ("EPA"). One matter Tokheim settled in the amount of $627 as part of a global settlement with other PRPs and has recorded the liability in full at November 30, 1995. The accrued amount will be paid over a two year period. In the other settlement, Tokheim has settled as a participating generator as part of a global settlement. Tokheim paid $192 as part of its past costs and operating maintenance of the site. Tokheim provided a letter of credit in the amount of $148 to cover its projected future costs.

  With respect to the fifth site, involving potential groundwater contamination, Tokheim and other PRPs are negotiating with the EPA as to the testing to be performed on the property to determine if contamination has

                      TOKHEIM CORPORATION AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED) occurred; and, if so, the specific tracts of property affected. Tokheim cannot determine the extent of its liability in the event its property is deemed to be contaminated; and the method of allocation of liability, if any, among the PRPs who may ultimately be found liable remains uncertain.

  Tokheim is also involved in one lawsuit with respect to environmental liabilities under an indemnity provision of a sale agreement concerning the sale of a subsidiary die casting facility to a third party. Tokheim believes it has fulfilled its obligations under the sale agreement and it cannot at this time quantify the liabilities that are alleged in the litigation.

  Product Liability and Other Matters--Tokheim is subject to various other legal actions arising out of the conduct of its business, including those relating to product liability, patent infringement, and claims for damages alleging violations of federal, state, or local statutes or ordinances dealing with civil rights. Total amounts included in accrued expenses related to these actions were $156 and $265 at November 30, 1995 and 1994, respectively.

  In the opinion of management of Tokheim, amounts accrued for awards or assessments in connection with environmental, product liability and other legal matters are adequate and ultimate resolution of these matters will not have a material effect on Tokheim's consolidated financial position, results of operations, or cash flow.

                       FUEL PUMP DIVISION OF SOFITAM S.A.

         UNAUDITED COMBINED BALANCE SHEETS AS OF JUNE 30, 1996 AND 1995

--------------------------------------------------------------------------------

(IN FRF THOUSANDS)                                            JUNE 30, JUNE 30,
ASSETS                                                          1996     1995
-------------------------------------------------------------------------------
Fixed assets
Intangible assets, net.......................................   3 722    5 026
Property, plant and equipment, net...........................  46 050   44 230
Shares in non-combined companies, net........................  52 995   52 995
Companies accounted for by the equity method.................     872      807
Other long-term assets, net..................................   7 109    9 661
-------------------------------------------------------------------------------
    Total fixed assets....................................... 110 748  112 719
-------------------------------------------------------------------------------
Current assets
Inventories, net............................................. 188 753  197 451
Trade and other receivables, net............................. 318 493  272 929
Cash and cash equivalents....................................  41 938   31 271
-------------------------------------------------------------------------------
    Total current assets..................................... 549 184  501 651
-------------------------------------------------------------------------------
    Total Assets............................................. 659 932  614 370
                                                              =======  =======
-------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
-------------------------------------------------------------------------------
Shareholders' equity.........................................  72 646  (26 142)
of which Group interest......................................  68 511  (28 670)
of which Minority interests..................................   4 135    2 528
-------------------------------------------------------------------------------
Long-term liabilities
Provisions for contingencies and charges.....................  16 614   16 556
Long-term borrowings and participating loans................. 104 188  183 232
-------------------------------------------------------------------------------
    Total long-term liabilities.............................. 120 802  199 788
-------------------------------------------------------------------------------
Current liabilities
Trade and other payables..................................... 269 261  245 947
Short-term borrowings........................................ 197 223  194 777
-------------------------------------------------------------------------------
    Total current liabilities................................ 466 484  440 724
-------------------------------------------------------------------------------
    Total liabilities and shareholders' equity............... 659 932  614 370
                                                              =======  =======
-------------------------------------------------------------------------------

                       FUEL PUMP DIVISION OF SOFITAM S.A.

 UNAUDITED COMBINED INCOME STATEMENTS FOR THE SIX-MONTH PERIODS ENDED JUNE 30,
                                 1996, AND 1995

--------------------------------------------------------------------------------

(IN FRF THOUSANDS)                                  JUNE 30, 1996 JUNE 30, 1995
-------------------------------------------------------------------------------
Sales..............................................    455 878       441 884
Other revenues.....................................        459         3 211
Purchases used in production.......................   (278 768)     (275 297)
Personnel costs....................................   (133 706)     (126 915)
Depreciation and amortization......................    (11 407)       (7 308)
-------------------------------------------------------------------------------
    Income from operations.........................     32 456        35 575
-------------------------------------------------------------------------------
Interest income....................................      1 201         1 551
Interest expense...................................     (9 720)      (12 774)
Other financial income/(expense)...................     (2 228)         (532)
-------------------------------------------------------------------------------
    Financial expense, net.........................    (10 747)      (11 755)
-------------------------------------------------------------------------------
Exceptional income/(expense), net..................     (1 695)         (676)
-------------------------------------------------------------------------------
Income before profit sharing and income taxes......     20 014        23 144
-------------------------------------------------------------------------------
Employee profit sharing............................     (4 000)       (2 269)
Income taxes.......................................     (2 113)       (8 665)
Income from companies accounted for by the equity
 method............................................          0            66
-------------------------------------------------------------------------------
Combined net income/(loss).........................     13 901        12 276
of which Group interest............................     13 274        11 534
of which Minority interests........................        627           742
-------------------------------------------------------------------------------

                       FUEL PUMP DIVISION OF SOFITAM S.A.

 UNAUDITED COMBINED STATEMENTS OF CASH FLOWS FOR THE SIX-MONTH PERIODS ENDED AS
                    AT JUNE 30, 1995 AND AS AT JUNE 30, 1996

--------------------------------------------------------------------------------

(IN FRF THOUSANDS)                                   JUNE 30, 1996 JUNE 30, 1995
--------------------------------------------------------------------------------
Net income/(loss) from combined companies..........      13 901       12 276
Depreciation and provisions........................      11 407        7 308
Income from companies accounted for by the equity
 method............................................          --          (66)
Net (increase)/decrease in working capital.........      20 105        8 578
--------------------------------------------------------------------------------
    Cash flows from operating activities...........      45 413       28 096
--------------------------------------------------------------------------------
Acquisition of fixed assets........................      (6 157)      (9 608)
Proceeds from disposal of fixed assets.............         129        1 432
Net increase/(decrease) in loans and long term
 deposits..........................................       2 405          105
Investments in subsidiaries........................         169           --
Other movements on investing activities............        (553)      (1 090)
--------------------------------------------------------------------------------
    Cash flows from investing and other activities.      (4 007)      (9 161)
--------------------------------------------------------------------------------
Net increase/(decrease) of short-term borrowings...     (19 282)      (7 642)
Net issuance/(repayment) of long term debt.........      (2 770)       2 708
Payments of dividends..............................          --       (5 000)
--------------------------------------------------------------------------------
    Cash flows from financing activities...........     (22 052)      (9 934)
--------------------------------------------------------------------------------
Increase in net cash and cash equivalents..........      19 354        9 001
Cash and cash equivalents at beginning of the year.      22 584       22 270
Cash and cash equivalent at end of the year........      41 938       31 271
--------------------------------------------------------------------------------

                  AUDITOR'S REPORT ON THE FUEL PUMP DIVISION
                                OF SOFITAM S.A.

TO THE STOCKHOLDERS OF SOFITAM S.A.:

  We have audited the accompanying combined balance sheets of the Fuel Pump Division of SOFITAM S.A. as of December 31, 1995 and 1994 and the related combined statements of income and cash flows for each of the three years in the period ended December 31, 1995. These combined financial statements have been prepared subsequent to the purchase of the Fuel Pump Division of SOFITAM S.A. by TOKHEIM CORPORATION in accordance with the Option Agreement dated May 7, 1996, which was exercised on July 5, 1996. These financial statements are the responsibility of the management of SOFITAM S.A. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with International Standards on Auditing which have been applied on a basis that is substantially similar with Generally Accepted Auditing Standards in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Fuel Pump Division of SOFITAM S.A. at December 31, 1995 and 1994 and the combined results of their operations and cash flows for each of the three years in the period ended December 31, 1995 in conformity with accounting principles generally accepted in France which differ in certain respects from those followed in the United States (see Notes 21 and 22 to the combined financial statements).

                                          Paris, July 15, 1996, except for
                                           Notes 21 and 22, as to which the
                                           date is November 20, 1996

                                          SALUSTRO REYDEL

                                          Bernard CATTENOZ

                       FUEL PUMP DIVISION OF SOFITAM S.A.

            COMBINED BALANCE SHEETS AS OF DECEMBER 31, 1995 AND 1994

--------------------------------------------------------------------------------

(IN FRF THOUSANDS)                                              DEC 31, DEC 31,
ASSETS                                                    NOTES  1995    1994
--------------------------------------------------------------------------------
Fixed assets
Intangible assets, net...................................    2    3 618   5 041
Property, plant and equipment, net.......................    3   45 405  42 811
Shares in non-combined companies, net....................    4   52 995  53 002
Companies accounted for by the equity method.............    5      872      --
Other long-term assets, net..............................         9 514   9 766
--------------------------------------------------------------------------------
    Total fixed assets...................................       112 404 110 620
--------------------------------------------------------------------------------
Current assets
Inventories, net.........................................    6  185 097 184 977
Trade and other receivables, net.........................    7  320 099 295 351
Cash and cash equivalents................................        22 584  22 270
--------------------------------------------------------------------------------
    Total current assets.................................       527 780 502 598
--------------------------------------------------------------------------------
    Total assets.........................................       640 184 613 218
                                                                ======= =======
--------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Shareholders' equity.....................................    8   58 739 (32 454)
of which Group interest..................................        55 039 (36 250)
of which Minority interests..............................         3 700   3 796
--------------------------------------------------------------------------------
Long-term liabilities
Provisions for contingencies and charges.................    9   14 787  15 518
Long-term borrowings and participating loans.............   10  106 958 180 524
--------------------------------------------------------------------------------
    Total long-term liabilities..........................       121 745 196 042
--------------------------------------------------------------------------------
Current liabilities
Trade and other payables.................................   11  243 195 247 211
Short-term borrowings....................................   12  216 505 202 419
--------------------------------------------------------------------------------
    Total current liabilities............................       459 700 449 630
--------------------------------------------------------------------------------
    Total liabilities and shareholders' equity...........       640 184 613 218
                                                                ======= =======
--------------------------------------------------------------------------------


   The accompanying notes are an integral part of these financial statements

                       FUEL PUMP DIVISION OF SOFITAM S.A.

COMBINED INCOME STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

--------------------------------------------------------------------------------

(IN FRF THOUSANDS)                          NOTES   1995      1994      1993
-------------------------------------------------------------------------------
Sales......................................   13   878 896   729 739   737 155
Other revenues.............................            878     2 821     2 468
Purchases used in production...............       (547 946) (455 387) (453 096)
Personnel costs............................       (246 664) (243 731) (243 908)
Depreciation and amortization..............        (12 054)  (15 017)  (14 013)
-------------------------------------------------------------------------------
    Income from operations.................         73 110    18 425    28 606
-------------------------------------------------------------------------------
Interest income............................          4 780     2 306     3 855
Interest expense...........................        (23 754)  (20 645)  (28 672)
Other financial income/(expense)...........             34      (116)      676
-------------------------------------------------------------------------------
    Financial expense, net.................        (18 940)  (18 455)  (24 141)
-------------------------------------------------------------------------------
Exceptional income/(expense), net..........   14   (24 937)   37 445    (2 692)
-------------------------------------------------------------------------------
Income before profit sharing and income
 taxes.....................................         29 233    37 415     1 773
-------------------------------------------------------------------------------
Employee profit sharing....................         (4 278)     (948)   (1 818)
Income taxes...............................   15    (1 224)   (3 125)   (4 354)
Income from companies accounted for by the
 equity method.............................            131        --        --
-------------------------------------------------------------------------------
Combined net income/(loss).................         23 862    33 342    (4 399)
of which Group interest....................         22 441    37 070    (1 238)
of which Minority interests................          1 421    (3 728)   (3 161)
-------------------------------------------------------------------------------




   The accompanying notes are an integral part of these financial statements

                       FUEL PUMP DIVISION OF SOFITAM S.A.

 COMBINED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 1995, 1994
                                    AND 1993

--------------------------------------------------------------------------------

(IN FRF THOUSANDS)                                    1995     1994     1993
-------------------------------------------------------------------------------
Net income/(loss) from combined companies...........  23 862   33 342   (4 399)
Depreciation and provisions.........................  29 932   13 190   16 051
Income from companies accounted for by the equity
 method.............................................    (131)      --       --
Net (increase)/decrease in working capital.......... (47 493) (11 930)  (4 649)
-------------------------------------------------------------------------------
    Cash flows from operating activities............   6 170   34 602    7 003
-------------------------------------------------------------------------------
Acquisition of fixed assets......................... (16 746) (18 162) (15 457)
Proceeds from disposal of fixed assets..............     553      392      778
Net increase/(decrease) in loans and long term
 deposits...........................................     252     (278)  10 320
Other movements on investing activities.............   2 139   (1 255)     121
-------------------------------------------------------------------------------
    Cash flows from investing and other activities.. (13 802) (19 303)  (4 238)
-------------------------------------------------------------------------------
Proceeds from issuance of share capital.............  72 426      211   10 749
Net increase/(decrease) of short-term borrowings....  14 086   45 994   16 214
Net repayment of long term debt..................... (73 566) (40 474) (20 773)
Payments of dividends...............................  (5 000) (17 740)  (6 264)
-------------------------------------------------------------------------------
    Cash flows from financing activities............   7 946  (12 009)     (74)
-------------------------------------------------------------------------------
Increase in net cash and cash equivalents...........     314    3 290    2 691
Cash and cash equivalents at beginning of the year..  22 270   18 980   16 289
Cash and cash equivalents at end of the year........  22 584   22 270   18 980
-------------------------------------------------------------------------------




   The accompanying notes are an integral part of these financial statements

                      FUEL PUMP DIVISION OF SOFITAM S.A.

  NOTES TO THE COMBINED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31,
                              1995, 1994 AND 1993

NOTE 1--SUMMARY OF ACCOUNTING POLICIES

 (a) Principles of combination

  The combined historical financial statements include the accounts of certain companies within the Fuel Pump Division ("the Division") of Sofitam S.A., a French company. The Division manufactures, distributes and services petroleum dispensing equipment.

  The financial statements have been combined and prepared subsequent to the purchase of the Fuel Pump Division of Sofitam S.A. by Tokheim Corporation in accordance with the Option Agreement dated May 7, 1996, which was exercised on July 5, 1996. Tokheim Corporation is purchasing Sofitam's interests in certain companies within the Division in France, the United Kingdom, Belgium, Germany, Switzerland, Italy, Spain and several African countries. A list of the companies concerned is set out in Note 20 to these accounts.

  The underlying financial statements included in the combination have been prepared in accordance with accounting principles generally accepted in France. These financial statements have been combined in accordance with the French methodology promulgated by the Conseil National de la Comptabilite (French National Accounting Committee) by aggregating the annual accounts of all entities included in the combination.

  Where one entity owns an interest in another entity included in the combination, the investment carried in the balance sheet of the former entity has been eliminated. Entities in which the combined group has a direct or indirect controlling interest of at least 50% have been fully combined. Minority interests in shareholders' equity and net income have been calculated on the basis of the percentage interests held.

  Entities in which the combined group holds between 20% and 50% of the voting rights, and over which the combined group does not have full control, have been accounted for by the equity method. This method has been applied solely to Excelsior, acquired in 1995.

  Intercompany sales and purchases between entities included in the combined financial statements, together with intercompany debit and credit balances, have been eliminated in combination.

 (b) Scope of combination

  A list of the combined companies is set out in Note 20 to these accounts. Newly acquired companies are combined as from the date of acquisition or, for reasons of convenience, on the basis of their last balance sheet if their impact is not material to the Division as a whole. All companies within the Division have a December 31 year-end, with the exception of Cocitam (September
30) and Socatam (June 30). The activities of Socatam are not significant at the combined level. Cocitam has been included in the combination on the basis of its accounts at September 30 and Socatam on the basis of its accounts to December 31.

  Companies included in the scope of combination for the first time in 1994 include the 60% interest in Bennett Fimac, an Italian company.

  Companies included in the scope of combination for the first time in 1995 include the 20% interest in Excelsior, a French company, which is accounted for by the equity method, and the 100% interest in Sofitam Tanktechnik, a newly incorporated German company.

 (c) Translation of financial statements denominated in foreign currencies

  Exchange rates at December 31 of each year have been used to translate financial statements denominated in foreign currencies. Differences arising from the translation of opening net assets as of January 1 at the year-end rate are included in shareholders' equity and therefore have no impact on net income for the year.

                      FUEL PUMP DIVISION OF SOFITAM S.A.

 (d) Intangible assets

  In 1995, the Division changed its accounting treatment for research and development costs related to new products. These were previously capitalized and depreciated over 3 years but from 1995 were expensed as incurred. Research and development costs of FRF 1 744 thousand capitalized in prior years were written off in full in 1995, and charged as an exceptional expense.

  In 1995, the Division also changed its accounting treatment for purchased goodwill. This was previously recognized by certain French companies for the amount of FRF 1 568 thousand and not amortized. From 1995, this goodwill is now amortized over a period of 20 years. The corresponding expense in 1995 of FRF 95 thousand has been charged against operating income.

 (e) Property, plant and equipment

  Property, plant and equipment is carried at cost. Depreciation is determined generally on a straight line basis over the following estimated useful lives :

      -Buildings................................................. 15 to 20 years
      -Plant and equipment.......................................   5 to 7 years
      -Other.....................................................   3 to 5 years

 (f) Inventory valuation

  Inventories are stated at lower of cost or market value. Where necessary, provisions are recorded to take account of obsolete or slow-moving items.

 (g) Cash equivalents

  Cash equivalents consist of short-term investments with original maturities of less than three months when acquired. These securities are carried at cost which approximates market value.

 (h) Deferred taxes

  Deferred taxes are recorded using the liability method on all temporary differences between the financial reporting and tax bases of the Division's assets and liabilities. No deferred tax assets or liabilities have been recorded in the combined financial statements as the net position for each tax-paying entity in each tax jurisdiction would result in the recognition of deferred tax assets. These net assets have not been recognized in accordance with accounting principles generally accepted in France, because their realization was not probable at each year end date.

 (i) Leases

  Lease payments are expensed in the period to which they relate. The Division does not recognize, therefore, assets acquired under capital leases and the related lease obligations in the balance sheet.

 (j) Exceptional income and expense

  Exceptional income and expenses comprise those items which, due to their size, nature, or the infrequency with which they occur may be considered to be outside the normal activity of the Division. Exceptional items are presented before tax and minority interests.

                      FUEL PUMP DIVISION OF SOFITAM S.A.

NOTE 2--INTANGIBLE ASSETS

ANALYSIS OF MOVEMENTS ON INTANGIBLE ASSETS

-------------------------------------------------------------------------------

                                 DEC                                      DEC
                                 31,    ACQUISITIONS/ DISPOSALS/          31,
(in FRF thousands)               1993     INCREASE     DECREASE  OTHER    1994
--------------------------------------------------------------------------------
AT COST:
  . Start-up costs.............  1 674        395         (79)       --   1 990
  . R&D costs..................    869      2 606          --        --   3 475
  . Purchased goodwill.........  1 568          3          --       (92)  1 479
  . Other......................  5 246      2 334         (58)      (88)  7 434
--------------------------------------------------------------------------------
    TOTAL......................  9 357      5 338        (137)     (180) 14 378
--------------------------------------------------------------------------------
AMORTIZATION:
  . Start-up costs............. (1 672)        --          --        --  (1 672)
  . R&D costs..................   (869)      (862)         --        --  (1 731)
  . Purchased goodwill.........     --         --          --        --      --
  . Other...................... (4 290)    (1 740)         58        38  (5 934)
--------------------------------------------------------------------------------
    TOTAL...................... (6 831)    (2 602)         58        38  (9 337)
--------------------------------------------------------------------------------
    INTANGIBLE ASSETS, NET.....  2 526      2 736         (79)     (142)  5 041
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 DEC                                      DEC
                                 31,    ACQUISITIONS/ DISPOSALS/          31,
(in FRF thousands)               1994     INCREASE     DECREASE  OTHER    1995
--------------------------------------------------------------------------------
AT COST:
  . Start-up costs.............  1 990         30          --      (114)  1 906
  . R&D costs..................  3 475        919          --    (4 394)     --
  . Purchased goodwill.........  1 479         --          --        (8)  1 471
  . Other......................  7 434      1 334          --       (52)  8 716
--------------------------------------------------------------------------------
    TOTAL...................... 14 378      2 283          --    (4 568) 12 093
--------------------------------------------------------------------------------
AMORTIZATION:
  . Start-up costs............. (1 672)        --          --        19  (1 653)
  . R&D costs.................. (1 731)        --          --     1 731      --
  . Purchased goodwill.........     --        (95)         --        --     (95)
  . Other...................... (5 934)      (856)         --        63  (6 727)
--------------------------------------------------------------------------------
    TOTAL...................... (9 337)      (951)         --     1 813  (8 475)
--------------------------------------------------------------------------------
    INTANGIBLE ASSETS, NET.....  5 041      1 332          --    (2 755)  3 618
--------------------------------------------------------------------------------

  In 1995, the Fuel Pump Division changed its accounting treatment for research and development costs. Research and development costs capitalized at December 31, 1994 of FRF 3 475 thousand less accumulated amortization FRF 1 731 thousand were written off in full in 1995. The impact of the change of method was a charge of FRF 1 744 thousand, recorded as an exceptional item in 1995.

  Other movements mainly relate to translation differences.

                      FUEL PUMP DIVISION OF SOFITAM S.A.

NOTE 3--PROPERTY, PLANT AND EQUIPMENT

 Analysis of movements on property, plant and equipment

-------------------------------------------------------------------------------

                             DEC 31,  ACQUISITIONS/ DISPOSALS/         DEC 31,
(in FRF thousands)            1993      INCREASE     DECREASE  OTHER    1994
-------------------------------------------------------------------------------
AT COST:
  . Land and buildings......  40 618       2 533        (472)    (899)  41 780
  . Plant and equipment.....  47 758       3 717        (674)    (701)  50 100
  . Other...................  38 003       6 574      (1 852)  (1 391)  41 334
-------------------------------------------------------------------------------
    TOTAL................... 126 379      12 824      (2 998)  (2 991) 133 214
-------------------------------------------------------------------------------
DEPRECIATION:
  . Land and buildings...... (20 372)     (2 063)        472      216  (21 747)
  . Plant and equipment..... (34 506)     (4 689)        666      359  (38 170)
  . Other................... (27 326)     (5 663)      1 547      956  (30 486)
-------------------------------------------------------------------------------
    TOTAL................... (82 204)    (12 415)      2 685    1 531  (90 403)
-------------------------------------------------------------------------------
    PROPERTY, PLANT AND
     EQUIPMENT, NET.........  44 175         409        (313)  (1 460)  42 811
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                               DEC 31,  ACQUISITIONS/ DISPOSALS/        DEC 31,
(in FRF thousands)              1994      INCREASE     DECREASE  OTHER   1995
--------------------------------------------------------------------------------
AT COST:
  . Land and buildings........  41 780       2 559        (438)   (49)   43 852
  . Plant and equipment.......  50 100       5 995        (907)   641    55 829
  . Other.....................  41 334       5 909      (2 565)  (814)   43 864
--------------------------------------------------------------------------------
    TOTAL..................... 133 214      14 463      (3 910)  (222)  143 545
--------------------------------------------------------------------------------
DEPRECIATION:
  . Land and buildings........ (21 747)     (2 083)        151     38   (23 641)
  . Plant and equipment....... (38 170)     (4 611)        891   (128)  (42 018)
  . Other..................... (30 486)     (4 409)      2 315     99   (32 481)
--------------------------------------------------------------------------------
    TOTAL..................... (90 403)    (11 103)      3 357      9   (98 140)
--------------------------------------------------------------------------------
    PROPERTY, PLANT AND
     EQUIPMENT, NET...........  42 811       3 360        (553)  (213)   45 405
--------------------------------------------------------------------------------

  Other movements mainly relate to translation differences.

NOTE 4--SHARES IN NON COMBINED COMPANIES

  Shares in non combined companies principally relate to Sofitam International's investment of FRF 52 900 thousand in the Bennett Pump Company, a US company. The shares in Bennett Pump Company are not being acquired and are to be disposed of in accordance with the terms of the Option Agreement. The shares are to be transferred out of the balance sheet at a nominal value prior to the closing of the sale of the final pump division to Tokheim Corporation as described in Note 1. The financial statements of Bennett Pump Company have therefore not been included in these combined financial statements.

NOTE 5--COMPANIES ACCOUNTED FOR BY THE EQUITY METHOD

  Only the investment in Excelsior, acquired in 1995, is accounted for by the equity method.

-------------------------------------------------------------------------------

                                             PERCENT  SHARE OF NET SHARE OF 1995
(in FRF thousands)                           INTEREST    ASSETS     NET INCOME
--------------------------------------------------------------------------------
Excelsior...................................   20%        872           131
--------------------------------------------------------------------------------

                      FUEL PUMP DIVISION OF SOFITAM S.A.

NOTE 6--INVENTORIES

-------------------------------------------------------------------------------

                                                                 DEC 31, DEC 31,
(in FRF thousands)                                                1995    1994
--------------------------------------------------------------------------------
Raw materials and supplies...................................... 128 781 124 580
Work in process.................................................  24 991  16 556
Finished and semi-finished products.............................  31 325  43 841
--------------------------------------------------------------------------------
    TOTAL....................................................... 185 097 184 977
--------------------------------------------------------------------------------

  Inventories are stated net of provisions.

NOTE 7--TRADE AND OTHER RECEIVABLES

-------------------------------------------------------------------------------

                                                               DEC 31,  DEC 31,
(in FRF thousands)                                              1995     1994
--------------------------------------------------------------------------------
Trade receivables............................................. 311 567  283 142
Provisions....................................................  (8 340)  (6 920)
--------------------------------------------------------------------------------
Trade receivables, net........................................ 303 227  276 222
Other receivables.............................................  16 872   19 129
--------------------------------------------------------------------------------
    TOTAL TRADE AND OTHER RECEIVABLES, NET.................... 320 099  295 351
--------------------------------------------------------------------------------

NOTE 8--SHAREHOLDERS' EQUITY

  Analysis of movements in shareholders' equity

-------------------------------------------------------------------------------

                               COMMON          RETAINED  SHAREHOLDERS' MINORITY
(in FRF thousands)              STOCK  PREMIUM EARNINGS     EQUITY     INTERESTS
--------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993..  33 769  7 672  (86 862)     (45 421)     8 339
--------------------------------------------------------------------------------
1994 net income...............      --     --   33 342       33 342     (3 728)
Translation difference........      --     --   (3 212)      (3 212)       255
Change in scope of
combination...................      --     --       98           98       (787)
Dividends paid................      --     --  (17 740)     (17 740)        --
Other movements...............      --     --      479          479       (283)
--------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994..  33 769  7 672  (73 895)     (32 454)     3 796
--------------------------------------------------------------------------------
1995 net income...............      --     --   23 862       23 862      1 421
Capital increase..............  72 426     --       --       72 426        213
Merger of SATAM and EIN.......  12 250  9 889  (22 139)          --         --
Translation difference........      --     --      500          500        317
Change in scope of
combination...................      --     --   (1 254)      (1 254)    (1 996)
Dividends paid................      --     --   (5 000)      (5 000)        --
Other movements...............      --     --      659          659        (51)
--------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995.. 118 445 17 561  (77 267)      58 739      3 700
--------------------------------------------------------------------------------

  In 1994, Bennett Fimac with shareholders' equity of FRF 1 475 thousand, was included in the combined financial statements for the first time. In addition, the Division acquired the remaining 50% minority interest in Cottam.

  In 1995, Sofitam converted its participating loan in Sofitam International, resulting in a capital increase of FRF 72 000 thousand.

                      FUEL PUMP DIVISION OF SOFITAM S.A.

NOTE 8--SHAREHOLDERS' EQUITY (CONTINUED)

  On November 21, 1995, EIN was merged into SATAM to form Sofitam Equipement with retroactive effect from January 1, 1995. These two companies were wholly owned subsidiaries of Sofitam throughout the period and are therefore included within the combined financial statements. They were merged to improve operational efficiency. This transaction, based on the net book values of the net assets of each company, resulted in the exchange of 13 shares of SATAM for 1 share of EIN. The net book value of EIN was FRF 26 139 thousand, remunerated by common stock of FRF 16 250 thousand and a premium of FRF 9 889 thousand. As the common stock of Ein was FRF 4 000 thousand before this operation, there was an increase in common stock of FRF 12 250 thousand.

  In addition, in 1995, a 20% interest was acquired in Excelsior, a French company, contributing FRF 742 thousand to the shareholders' equity. The Division is in the process of liquidating its investment in Haarmesstechnik, a German company.

  The Division's combined common stock comprises the common stock of those companies whose capital is not held by other companies within the Division. At December 31, 1995, the issued and outstanding share capital of these companies consists of the following :

--------------------------------------------------------------------------------
                                                      NUMBER             AMOUNT
                                                        OF     NOMINAL   IN FRF
                                                      SHARES    VALUE   THOUSAND
--------------------------------------------------------------------------------
TOTAL COMMON STOCK                                                      118 445
--------------------------------------------------------------------------------
SOFITAM EQUIPEMENT................................... 228 538  100 FRF   22 854
SOFITAM INTERNATIONAL................................ 827 500  100 FRF   82 750
SOGEN................................................  54 000  100 FRF    5 400
SOFITAM PUMP SERVICES................................ 356 750    1 GBP    3 107
Other entities.......................................      (1)      (1)   4 334
--------------------------------------------------------------------------------

(1) African subsidiaries in Tunisia, Morocco, Cameroon and Senegal

NOTE 9--PROVISIONS FOR CONTINGENCIES AND CHARGES

---------------------------------------------------------------------------------
                                                                     DEC    DEC
                                                                     31,    31,
(FRF thousands)                                                      1995   1994
---------------------------------------------------------------------------------
Provision for warranty.............................................  3 129  3 306
Provision for restructuring........................................  2 028  4 304
Provision for repairs..............................................     --  1 396
Provision for employee claims......................................  1 180  1 799
Provision for technical claims.....................................  5 611  2 959
Provision for foreign exchange loss................................    784     --
Other..............................................................  2 055  1 754
---------------------------------------------------------------------------------
    TOTAL PROVISION FOR CONTINGENCIES AND CHARGES.................. 14 787 15 518
---------------------------------------------------------------------------------

  A provision for restructuring costs was made in 1995 in respect of the reorganization and rationalization of activities at Satam and Ein.

                      FUEL PUMP DIVISION OF SOFITAM S.A.

NOTE 10--LONG-TERM BORROWINGS AND PARTICIPATING LOANS

  Analysis of movements in long-term borrowings and participating loans


-------------------------------------------------------------------------------

                                       DEC 31,  NEW                      DEC 31,
(in FRF thousands)                      1993   LOANS  REPAYMENTS OTHER    1994
--------------------------------------------------------------------------------
 . Participating loans.................   3 100     --     (876)   1 637    3 861
 . Long-term borrowings................  21 734 10 596  (11 591)   2 455   23 194
 . Debt to SOFITAM SA.................. 188 473  3 357  (42 000)      --  149 830
 . Other long-term debt................   7 691    274     (584)  (3 742)   3 639
--------------------------------------------------------------------------------
    TOTAL............................. 220 998 14 227  (55 051)     350  180 524
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                                          DEC 31,  NEW                    DEC 31,
(in FRF thousands)                         1994   LOANS REPAYMENTS OTHER   1995
---------------------------------------------------------------------------------
 . Participating loans....................   3 861    --       --   (961)    2 900
 . Long-term borrowings...................  23 194 2 963     (414)   357    26 100
 . Debt to SOFITAM SA..................... 149 830    --  (75 105)    --    74 725
 . Other long-term debt...................   3 639     4     (373)   (37)    3 233
---------------------------------------------------------------------------------
    TOTAL................................ 180 524 2 967  (75 892)  (641)  106 958
---------------------------------------------------------------------------------

  In 1994, SOFITAM waived a debt of FRF 42 000 thousand from SOGEN, resulting in an exceptional profit of the same amount.

  In 1995, Sofitam converted its participating loan in Sofitam International, resulting in a capital increase of FRF 72 000 thousand.

  Other movements mainly relate to translation differences.

  Maturities of long-term debt


-------------------------------------------------------------------------------

                                                                 DEC 31, DEC 31,
(in FRF thousands)                                                1995    1994
--------------------------------------------------------------------------------
Due between 1 and 2 years.......................................  87 978 157 704
Due between 2 and 5 years.......................................   3 536  12 671
Due beyond 5 years or unlimited.................................  15 444  10 149
--------------------------------------------------------------------------------
    TOTAL....................................................... 106 958 180 524
--------------------------------------------------------------------------------

  Debt due between one and two years includes debt to SOFITAM SA of FRF 74 725 thousand, and FRF 149 830 thousand in 1995 and 1994, respectively, which is considered to be repayable in the coming year.

  In 1995, these debts to SOFITAM SA include an amount of FRF 7 981 thousand due by SOFITAM PUMP SERVICES, a UK company, that does not bear interest.

NOTE 11--TRADE AND OTHER PAYABLES

--------------------------------------------------------------------------------
                                                                 DEC 31, DEC 31,
(FRF thousands)                                                   1995    1994
--------------------------------------------------------------------------------
Trade payables.................................................. 144 375 141 687
Employee and social security liabilities........................  43 985  21 573
VAT and other taxes.............................................  14 025  15 780
Deferred income.................................................  28 017  19 948
Other...........................................................  12 793  48 223
--------------------------------------------------------------------------------
    TOTAL AND OTHER PAYABLES.................................... 243 195 247 211
--------------------------------------------------------------------------------

  Deferred income corresponds primarily to advance billings by the French companies.

                      FUEL PUMP DIVISION OF SOFITAM S.A.

NOTE 12--SHORT TERM BORROWINGS

  Short term borrowings include debt to SOFITAM SA of FRF 56 326 thousand and FRF 30 075 thousand in 1995 and 1994 respectively.

  In 1995, these debts to SOFITAM SA include an amount of FRF 1 281 thousand due by SOFITAM PUMP SERVICES, a UK company, that does not bear interest.

NOTE 13--SALES

--------------------------------------------------------------------------------
(in FRF thousands)                                     1995     1994     1993
--------------------------------------------------------------------------------
France............................................... 644 207  520 852  520 980
Other countries...................................... 234 689  208 887  216 175
--------------------------------------------------------------------------------
    Total............................................ 878 896  729 739  737 155
--------------------------------------------------------------------------------

NOTE 14--EXCEPTIONAL INCOME/(EXPENSE)

-------------------------------------------------------------------------------
(in FRF thousands)                                     1995     1994     1993
--------------------------------------------------------------------------------
Waiver of debt from Sofitam..........................      --   44 300       --
Restructuring costs..................................  (1 492)  (6 926)      --
Inventory write-downs provisions..................... (18 609)      --   (2 071)
Profit sharing.......................................  (3 648)      --       --
Write off of research and development costs..........  (1 744)      --       --
Other................................................     556       71     (621)
--------------------------------------------------------------------------------
EXCEPTIONAL INCOME/(EXPENSE), NET.................... (24 937)  37 445   (2 692)
--------------------------------------------------------------------------------

  In 1993, Sogen made a provision of FRF 2 071 thousand against obsolete inventory.

  In 1994, Sofitam SA waived a debt of FRF 42 000 thousand due from Sogen, resulting in an exceptional profit of the same amount. In 1994 also, Bennett & Sauser received a debt waiver of FRF 2 300 thousand from its shareholders.

  In 1995, the Division reduced the valuation of SOGEN's and SOFITAM EQUIPEMENT's inventories to take account of revised expectations of the value of certain slow-moving spare parts. At the same time, certain inventories were scrapped. As a result, inventory write-down and provisions totaled FRF 18 609 thousand which have been included as an exceptional expense.

  In 1995, following the merger of EIN with SATAM, profit sharing for an amount of FRF 3 648 thousand in excess of the statutory requirements was paid to EIN's employees. This charge is included as an exceptional expense in the Division's profit and loss statement.

  In 1995, the Division changed its accounting treatment for research and development costs related to new products which were previously capitalized but are now expensed as incurred. The impact of the change in method was a charge of KF 1 744 thousand, recorded as an exceptional expense in 1995.

                      FUEL PUMP DIVISION OF SOFITAM S.A.

NOTE 15--INCOME TAXES

  The provision for income taxes consists of the following:

-------------------------------------------------------------------------------

(in FRF thousands)                                    1995     1994     1993
-------------------------------------------------------------------------------
French companies.................................... (11 019) (16 381)  (5 248)
Utilization of French companies' tax loss
 carryforwards......................................  10 928   14 107    2 037
Foreign companies...................................  (1 133)    (851)  (1 143)
-------------------------------------------------------------------------------
    TOTAL CURRENT INCOME TAX EXPENSE................  (1 224)  (3 125)  (4 354)
-------------------------------------------------------------------------------

  Temporary differences between the financial reporting and the tax bases of the Division's assets and liabilities, including unused tax loss carryforwards that could give rise to deferred tax assets, are as follows:

-------------------------------------------------------------------------------
(in FRF thousands)                                    1995     1994     1993
-------------------------------------------------------------------------------
FRANCE..............................................  37 407   75 078  163 925
-------------------------------------------------------------------------------
Individual company level:
  -long-term capital loss carryforwards.............   4 309    4 309    4 309
  -ordinary tax loss carryforwards..................      --       --   83 955
  -evergreen tax loss carryforwards.................  10 841   52 559   56 870
  -accrued expenses not currently deductible for
   tax..............................................  22 257   18 210   18 791
-------------------------------------------------------------------------------
OUTSIDE FRANCE......................................  37 076   45 324   43 506
-------------------------------------------------------------------------------
    TOTAL...........................................  74 483  120 402  207 431
-------------------------------------------------------------------------------

  As of December 31, 1995, the French companies of the Division had long-term capital loss carryforwards of FRF 4 309 that can be offset against long-term capital gains. The long-term capital loss carryforwards will expire progressively through the year 2000 if not utilized. The current tax rate on the long term capital loss carryforwards was increased by the French Government to 20.9% in 1995, compared with 19% in 1993 and 1994.

  The French companies of the Division also had loss carryforwards of FRF 10
841 at December 31, 1995 which may be carried forward indefinitely ("evergreen losses"). The current tax rate on these loss carryforwards was increased in 1995 by the French government to 36.66%, compared with 33.33% in 1993 and 1994.

  The Division also had net ordinary loss carryforwards of FRF 33 166 thousand in the United Kingdom and FRF 3 910 thousand in Spain at December 31, 1995.

  The utilization of these tax losses carryforwards is dependent on the future profitable operation of the Division in the tax jurisdictions in which the carryforwards arose.

NOTE 16--EMPLOYEE INFORMATION

-------------------------------------------------------------------------------
                                                      1995     1994     1993
-------------------------------------------------------------------------------
Average no. of employees during the year............   1 239    1 209    1 203
No. of employees at year-end........................   1 260    1 218    1 199
-------------------------------------------------------------------------------

                      FUEL PUMP DIVISION OF SOFITAM S.A.

NOTE 17--COMMITMENTS UNDER CAPITAL LEASES

--------------------------------------------------------------------------------
                                                         DEC 31, DEC 31, DEC 31,
(in FRF thousands)                                        1995    1994    1993
--------------------------------------------------------------------------------
Original value of assets................................ 30 651  31 736  35 099
Depreciation for the year...............................  2 712   2 285   2 427
Accumulated depreciation................................ 13 096  10 384  10 049
Lease payments for the year.............................  4 364   4 690   5 095
Future minimum lease payments........................... 27 925  31 055  34 909
--------------------------------------------------------------------------------

  Assets acquired under capital leases relate mainly to the land and buildings at Tremblay which are the principal place of business of Sofitam Equipement.

NOTE 18--PENSION COMMITMENTS

  Provision is not made for retirement benefits payable to the employees of the French companies, but these liabilities are disclosed as off-balance sheet commitments.

  These commitments are calculated on the basis of the age and accrued length of service of the employees concerned, and by taking account of their expected salary levels upon retirement and the probability that they will remain employees of the Division until retirement. The amounts payable are also calculated in accordance with the rules of the Collective Bargaining Agreement for the Metallurgical Industry.

  Retirement benefits payable to the employees of the foreign companies, where appropriate, are generally covered by pension funds.

--------------------------------------------------------------------------------
                                                             DEC    DEC    DEC
                                                             31,    31,    31,
(in FRF thousands)                                           1995   1994   1993
--------------------------------------------------------------------------------
Pension commitments........................................ 17 237 13 419 14 754
--------------------------------------------------------------------------------

NOTE 19--OTHER COMMITMENTS

--------------------------------------------------------------------------------
                                                         DEC 31, DEC 31, DEC 31,
(in FRF thousands)                                        1995    1994    1993
--------------------------------------------------------------------------------
Bank guarantees.........................................    --    2 190   2 196
Factored receivables....................................    --    2 410  11 000
Guarantees given on behalf of subsidiaries..............    --    3 573      --
Other...................................................    --    2 837      --
--------------------------------------------------------------------------------
    TOTAL ..............................................    --   11 010  13 196
--------------------------------------------------------------------------------

                       FUEL PUMP DIVISION OF SOFITAM S.A.

NOTE 20--LIST OF COMBINED COMPANIES

                                                                     PERCENTAGE
        COMPANY                 HEAD OFFICE              COUNTRY      INTEREST
        -------                 -----------              -------     ----------
 SOFITAM EQUIPEMENT.... 5, rue des Chardonnerets      France            100%
                        93290 TREMBLAY-EN-FRANCE
 SOFITAM INTERNATIONAL.
                        41/43, rue des Bas            France            100%
                        92600 ASNIERES
 SAM................... 5, rue des Chardonnerets      France            100%
                        93290 TREMBLAY-EN-FRANCE
 SOGEN................. 41/43, rue des Bas            France            100%
                        92600 ASNIERES
 BENNETT & SAUSER...... Fabrikstrasse n(degrees) 3,   Switzerland        50%
                        Tankanlagen
                        4530 SOLOTHURN 3
 SOFITAM PUMP SERVICES.
                        Adur Boatyard, Old Shoreham   United Kingdom     51%
                        Road
                        SHOREHAM-BY-SEA, West
                        Sussex
                        BN43 5TA
 SOFITAM NV............ Mecheisesteenweg 313/315      Belgium           100%
                        1800 VILVOORDE
 PARKE PENRHYN......... 1, rue Fries                  Switzerland       100%
                        1701 FRIBOURG
 SOFITAM IBERICA....... Poligono Urvasa, Calle        Spain              99%
                        Norte, Nave 27
                        08130 Sta. Perpetua de
                        Mogoda--
                        BARCELONE
 BENNETT FIMAC......... Quattordio Km 10800 SP 26     Italy              60%
                        14030 SCURZOLENGO (AT)
 MATAM................. 14, rue Rene Montanon         Morocco            50%
                        CASABLANCA
 COTTAM................ 116, Av. de l'Union du        Tunisia           100%
                        Maghreb Arabe
                        B.P. 117--LA SOUKRA 2036
 COSETAM............... B.P. 1237--DAKAR              Senegal            99%
 COCITAM............... Bld de Marseille, Zone 4C--   Ivorian Coast      99%
                        1048 ABIDJAN
 SOCATAM............... B.P. 3941--DOUALA             Cameroon          100%
 HAARMESSTECHNIK....... Gartnerstrasse 81d--25469     Germany            40%
                        HALSTENBEK
 EXCELSIOR............. Rue de Belfort                France             20%
                        25220 Roche-Les-Beaupre
 SOFITAM TANKTECHNIK...
                        Am Neumarkt 30, Oslohaus      Germany           100%
                        22041 HAMBURG

                      FUEL PUMP DIVISION OF SOFITAM S.A.

NOTE 21--SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES FOLLOWED BY THE FUEL PUMP DIVISION OF SOFITAM AND THOSE APPLICABLE UNDER US GAAP

  The Division's accounting policies comply with accounting principles generally accepted in France ("French GAAP"). Those accounting policies which differ significantly from accounting principles generally accepted in the United States ("US GAAP") are described below.

 (a) Research and development costs

  In accordance with the option provided by French GAAP, the Division capitalized certain research and development costs in 1994. As described in
Note 1, the Division changed its accounting treatment in respect of research and development costs in 1995. Costs of FRF 919 thousand incurred in 1995 were expensed and the remaining net book value of costs capitalized in 1994 of FRF 1 744 thousand was written off as an exceptional expense in 1995.

  Under US GAAP, these research and development costs would have been charged to operating income as incurred throughout the prior periods.

 (b) Purchased goodwill

  Under French GAAP, purchased goodwill may be retained on the balance sheet without amortization. As described in Note 1, the Division changed its accounting treatment for purchased goodwill in 1995 and started amortization over a 20 year period.

  Under US GAAP, goodwill must be amortized against income over a period not exceeding 40 years. In restating the combined financed statements to US GAAP, the estimated life of purchased goodwill is also 20 years.

 (c) Capital leases

  There is no obligation under French GAAP to capitalize fixed assets acquired through capital leases or long-term rental arrangements.

  Under US GAAP, capital leases are recorded at the beginning of the lease term as an asset and a liability at an amount equal to the present value of the minimum lease payments to be made during the lease term. The asset is amortized over its useful life.

 (d) Unrealized foreign exchange gains

  Under French GAAP, unrealized foreign exchange gains arising from the translation of foreign currency denominated payables or receivables are not recognized in the income statement.

  Under US GAAP, these gains are recognized as part of income.

 (e) Retirement indemnities

  In accordance with French legislation, the French companies have a defined benefit plan covering all employees at retirement. The plan provides for the payment of a lump sum retirement benefit. These payments are made upon retirement, but, if an employee leaves the Division prior to retirement age, the benefit lapses.

                      FUEL PUMP DIVISION OF SOFITAM S.A.

NOTE 21--SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES FOLLOWED BY THE FUEL PUMP DIVISION OF SOFITAM AND THOSE APPLICABLE UNDER US GAAP (CONTINUED)

  Under French GAAP, there is no requirement to record any provision in respect of the liability to pay retirement indemnities but, if not provided, the liability must be disclosed as an off balance sheet commitment. Retirement indemnity commitments disclosed by the Division amount to FRF 17 237 thousand, FRF 13 419 thousand and FRF 14 754 thousand at December 31, 1995, 1994 and 1993 respectively.

  For the purpose of restating the combined financial statements to US GAAP, provision must be made for projected retirement indemnity commitments. Partial provision has been made in accordance with the terms of SFAS 87, which allows the required provision to be established over the period of the average remaining working lives of the employees concerned. Part of the required provision has been charged to equity at December 31, 1992, with a further part charged to income in the financial statements. The remaining service period of employees expected to receive benefits was estimated at the adoption date.

  The discount rates used in determining the actuarial present value of projected benefit obligations were 7 percent, 8 percent and 6 percent respectively for 1995, 1994 and 1993. The assumed rate of increase in future compensation levels used is 4 percent per annum.

  The funding status of the defined benefit plan for the Division was as follows :

-------------------------------------------------------------------------------

                                                          DEC     DEC     DEC
                                                          31,     31,     31,
(in FRF thousands)                                        1995    1994    1993
--------------------------------------------------------------------------------
Projected benefit obligation for services rendered to
 date..................................................  17 237  13 419  14 754
Plan assets at market value............................      --      --      --
--------------------------------------------------------------------------------
PROJECTED BENEFIT OBLIGATION IN EXCESS OF PLAN ASSETS..  17 237  13 419  14 754
--------------------------------------------------------------------------------
Unrecognized transition obligation.....................  (5 308) (5 925) (6 542)
Unrecognized actuarial gains/(losses)..................  (1 990)   (132) (3 604)
--------------------------------------------------------------------------------
    NET ACCRUAL FOR RETIREMENT BENEFITS................   9 939   7 362   4 608
--------------------------------------------------------------------------------

  The net benefit plan costs (credits) are comprised of :

--------------------------------------------------------------------------------
(in FRF thousands)                                        1995    1994    1993
--------------------------------------------------------------------------------
Service cost...........................................     886   1 116     704
Interest cost on projected benefit obligations.........   1 074     885     818
Net amortization of unrecognized transition obligation.     617     617     617
(Gain)/losses..........................................      --     136      --
--------------------------------------------------------------------------------
    NET PERIODIC PENSION EXPENSE.......................   2 577   2 754   2 139
--------------------------------------------------------------------------------

                      FUEL PUMP DIVISION OF SOFITAM S.A.

NOTE 21--SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES FOLLOWED BY THE FUEL PUMP DIVISION OF SOFITAM AND THOSE APPLICABLE UNDER US GAAP (CONTINUED)

 (f) Waiver of debt

  In 1994, SOFITAM waived a debt of FRF 42 000 thousand due from SOGEN and BENNETT and SAUSER received a debt waiver of FRF 2 300 thousand from its shareholders. Under French GAAP, these debt waivers, totaling FRF 44 300 thousand, were treated as an exceptional profit in the accounts of the companies concerned.

  Under US GAAP, a debt waiver between a holding company and a subsidiary should be treated as a capital transaction and should not pass through the income statement.

 (g) Deferred income taxes

  Deferred taxes reflect the net tax effects of temporary differences between the bases used for financial reporting and income tax purposes. Significant components of the Division's deferred tax assets consist of the following :

-------------------------------------------------------------------------------
                                                     DEC 31,  DEC 31,  DEC 31,
                                                      1995     1994     1993
-------------------------------------------------------------------------------
FRANCE (1)..........................................  16 749   27 012   55 752
-------------------------------------------------------------------------------
  Ordinary loss carryforwards.......................      --       --   27 982
  Evergreen loss carryforwards......................   3 974   17 518   18 955
  Long term capital loss carryforwards..............     901      819      819
  Profit sharing, not currently deductible for tax..   2 854      316      606
  Inventory provisions, not currently deductible for
   tax..............................................   5 192    4 720    3 557
  Restructuring costs, not currently deductible for
   tax..............................................     113    1 034    2 100
  Deferred taxes on pensions and similar
   obligations......................................   3 644    2 454    1 536
  Other.............................................      71      151      197
-------------------------------------------------------------------------------
OUTSIDE FRANCE (2)..................................  12 977   16 473   15 227
-------------------------------------------------------------------------------
  Tax losses........................................  12 977   15 863   15 227
  Deferred taxes on research and development costs..      --      610       --
-------------------------------------------------------------------------------
    TOTAL DEFERRED TAX ASSETS (1 + 2)...............  29 726   43 485   70 979
-------------------------------------------------------------------------------
Less valuation allowance............................ (29 726) (43 485) (70 336)
Deferred tax assets, net of valuation allowance.....      --       --      643
Deferred tax liabilities............................      --       --     (643)
-------------------------------------------------------------------------------
DEFERRED TAX ASSET, NET.............................      --       --       --
-------------------------------------------------------------------------------

  No recognition has been made of deferred tax assets because, based on the information that would have been available at the end of each fiscal year and without the benefit of hindsight, their likelihood of realisation would not have appeared probable at the time.

 (h) Presentation of combined income statements

  The classification of certain items and the format of the Division's combined income statements presented under French GAAP differ in a number of ways from normal presentation under US GAAP. Under US GAAP income statement classification, exceptional items detailed in Note 14 would have been classified as a deduction from, or an addition to, income from operations. Employee profit sharing which is presented in a separate line item below income from operations under French GAAP, would also be classified as an operating expense under US GAAP. In addition, the format of the combined income statements under French GAAP is presented by nature of expense (personnel costs, depreciation, etc.). Under US GAAP, the format of the combined income statements would be presented by function of expense (cost of goods sold, selling, general & administration, etc.).

                      FUEL PUMP DIVISION OF SOFITAM S.A.

            NOTES TO THE COMBINED FINANCIAL STATEMENTS--(CONCLUDED)
NOTE 22--RECONCILIATION TO US GAAP

 (a) Net income

--------------------------------------------------------------------------------
(in FRF thousands)                                       1995    1994     1993
--------------------------------------------------------------------------------
GROUP INTEREST IN COMBINED NET INCOME.................. 22 441   37 070  (1 238)
Start up costs.........................................     74     (316)     --
Research and development costs.........................  1 744   (1 744)     --
Purchased goodwill.....................................     95       --      --
CAPITAL LEASE
  Interest expense..................................... (1 729)  (1 848) (1 957)
  Depreciation and amortization........................ (1 062)  (1 062) (1 062)
  Purchases used in production.........................  3 049    3 049   3 049
Unrealized foreign exchange gains/(losses).............    103     (285)     --
Pension and similar obligations........................ (2 577)  (2 754) (2 139)
Waiver of debt.........................................     --  (44 300)     --
Effect of reconciling items on minority interest.......    109      182    (773)
--------------------------------------------------------------------------------
    NET INCOME ACCORDING TO US GAAP.................... 22 247  (12 008) (4 120)
--------------------------------------------------------------------------------

  US GAAP adjustments are presented before tax and minority interests. There is no deferred tax impact of these adjusments because, as set out in Note 21 above, no net deferred tax assets nor liabilities have been recognised in the period. The impact of US GAAP adjustments on minority interests is separately identified in the above table.

 (b) Shareholders' equity

--------------------------------------------------------------------------------
                                                               DEC 31,  DEC 31,
(in FRF thousands)                                              1995     1994
--------------------------------------------------------------------------------
GROUP INTEREST IN THE SHAREHOLDERS' COMBINED EQUITY...........  55 039  (36 250)
Start up costs................................................    (222)    (316)
Research and development costs................................      --   (1 744)
Purchased goodwill............................................  (1 376)  (1 479)
CAPITAL LEASE
  Tangible fixed assets.......................................  17 838   18 900
  Related long term debt...................................... (18 032) (19 352)
Unrealized exchange gains.....................................     273      170
Pension and similar obligations...............................  (9 939)  (7 362)
Reversal of exceptional profit--debt waiver...................      --  (44 300)
Capital contribution--debt waiver.............................      --   44 300
Effect of reconciling items on minority interest..............      98      (11)
--------------------------------------------------------------------------------
    SHAREHOLDERS' EQUITY ACCORDING TO US GAAP.................  43 679  (47 444)
--------------------------------------------------------------------------------

  US GAAP adjustments are presented before tax and minority interests. There is no deferred tax impact of these adjustments because, as set out in Note 21 above, no net deferred tax assets nor liabilities have been recognised in the period. The impact of US GAAP adjustments on minority interests is separately identified in the above table.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICI-TATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICI-TATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUB-SEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    3
Incorporation of Certain Documents By Reference...........................    3
Summary...................................................................    4
Risk Factors..............................................................   13
The Exchange Offer........................................................   20
The Transactions..........................................................   27
Sources and Uses of Funds.................................................   28
Capitalization............................................................   29
Unaudited Pro Forma Condensed Combined Financial Statements...............   30
Selected Historical Financial Data of Tokheim.............................   38
Selected Historical Financial Data of Sofitam.............................   39
Management's Discussion and Analysis of Financial Condition and Results of
 Operations of Tokheim....................................................   40
Industry..................................................................   45
Business..................................................................   47
Management................................................................   54
Description of Bank Credit Agreement......................................   57
Description of the Notes..................................................   59
Book Entry; Delivery and Form.............................................
Certain United States Federal Income Tax Consequences.....................   83
Plan of Distribution......................................................   84
Legal Matters.............................................................   84
Independent Auditors......................................................   85
Index to Financial Statements.............................................  F-1

 UNTIL           , 1997 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEAL-
ERS EFFECTING TRANSACTIONS IN THE NEW NOTES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 $100,000,000

                                     LOGO

                              TOKHEIM CORPORATION

              11 1/2% SERIES B SENIOR SUBORDINATED NOTES DUE 2006

                               ----------------

                                  PROSPECTUS

                               ----------------

                               NOVEMBER   , 1996

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Chapter 37 of the Indiana Business Corporation Law ("IBCL") empowers an Indiana corporation to indemnify against liability an individual who is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), because such person is or was a director. To be eligible for indemnification, the director must have conducted himself in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Liability indemnified against includes the obligation to pay a judgment, settlement, penalty, fine (including an excise tax with respect to an employee benefit plan) or reasonable expenses incurred with respect to a Proceeding. A corporation may not indemnify a director pursuant to these requirements unless specifically authorized by the board of directors, legal counsel or the shareholders.

  Chapter 37 further provides that if a director is wholly successful, on the merits or otherwise, in the defense of any Proceeding to which he was a party because he is or was a director, the corporation must indemnify him against reasonable expenses incurred in connection with the Proceeding. A corporation may also pay for or reimburse a director's legal fees in advance of a final disposition in a proceeding in certain circumstance. Furthermore, a court may order a company to indemnify a director if it determines the director is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances. Chapter 37 also allows corporations to indemnify officers, employees or agents to the same extent as directors, and provides for mandatory or court-ordered indemnification for these persons as described above. Finally, the IBCL allows corporations to purchase and maintain insurance on behalf of directors, officers, employees or agents against liability asserted against or incurred by him in that capacity or arising from his status as such, whether or not the corporation would have the power to indemnify such person against liability under Chapter 37. The indemnification and advance of expenses in Chapter 37 do not exclude any other rights to indemnification and advance of expenses provided for under a corporation's articles of incorporation, bylaws, board resolution or by shareholder vote.

  The Registrant's Restated Articles of Incorporation and Bylaws provide for indemnification of the Registrant's officers and directors to the extent allowed by Indiana law. The Registrant has directors and officers liability insurance which protects each director and officer from certain claims and suits, including shareholder derivative suits, even where the director may be determined to not be entitled to indemnification under the IBCL and claims and suits arising under the Securities Act. The policy may also afford coverage under circumstances where the facts do not justify a finding that the director or officer acted in good faith and in a manner that was in or not opposed to the best interests of the Registrant.

  The foregoing represents a summary of the general effect of the IBCL, the Registrant's Restated Articles of Incorporation and Bylaws and directors and officers liability insurance coverage for purposes of general description only.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  The following Exhibits are filed as part of this Registration Statement:


     2         Option Agreement, dated as of May 7, 1996, between the
               Registrant and Sofitam S.A. (incorporated by reference to the Registrant's Current Report on Form 8-K, File No. 96-
               633231, dated September 6, 1996).
     3.1 Restated Articles of Incorporation of the Registrant, as filed with the Indiana Secretary of State on August 17, 1990 (incorporated by reference to the Registrant's Annual
               Report on Form 10-K/A for the year ended November 30, 1995, filed November 20, 1996).

      3.2      Bylaws of the Registrant, as restated on July 12, 1995
               (incorporated by reference to the Registrant's Annual Re-
               port on Form 10-K/A, for the year ended November 30, 1995, filed November 20, 1996).
      4.1      Rights Agreement, dated as of January 28, 1987, between
               the Registrant and Harris Trust and Savings Bank, as
               Rights Agent (incorporated by reference to the Regis-
               trant's Registration Statement on Form 8-A, File No. 1-
               6018, dated February 10, 1987).
      4.2      Indenture, dated as of August 23, 1996, between the Regis-
               trant and Harris Trust and Savings Bank, as Trustee (in-
               corporated by reference to the Registrant's Current Report on Form 8-K, File No. 96-633231, dated September 6, 1996).
      4.3      Registration Rights Agreement, dated as of August 23,
               1996, among the Registrant, BT Securities Corporation and
               First Chicago Capital Markets, Inc. (incorporated by ref-
               erence to the Registrant's Report on Form 10-Q/A for the
               quarter ended August 31, 1996, filed November 20, 1996).
      4.4      Credit Agreement, dated as of September 3, 1996, among the
               Registrant, certain subsidiaries of the Registrant (the
               "Borrowing Subsidiaries"), certain banks (the "Lenders")
               and NBD Bank, N.A. ("Agent") (incorporated by reference to the Registrant's Current Report on Form 8-K, File No. 96-
               633231, dated September 6, 1996).
      5        Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois)
               re: legality.
     10.1      Tokheim Corporation 1992 Stock Incentive Plan, established
               December 15, 1992 (incorporated by reference to the Regis-
               trant's Registration Statement on Form S-8, File No. 33-
               52167, dated February 4, 1994).
     10.2      Retirement Savings Plan for Employees of Tokheim Corpora-
               tion and Subsidiaries (incorporated by reference to Amend-
               ment No. 1 to the Registrant's Registration Statement on
               Form S-8, File No. 33-29710, dated August 1, 1989).
     10.3      Tokheim Corporation 1996 Key Management Incentive Bonus
               Plan (incorporated by reference to the Registrant's Report on Form 10-Q/A, for the quarter ended February 29, 1996,
               filed November 20, 1996).
     10.4      Employment Agreement, dated September 22, 1995, between
               the Registrant and Douglas K. Pinner (incorporated by ref-
               erence to the Registrant's Annual Report on Form 10-K/A,
               for the year ended November 30, 1995, filed November 20,
               1996).
     10.5      Employment Agreement, dated September 25, 1996, between
               the Registrant and John A. Negovetich.
     10.6      Employment Agreement dated April 1, 1996, between the Reg-
               istrant and C. B. Ellis, Jr. (incorporated by reference to the Registrant's Report on Form 10-Q/A, for the quarter
               ended May 31, 1996, filed November 20, 1996).
     10.7      Employment Agreement dated September 22, 1995, between the
               Registrant and Terry M. Fulmer (incorporated by reference
               to the Registrant's Annual Report on Form 10-K/A, for the
               year ended November 30, 1995, filed November 20, 1996).
     10.8      Employment Agreement dated September 25, 1996, between the
               Registrant and Arthur C. Prewitt.
     11        Statement re: Computation of Per Share Earnings (incorpo-
               rated by reference to the Registrant's Annual Report on
               Form 10-K/A, for the year ended November 30, 1995, and to
               the Reports on Form 10-Q/A for the quarters ended February
               29, May 31 and August 31, 1996, all filed November 20,
               1996).
     12        Statement re: Computation of Earnings to Fixed Charges.

     21        List of the Subsidiaries of the Registrant.
     23.1      Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois)
               (included in Exhibit 5).
     23.2      Consent of Coopers & Lybrand L.L.P.
     23.3      Consent of Salustro Reydel.
     24        Powers of attorney (included as part of the signature
               page).
     25        Statement of Eligibility and Qualification on Form T-1 un-
               der the Trust Indenture Act of 1939 of Harris Trust and
               Savings Banks as Trustee, under the Indenture relating to
               the 11 1/2% Senior Subordinated Notes due 2006.

     99.1      Form of Letter of Transmittal.
     99.2      Form of Notice of Guaranteed Delivery.
     99.3      Form of Letter to Brokers, Dealers, Commercial Banks,
               Trust Companies and Other Nominees.
     99.4      Form of Letter to Clients.

ITEM 22. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form or prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time if was declared effective.

    (2) For purposes of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form or prospectus shall be deemed to be a new registration statement relating to the securities offered therein and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF FORT WAYNE, STATE OF INDIANA ON THIS 19TH DAY OF NOVEMBER, 1996.

                                          Tokheim Corporation

                                                 /s/ Douglas K. Pinner
                                          By:__________________________________
                                                    Douglas K. Pinner,
                                             Chairman of the Board, President,
                                                Chief Executive Officer and
                                                         Director

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED. EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS NORMAN L. ROELKE HIS TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENTS, WITH FULL POWERS OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEY-IN-FACT AND AGENTS, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS, OR HIS SUBSTITUTE, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
      /s/ Douglas K. Pinner          Chairman of the Board,        November 19, 1996
____________________________________   President and Chief
         Douglas K. Pinner             Executive Officer and
                                       Director

   /s/ Gerald H. Frieling, Jr.       Vice Chairman of the Board    November 19, 1996
____________________________________   of Directors and Director
      Gerald H. Frieling, Jr.

     /s/ John A. Negovetich          President, Tokheim, North     November 19, 1996
____________________________________   America and Acting Chief
         John A. Negovetich            Financial Officer

     /s/ Walter S. Ainsworth         Director                      November 19, 1996
____________________________________
        Walter S. Ainsworth

     /s/ Robert M. Akin, III         Director                      November 19, 1996
____________________________________
        Robert M. Akin, III

       /s/ James K. Baker            Director                      November 19, 1996
____________________________________
           James K. Baker

      /s/ Bernard D. Cooper          Director                      November 19, 1996
____________________________________
         Bernard D. Cooper

      /s/ Richard W. Hansen          Director                      November 19, 1996
____________________________________
         Richard W. Hansen

   /s/ Dr. Winfred M. Phillips       Director                      November 19, 1996
____________________________________
      Dr. Winfred M. Phillips

       /s/ Ian M. Rolland            Director                      November 19, 1996
____________________________________
           Ian M. Rolland


                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                             DESCRIPTION
  -------                            -----------
  2        Option Agreement, dated as of May 7, 1996, between the Regis-
           trant and Sofitam S.A. (incorporated by reference to the Reg-
           istrant's Current Report on Form 8-K, File No. 96-633231,
           dated September 6, 1996).
  3.1      Restated Articles of Incorporation of the Registrant, as filed with the Indiana Secretary of State on August 17, 1990 (incor-
           porated by reference to the Registrant's Annual Report on Form
           10-K/A for the year ended November 30, 1995, filed November
           20, 1996).
  3.2      Bylaws of the Registrant, as restated on July 12, 1995 (incor-
           porated by reference to the Registrant's Annual Report on Form
           10-K/A, for the year ended November 30, 1995, filed November
           20, 1996).
  4.1      Rights Agreement, dated as of January 28, 1987, between the
           Registrant and Harris Trust and Savings Bank, as Rights Agent
           (incorporated by reference to the Registrant's Registration
           Statement on Form 8-A, File No. 1-6018, dated February 10,
           1987).
  4.2      Indenture, dated as of August 23, 1996, between the Registrant and Harris Trust and Savings Bank, as Trustee (incorporated by reference to the Registrant's Current Report on Form 8-K, File
           No. 96-633231, dated September 6, 1996).
  4.3      Registration Rights Agreement, dated as of August 23, 1996, among the Registrant, BT Securities Corporation and First Chi-
           cago Capital Markets, Inc. (incorporated by reference to the
           Registrant's Report on Form 10-Q/A for the quarter ended Au-
           gust 31, 1996, filed November 20, 1996).
  4.4      Credit Agreement, dated as of September 3, 1996, among the
           Registrant, certain subsidiaries of the Registrant (the "Bor-
           rowing Subsidiaries"), certain banks (the "Lenders") and NBD
           Bank, N.A. ("Agent") (incorporated by reference to the Regis-
           trant's Current Report on Form 8-K, File No. 96-633231, dated
           September 6, 1996).
  5        Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois) re:
           legality.
 10.1      Tokheim Corporation 1992 Stock Incentive Plan, established De-
           cember 15, 1992 (incorporated by reference to the Registrant's
           Registration Statement on Form S-8, File No. 33-52167, dated
           February 4, 1994).
 10.2      Retirement Savings Plan for Employees of Tokheim Corporation
           and Subsidiaries (incorporated by reference to Amendment No. 1 to the Registrant's Registration Statement on Form S-8, File
           No. 33-29710, dated August 1, 1989).
 10.3      Tokheim Corporation 1996 Key Management Incentive Bonus Plan
           (incorporated by reference to the Registrant's Report on Form
           10-Q/A, for the quarter ended February 29, 1996, filed Novem-
           ber 20, 1996).
 10.4      Employment Agreement, dated September 22, 1995, between the
           Registrant and Douglas K. Pinner (incorporated by reference to the Registrant's Annual Report on Form 10-K/A, for the year ended November 30, 1995, filed November 20, 1996).
 10.5      Employment Agreement, dated September 25, 1996, between the
           Registrant and John A. Negovetich.
 10.6      Employment Agreement dated April 1, 1996, between the Regis-
           trant and C. B. Ellis, Jr. (incorporated by reference to the
           Registrant's Report on Form 10-Q/A, for the quarter ended May
           31, 1996, filed November 20, 1996).

  EXHIBIT
  NUMBER                             DESCRIPTION
  -------                            -----------
 10.7      Employment Agreement dated September 22, 1995, between the
           Registrant and Terry M. Fulmer (incorporated by reference to the Registrant's Annual Report on Form 10-K/A, for the year ended November 30, 1995, filed November 20, 1996).
 10.8      Employment Agreement dated September 25, 1996, between the
           Registrant and Arthur C. Prewitt.
 11        Statement re: Computation of Per Share Earnings (incorporated by reference to the Registrant's Annual Report on Form 10-K/A, for the year ended November 30, 1995, and to the Reports on
           Form 10-Q/A for the quarters ended February 29, May 31 and Au-
           gust 31, 1996, all filed November 20, 1996).
 12        Statement re: Computation of Earnings to Fixed Charges.
 21        List of the Subsidiaries of the Registrant.
 23.1      Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois)
           (included in Exhibit 5).
 23.2      Consent of Coopers & Lybrand L.L.P.
 23.3      Consent of Salustro Reydel.
 24        Powers of attorney (included as part of the signature page).
 25        Statement of Eligibility and Qualification on Form T-1 under the Trust Indenture Act of 1939 of Harris Trust and Savings
           Banks as Trustee, under the Indenture relating to the 11 1/2%
           Senior Subordinated Notes due 2006.

 99.1      Form of Letter of Transmittal.
 99.2      Form of Notice of Guaranteed Delivery.
 99.3      Form of Letter to Brokers, Dealers, Commercial Banks, Trust
           Companies and Other Nominees.
 99.4      Form of Letter to Clients.